Form 10-K405, Exhibit 13
period 1996-12-31
OUTBACK STEAKHOUSE INC
filed 1997-03-31
CIK 874691

                                                                  EXHIBIT 13.01

FINANCIALS
================================================================================

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
--------------------------------------------------------------------------------
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

At December 31, 1996, Outback Steakhouse, Inc. and Affiliates (the "Company") had 318 Outback Steakhouse restaurants in which it had a direct ownership interest ("Company-owned"), and 55 Outback Steakhouse restaurants operated by unaffiliated franchisees. The system also included 36 Company-owned Carrabba's Italian Grills and twelve Carrabba's Italian Grills operated by joint ventures in which the Company had a 45% interest ("Development Joint Ventures").

     All of the Company-owned restaurants are organized as partnerships in which the Company is a general partner. The Company's ownership interests range from 71% to 90%, and the minority interests are owned by the restaurant managers and area operating partners. The results of operations of Company-owned restaurants are included in the consolidated operating results of the Company. The portion of the income attributable to the minority interests of restaurant managers and area operating partners is eliminated in the line item in the Company's Consolidated Statements of Income entitled "Elimination of minority partners' interest."

     The Development Joint Venture restaurants are organized as general partnerships in which the Company owns 50% of the partnership and its joint venture partner owns 50%. The restaurant manager of each restaurant owned by a Development Joint Venture purchases a 10% interest in the restaurant he or she manages. The Company is responsible for 50% of the costs of new restaurants operated as Development Joint Ventures and the Company's joint venture partner is responsible for the other 50%. The income derived from restaurants operated as Development Joint Ventures is presented in the line item"Loss (income) from operations of unconsolidated affiliates" in the Company's Consolidated Statements of Income.

     The Company derives no direct income from the operations of franchised restaurants other than franchise fees and royalties, which are included in the Company's revenues.

          COMPANY REVENUES                         SYSTEM - WIDE SALES
------------------------------------       ------------------------------------
     (in thousands of dollars)                  (in thousands of dollars)
       91        $  91,000                        91        $   91,000
       92        $ 190,568                        92        $  195,508
       93        $ 336,885                        93        $  348,000
       94        $ 516,926                        94        $  557,000
       95        $ 733,692                        95        $  827,000
       96        $ 937,400                        96        $1,077,000

RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

The following table sets forth, for the periods indicated, (i) the percentages which the items in the Company's Consolidated Statements of Income bear to total revenues or restaurant sales, as indicated, and (ii) selected operating data:

                                                                                        YEARS ENDED DECEMBER 31,
                                                                              --------------------------------------------
STATEMENTS OF INCOME DATA:                                                      1996              1995              1994
---------------------------------------------------------------------------   --------          --------          --------
Revenues:
     Restaurant sales .....................................................       99.3%             99.5%             99.7%
     Franchise fees .......................................................        0.7               0.5               0.3
                                                                              --------          --------          --------
                                                                                 100.0             100.0             100.0
                                                                              ========          ========          ========
Costs and expenses:
     Cost of sales(1) .....................................................       39.0              39.3              39.2
     Labor and other related(1) ...........................................       23.0              22.4              21.5
     Other restaurant operating(1) ........................................       21.0              20.6              21.1
     General and administrative ...........................................        3.6               3.6               3.7
     Loss (income) from operations of unconsolidated affiliates ...........                         (0.1)             (0.3)
Income from operations ....................................................       13.9              14.6              15.0
Interest income (expense), net ............................................       (0.1)             (0.2)             (0.1)
                                                                              --------          --------          --------
Income before elimination of minority partners' interest
     and provision for income taxes .......................................       13.8              14.4              14.9
Elimination of minority partners' interest ................................        1.9               2.1               2.3
                                                                              --------          --------          --------
Income before income taxes ................................................       11.9              12.3              12.6
Provision for income taxes (2) ............................................        4.3               4.4               4.6
                                                                              --------          --------          --------
Net income(2) .............................................................        7.6%              7.9%              8.0%
                                                                              ========          ========          ========

SYSTEM-WIDE SALES (MILLIONS OF DOLLARS):
---------------------------------------------------------------------------
Outback Steakhouses
     Company-owned restaurants ............................................   $    892          $    716          $    516
     Franchised and joint venture restaurants .............................        125                82                33
                                                                              --------          --------          --------
                                                                              $  1,017          $    798          $    549
                                                                              --------          --------          --------
Carrabba's Italian Grills
     Company-owned restaurants ............................................   $     39          $     14
     Joint venture restaurants ............................................         21                15          $      8
                                                                              --------          --------          --------
                                                                              $     60          $     29          $      8
                                                                              --------          --------          --------
System-wide total .........................................................   $  1,077          $    827          $    557
                                                                              ========          ========          ========
NUMBER OF RESTAURANTS (AT END OF PERIOD):
Outback Steakhouses
     Company-owned restaurants                                                     318               258               193
     Franchised and joint venture restaurants .............................         55                39                21
                                                                              --------          --------          --------
                                                                                   373               297               214
                                                                              --------          --------          --------
Carrabba's Italian Grills
     Company-owned restaurants ............................................         36                13
     Joint venture restaurants ............................................         12                10                10
                                                                              --------          --------          --------
                                                                                    48                23                10
                                                                              --------          --------          --------
System-wide total .........................................................        421               320               224
                                                                              ========          ========          ========

----------
(1) As a percentage of restaurant sales.
(2) Amounts are pro forma for 1995 and 1994. See Note 11 of Notes to Consolidated Financial Statements.


                                                                            [11]

            NET INCOME                            EARNINGS PER SHARE
------------------------------------      ------------------------------------
     (in thousands of dollars)
       91        $  6,064                        91        $ .17
       92        $ 14,666                        92        $ .34
       93        $ 24,926                        93        $ .53
       94        $ 41,196                        94        $ .86
       95        $ 57,911                        95        $1.19
       96        $ 71,613                        96        $1.45

================================================================================

FISCAL YEARS 1996, 1995 AND 1994
--------------------------------------------------------------------------------

REVENUES. Total revenues increased by 27.8% between 1995 and 1996, and by 41.9% between 1994 and 1995. The increase in revenues in 1996 was attributable to the opening of new restaurants partially offset by a 1.1% decrease in comparable store sales. The decrease in comparable store sales resulted from lower customer check averages in the second quarter of 1996, the impact of the Olympics in July and August, and reduced customer counts resulting from increased competition in the last quarter of 1996. The increase in revenues in 1995 as compared with 1994 was attributable to the opening of new restaurants and a 1.1% increase in comparable store sales. The increase in comparable store sales reflected an increase in customer counts and a 1.2% menu price increase in September 1995.

COSTS AND EXPENSES. Costs of sales, consisting of food and beverage costs, decreased by 0.3% of restaurant sales to 39.0% in 1996 as compared with 39.3% in 1995. Of the decrease, 0.1% resulted from an increase in the proportion of Carrabba's Italian Grills ("Carrabba's") in operation which have lower average food costs than Outback Steakhouses. The remainder of the decrease resulted from commodity cost decreases for shrimp and produce, partially countered by price increases in meat and dairy. Cost of sales increased as a percentage of restaurant sales to 39.3% in 1995 as compared with 39.2% in 1994. Commodity cost increases in shrimp, produce and baby back ribs in 1995 were partially offset by favorable meat prices and menu price changes in September 1995.

     Labor and other related expenses include all direct and indirect labor costs incurred in operations. Labor expenses as a percentage of restaurant sales increased by 0.6% to 23.0% in 1996 as compared with 22.4% in 1995. Of the increase, 0.4% was attributable to an increase in the proportion of Carrabba's in operation which have higher average labor costs than Outback Steakhouses. The remainder of the increase resulted from higher labor costs in new markets, an increase in wage rates in certain markets, and an overall increase in back of the house wage rates due to a competitive labor market. Labor expenses as a percentage of restaurant sales increased to 22.4% in 1995 from 21.5% in 1994. This increase was attributable to the cost of the Company's health insurance plan implemented in February 1995, higher labor costs in new markets, and increased wage rates in certain other markets.

     Restaurant operating expenses include all other unit-level operating costs, the major components of which are operating supplies, rent, repairs and maintenance, advertising expenses, utilities, depreciation and amortization and other occupancy costs. A substantial portion of these expenses are fixed or indirectly variable. These costs as a percentage of restaurant sales increased by 0.4%, to 21.0%, during 1996 as compared with 20.6% in 1995. This increase was attributable to an increase in the proportion of Carrabba's in operation which have higher operating expenses as a percentage of restaurant sales than Outback Steakhouses due to lower average unit volumes. In 1995 as compared with 1994, restaurant operating expenses decreased by 0.5% to 20.6% of restaurant sales. This decrease was attributable to improved operating efficiencies achieved by mature restaurants combined with lower occupancy expenses as the proportion of owned versus leased restaurants increased in 1995.

     General and administrative expenses as a percentage of revenues was 3.6% in both 1996 and 1995 and 3.7% in 1994. The decrease from 1994 to 1995 was due to the opening of new restaurants.

LOSS (INCOME) FROM OPERATIONS OF UNCONSOLIDATED AFFILIATES. Loss (income) from operations of unconsolidated affiliates represents the Company's portion of net income or loss from Carrabba's Italian Grills and Outback Steakhouses operated as Development Joint Ventures. The loss from Development Joint Ventures was $102,000 in 1996 compared with income of $442,000 in 1995 and $1,269,000 in
1994. These decreases were attributable to


[12]

                                                  LONG - TERM DEBT
                                          ------------------------------------
                                               (in thousands of dollars)
                                                 91        $ 3,298
                                                 92        $ 5,570
                                                 93        $11,718
                                                 94        $20,699
                                                 95        $37,905
                                                 96        $47,595

================================================================================

losses from Carrabba's Texas operations, and to fewer Outback Steakhouses operating as Development Joint Ventures as a result of the restructuring of the Company's Nevada operations in April 1996.

INCOME FROM OPERATIONS. As a result of the increase in revenues, the changes in the relationship between revenues and expenses discussed above and the opening of new restaurants, income from operations increased by $23,876,000 to $130,917,000 in 1996 as compared with $107,041,000 in 1995, and by $29,831,000 to $107,041,000 in 1995 as compared with $77,210,000 in 1994.

INTEREST INCOME (EXPENSE), NET. Net interest expense was $1,096,000 in 1996 as compared with $1,375,000 in 1995 and $302,000 in 1994. The year to year changes in interest expense reflected changes in available cash and cash equivalents and investment securities earning interest, fluctuations in interest rates on the Company's line of credit, and changes in borrowing needs as funds have been expended to finance new restaurants. See Note 5 of Notes to Consolidated Financial Statements.

ELIMINATION OF MINORITY PARTNERS' INTEREST. This line item represents the portion of income from operations included in consolidated operating results attributable to the ownership interests of restaurant managers and area operating partners in Company-owned restaurants. As a percentage of revenues these costs were 1.9%, 2.1% and 2.3% in 1996, 1995 and 1994, respectively. The decrease in this ratio from year to year reflected changes in overall restaurant operating margins combined with changes in minority partners' ownership interests as a result of the restructuring of the Company's Dallas and Houston joint ventures in 1995.

PRO FORMA PROVISION FOR INCOME TAXES. The provision for income taxes, in all three years presented reflected expected income taxes at the federal statutory rate and state income tax rates, net of the federal benefit. The effective income tax rate for pro forma income taxes was 36% in both 1996 and 1995 and 36.6% in 1994. The decrease in the effective tax rate from 1994 was attributable to changes in the federal income tax statutes in 1995.

NET INCOME AND EARNINGS PER COMMON SHARE. Net income for 1996 was $71,613,000, an increase of 23.7% over pro forma net income of $57,911,000 in 1995. Pro forma net income for 1994 was $41,196,000. Earnings per common share increased to $1.45 for 1996 from pro forma earnings per common share of $1.19 in 1995, an increase of 21.9%.Pro forma earnings per common share increased to $1.19 for 1995 as compared with $0.86 in 1994, an increase of 38.4%.




                                                                            [13]

           TOTAL ASSETS                           STOCKHOLDERS EQUITY
------------------------------------      ------------------------------------
     (in thousands of dollars)                 (in thousands of dollars)
       91        $ 48,010                        91        $ 32,769
       92        $131,436                        92        $103,997
       93        $174,794                        93        $139,059
       94        $259,118                        94        $186,697
       95        $372,271                        95        $266,764
       96        $469,843                        96        $342,439

================================================================================

LIQUIDITY AND CAPITAL RESOURCES

     The following table presents a summary of the Company's cash flows for the last three fiscal years:

                                                            1996           1995           1994
                                                            ----           ----           ----
                                                                      (in thousands)
Net cash provided by operating activities ...........    $ 122,799      $ 100,758      $  75,976
Net cash used in investing activities ...............     (126,631)      (119,104)       (86,845)
Net cash (used in) provided by financing activities..       (7,596)        24,063          5,858
                                                         ---------      ---------      ---------
Net (decrease) increase in cash and cash equivalents.    $ (11,428)     $   5,717      $  (5,011)
                                                         =========      =========      =========

The Company requires capital principally for the development of Company-owned and Development Joint Venture restaurants. Capital expenditures totalled approximately $130,987,000, $121,552,000 and $84,320,000 in 1996, 1995 and
1994, respectively. The Company either leases its restaurants under operating leases for initial periods ranging from five to 15 years or purchases free standing restaurants where it is cost effective. As of December 31, 1996, there were approximately 192 restaurants developed on properties which were owned by the Company. See Note 9 of Notes to Consolidated Financial Statements.

     At December 31, 1996 the Company has two unsecured lines of credit totalling $82,500,000. Approximately $3,300,000 is committed for the issuance of letters of credit, some of which are to secure loans made by the bank to certain franchisees, and $45,320,000 has been drawn by the Company to finance capital expenditures. See Note 5 of Notes to Consolidated Financial Statements.

     The Company's goal is to add new restaurants to the Outback system in each of 1997 and 1998, primarily through the development of 50 to 55 Company-owned Outback Steakhouses and 15 to 20 franchised Outback Steakhouses each year. The Company also intends to add 20 to 25 Carrabba's Italian Grills, the majority of which will be Company-owned restaurants in each of 1997 and 1998. The Company estimates that its capital expenditures for the development of new restaurants will be approximately $128 million in each of 1997 and 1998 and intends to finance this development with income from operations and the unused portion of the revolving line of credit referred to above. The Company anticipates that 80% to 90% of the Company-owned restaurants to be opened in 1997 will be free-standing units.

     The Company notes that a variety of factors could cause the actual results and experience to differ from the anticipated results referred to in the previous paragraph. The Company's forward looking statements regarding its development schedule for new restaurant openings are subject to a number of risk factors including:

     (i) Ability to secure appropriate real estate sites at acceptable prices;

     (ii) Ability to obtain all required governmental permits including zoning approvals and liquor licenses on a timely basis;

     (iii) Impact of government moratoriums or approval processes which could result in significant delays;

     (iv)  Ability to secure all necessary contractors and sub-contractors;

     (v) Union activities such as picketing and hand billing which could delay construction;

     (vi) Weather and acts of God beyond the Company's control resulting in construction delays.

IMPACT OF INFLATION

The Company has not operated in a highly inflationary period and does not believe that inflation has had a material effect on sales or expenses during the last three years. To the extent permitted by competition, the Company expects to mitigate increased costs by increasing menu prices.


[14]