Form 10-K405, Exhibit 13
period 1996-12-31
OUTBACK STEAKHOUSE INC
filed 1997-03-31
CIK 874691

                                                                  EXHIBIT 13.02




INDEPENDENT AUDITORS' REPORT
-----------------------------------------------------------------------------

To the Board of Directors and
Stockholders of Outback Steakhouse, Inc.
Tampa, Florida

We have audited the accompanying consolidated balance sheets of Outback Steakhouse, Inc. and Affiliates (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Outback Steakhouse, Inc. and Affiliates as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE LLP
Tampa, Florida
February 21, 1997




                                                                            [15]

OUTBACK STEAKHOUSE, INC.
--------------------------------------------------------------------------------
                          CONSOLIDATED BALANCE SHEETS

                                                                                     December 31,
                                                                               ----------------------
                                                                                 1996           1995
                                                                               --------       --------
ASSETS                                                                              (in thousands)
Current Assets
    Cash and cash equivalents ..........................................       $ 15,661       $ 27,089
    Short-term investment securities ...................................                         1,176
    Inventories ........................................................         16,637          6,474
    Other current assets ...............................................          8,810         12,984
                                                                               --------       --------
       Total current assets ............................................         41,108         47,723
PROPERTY, FIXTURES AND EQUIPMENT, NET ..................................        397,759        290,630
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES ...............         13,968         17,250
OTHER ASSETS ...........................................................         17,008         16,668
                                                                               --------       --------
                                                                               $469,843       $372,271
                                                                               ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Accounts payable ...................................................       $ 27,824       $ 20,285
    Sales taxes payable ................................................          6,027          4,358
    Accrued expenses ...................................................         19,208         13,331
    Unearned revenue ...................................................         20,334         17,632
    Current portion of long-term debt ..................................            706          3,000
                                                                               --------       --------
       Total current liabilities .......................................         74,099         58,606
DEFERRED INCOME TAXES ..................................................          1,141          1,298
LONG-TERM DEBT .........................................................         47,595         37,905
INTEREST OF MINORITY PARTNERS IN CONSOLIDATED PARTNERSHIPS .............          1,569          2,698
OTHER LONG-TERM LIABILITIES ............................................          3,000          5,000
                                                                               --------       --------
       Total liabilities ...............................................        127,404        105,507
                                                                               --------       --------
COMMITMENTS AND CONTINGENCIES (NOTES 5 AND 9)

STOCKHOLDERS' EQUITY
    Common stock, $0.01 par value, 100,000 shares
        authorized; 48,009 and 47,503 shares issued and outstanding
        as of December 31, 1996 and 1995, respectively .................            480            475
    Additional paid-in capital .........................................        111,941        107,884
    Retained earnings ..................................................        230,018        158,405
                                                                               --------       --------
       Total stockholders' equity ......................................        342,439        266,764
                                                                               --------       --------
                                                                               $469,843       $372,271
                                                                               ========       ========



                See Notes to Consolidated Financial Statements.



[16]

OUTBACK STEAKHOUSE, INC.
--------------------------------------------------------------------------------
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                YEARS ENDED DECEMBER 31,
                                                                       -------------------------------------
                                                                          1996           1995           1994
                                                                       ---------      ---------     ---------
                                                                        (in thousands, except per share data)
REVENUES ..........................................................    $ 937,400      $ 733,692     $ 516,926
                                                                       ---------      ---------     ---------
COSTS AND EXPENSES
    Cost of revenues ..............................................      363,285        286,762       202,250
    Labor and other related .......................................      214,038        163,747       110,787
    Other restaurant operating ....................................      195,229        150,409       108,952
    General and administrative ....................................       33,829         26,175        18,996
    Loss (income) from operations of unconsolidated affiliates ....          102           (442)       (1,269)
                                                                       ---------      ---------     ---------
                                                                         806,483        626,651       439,716
                                                                       ---------      ---------     ---------
INCOME FROM OPERATIONS ............................................      130,917        107,041        77,210
NON-OPERATING INCOME (EXPENSE) ....................................       (1,096)        (1,375)         (302)
                                                                       ---------      ---------     ---------
INCOME BEFORE ELIMINATION OF MINORITY PARTNERS' INTEREST
    AND PROVISION FOR INCOME TAXES ................................      129,821        105,666        76,908
ELIMINATION OF MINORITY PARTNERS' INTEREST ........................       17,925         15,181        11,930
                                                                       ---------      ---------     ---------
INCOME BEFORE PROVISION FOR INCOME TAXES ..........................      111,896         90,485        64,978
PROVISION FOR INCOME TAXES ........................................       40,283         29,167        21,602
                                                                       ---------      ---------     ---------
NET INCOME ........................................................    $  71,613      $  61,318     $  43,376
                                                                       =========      =========     =========
EARNINGS PER COMMON SHARE .........................................    $    1.45      $    1.25     $    0.91
                                                                       ---------      ---------     ---------

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING ..............       49,289         48,877        47,674
                                                                       =========      =========     =========

PRO FORMA:
PROVISION FOR INCOME TAXES ........................................                      32,574        23,782
                                                                                      ---------     ---------
NET INCOME ........................................................                   $  57,911     $  41,196
                                                                                      =========     =========

EARNINGS PER COMMON SHARE .........................................                   $    1.19     $    0.86
                                                                                      =========     =========

                See Notes to Consolidated Financial Statements.





                                                                            [17]

OUTBACK STEAKHOUSE, INC.
--------------------------------------------------------------------------------
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 COMMON       COMMON       ADDITIONAL
                                 STOCK        STOCK         PAID-IN      RETAINED
                                 SHARES       AMOUNT        CAPITAL      EARNINGS       TOTAL
                                 ------       ------        ---------    --------       -----
                                                         (in thousands)
Balance, December 31, 1993 ..    46,111      $   461      $ 83,139      $  55,459     $ 139,059
Issuance of Common Stock ....       488            4         6,006                        6,010
Distributions ...............                                              (1,748)       (1,748)
Net income ..................                                              43,376        43,376
                                 ------      -------      --------      ---------     ---------
Balance, December 31, 1994 ..    46,599          465        89,145         97,087       186,697
Issuance of Common Stock ....       904           10        18,739                       18,749
Net income ..................                                              61,318        61,318
                                 ------      -------      --------      ---------     ---------
Balance, December 31, 1995 ..    47,503          475       107,884        158,405       266,764
Issuance of Common Stock ....       506            5         4,057                        4,062
Net income ..................                                              71,613        71,613
                                 ------      -------      --------      ---------     ---------
BALANCE, DECEMBER 31, 1996 ..    48,009      $   480      $111,941      $ 230,018     $ 342,439
                                 ======      =======      ========      =========     =========

                See Notes to Consolidated Financial Statements.




[18]

                                   CASH FLOW

OUTBACK STEAKHOUSE, INC.
--------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                          YEARS ENDED DECEMBER 31,
                                                                                     ----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                                    1996        1995         1994
                                                                                     ---------    ---------    ---------
                                                                                                (in thousands)
Net income ........................................................................  $  71,613    $  61,318    $  43,376
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation ..................................................................     23,858       15,699       11,362
    Amortization ..................................................................     11,670       10,151        6,604
    (Gain) loss from sale of investment securities ................................                    (133)          29
    Minority partners' interest in consolidated partnerships' income ..............     17,925       15,181       11,930
    Loss (income) from operations of unconsolidated affiliates ....................        102         (442)      (1,269)
CHANGE IN ASSETS AND LIABILITIES:
    Increase in inventories .......................................................    (10,163)      (1,246)        (859)
    Increase in other current assets ..............................................      4,174        1,636       (9,212)
    Increase in other assets ......................................................    (12,010)     (13,997)      (9,146)
    Increase in accounts payable, sales taxes
        payable and accrued expenses ..............................................     15,085        7,916       16,760
    Increase in unearned revenue ..................................................      2,702        4,426        6,525
    Decrease in other long-term liabilities .......................................     (2,000)
    (Decrease) increase in deferred income taxes ..................................       (157)         249         (124)
                                                                                     ---------    ---------    ---------
    Net cash provided by operating activities .....................................    122,799      100,758       75,976
                                                                                     ---------    ---------    ---------
CASH FLOWS USED IN INVESTING ACTIVITIES:
    Purchases of investment securities ............................................                            $    (163)
    Sales of investment securities ................................................  $   1,176    $   5,012        9,613
    Capital expenditures ..........................................................   (130,987)    (121,552)     (84,320)
    Payments from unconsolidated affiliates .......................................                     732        1,472
    Distribution to unconsolidated affiliates .....................................       (312)        (344)        (539)
    Change in investments in and advances to unconsolidated affiliates ............      3,492       (2,952)     (12,908)
                                                                                     ---------    ---------    ---------
    Net cash used in investing activities .........................................   (126,631)    (119,104)     (86,845)
                                                                                     ---------    ---------    ---------
CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES:
    Adjustments from stock transactions ...........................................  $   4,062    $  18,749    $   6,010
    Proceeds from issuance of long-term debt ......................................     48,037       35,198       24,580
    Proceeds from minority partners' contributions ................................      2,100        2,150        1,775
    Distributions to minority partners' and shareholders ..........................    (21,154)     (17,042)     (10,907)
    Repayments of long-term debt ..................................................    (40,641)     (14,992)     (15,600)
                                                                                     ---------    ---------    ---------
    Net cash (used in) provided by financing activities ...........................     (7,596)      24,063        5,858
                                                                                     ---------    ---------    ---------
Net (decrease) increase in cash and cash equivalents ..............................    (11,428)       5,717       (5,011)
Cash and cash equivalents at the beginning of the period ..........................     27,089       21,372       26,383
                                                                                     ---------    ---------    ---------
Cash and cash equivalents at the end of the period ................................  $  15,661       27,089       21,372
                                                                                     =========    =========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid for interest ........................................................  $   2,419    $   1,586    $   1,332
    Cash paid for income taxes ....................................................     53,261       29,100       24,625

                See Notes to Consolidated Financial Statements.



                                                                            [19]

OUTBACK STEAKHOUSE, INC.
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION - Outback Steakhouse, Inc. and Affiliates (the "Company") was formed for the purpose of developing casual dining restaurants. The Company's restaurants are generally organized as partnerships, with the Company as the general partner.

     Profits and losses of each partnership are shared based on respective partnership interest percentages, as are cash distributions and capital contributions with certain defined exceptions.

     Additional Outback Steakhouse restaurants in which the Company has no direct investment are operated under franchise agreements.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts and operations of the Company and affiliated partnerships in which the Company is a general partner and owns more than a 50% interest. All material balances and transactions between the consolidated entities have been eliminated.

     Unconsolidated affiliates are accounted for using the equity method.

CASH AND CASH EQUIVALENTS - Cash equivalents consist of investments which are readily convertible to cash with maturities of three months or less.

INVESTMENT SECURITIES - Investment securities are classified as "available for sale" and reported at amortized cost which approximates market value.

INVENTORIES - Inventories consist of food and beverages, and are stated at the lower of cost (first-in, first-out) or market. The Company will periodically make advance purchases of various inventory items to ensure adequate supply or obtain favorable pricing. At December 31, 1996, inventories included approximately $7,300,000 in advance purchases.

PREOPENING COSTS - Preopening costs, consisting of marketing and training costs, are amortized primarily over twelve months.

UNEARNED REVENUES - Unearned revenues represent gift certificates sold but not yet redeemed. Sales are recognized upon redemption of the gift certificates.

PROPERTY, FIXTURES AND EQUIPMENT - Property, fixtures and equipment are stated at cost. Depreciation and amortization are provided on a straight line basis over the estimated useful service lives of the related assets which range from 3 to 39.5 years.

     Periodically, the Company evaluates the recoverability of the net carrying value of its property, fixtures and equipment by estimating its fair value. The fair value is compared to the carrying amount in the consolidated financial statements. A deficiency in fair value relative to carrying amount is an indication of the need for a writedown due to impairment. If the total of future undiscounted cash flows were less than the carrying amount of the property, fixtures and equipment, such carrying amount would be written down to the fair value, and a loss on impairment recognized by a charge to earnings. The Company's accounting policy complies with Statement of Financial Accounting Standards No. 121.

CONSTRUCTION IN PROGRESS - The Company capitalizes all direct costs incurred in the construction of its restaurants. Upon opening, these costs are depreciated or amortized and charged to expense based upon their property classification. The amount of interest capitalized was $1,084,000 in 1996, $400,000 in 1995, and insignificant in 1994.

INCOME TAXES - The Company uses the asset and liability method which recognizes the amount of current and deferred taxes payable or refundable at the date of financial statements as a result of all events that have been recognized in the financial statements as measured by the provisions of enacted tax laws.

     The minority partners' interest in affiliated partnerships includes no provision or liability for income taxes as any tax liability related thereto is the responsibility of the individual minority partners.


[20]

OUTBACK STEAKHOUSE INC.
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies (continued)

EARNINGS PER COMMON SHARE - Earnings per common share is computed by dividing net income by the weighted average number of shares of common stock and dilutive options outstanding during the year.

RECLASSIFICATION - Certain amounts shown in the 1994 and 1995 financial statements have been reclassified to conform with the 1996 presentation.

CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated.

2. OTHER CURRENT ASSETS

Other current assets consisted of the following:

                                                                                   December 31,
                                                                               ------------------
                                                                                 1996        1995
                                                                               -------     -------
                                                                                  (in thousands)
  Deposits (including income tax deposits) .............................       $   755     $ 6,310
  Accounts receivable ..................................................         1,898       1,667
  Prepaid expenses .....................................................         4,961       3,100
  Other current assets .................................................         1,196       1,907
                                                                               -------     -------
                                                                               $ 8,810     $12,984
                                                                               =======     =======

3. PROPERTY, FIXTURES AND EQUIPMENT

Property, fixtures and equipment consisted of the following:

                                                                                   December 31,
                                                                               -------------------
                                                                                 1996        1995
                                                                               --------    --------
                                                                                  (in thousands)
Land .................................................................         $ 85,255    $ 64,923
Buildings and building improvements ..................................          153,212      96,676
Furniture and fixtures ...............................................           36,794      22,592
Equipment ............................................................           92,800      67,345
Leasehold improvements ...............................................           74,858      67,232
Construction in progress .............................................           18,084      11,248
Accumulated depreciation .............................................          (63,244)    (39,386)
                                                                               --------    --------
                                                                               $397,759    $290,630
                                                                               ========    ========




                                                                            [21]

OUTBACK STEAKHOUSE, INC.
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. OTHER ASSETS

Other assets consisted of the following:

                                                                                    December 31,
                                                                               ------------------
                                                                                 1996        1995
                                                                               -------     -------
                                                                                  (in thousands)
Preopening costs, net ................................................         $ 8,818     $ 8,134
Intangible assets (including liquor licenses) ........................           4,485       3,009
Other assets .........................................................           3,705       5,525
                                                                               -------     -------
                                                                               $17,008     $16,668
                                                                               =======     =======

5. LONG-TERM DEBT

Long-term debt consisted of the following:

                                                                                   December 31,
                                                                               ------------------
                                                                                 1996       1995
                                                                               -------     -------
                                                                                  (in thousands)
Notes payable to banks, collateralized by various items
    including stock, investment securities, property,
    fixtures and equipment, interest at rates ranging from
    8.825% to 9.9% at December 31, 1996 ..............................         $ 1,336     $14,794
Notes payable to leasing companies, collateralized by equipment,
    interest rates ranging from 8% to 13.2% ..........................             127         409
Note payable to corporation, collateralized
    by real estate, interest at 9.0% .................................             455         553
Other notes payable, unsecured,
    interest ranging from 5.36% to 7.99% .............................           1,063         749
Revolving line of credit, interest ranging from
     6.19% to 6.37% at December 31, 1996 (see below) .................          45,320      24,400
                                                                               -------     -------
                                                                                48,301      40,905
Less current portion .................................................             706       3,000
                                                                               -------     -------
Long-term debt .......................................................         $47,595     $37,905
                                                                               =======     =======


Approximately $1,336,000 and $14,794,000 of the notes payable outstanding at December 31, 1996 and 1995, respectively, were assumed by the Company in connection with the mergers discussed in Note 10. The majority of the notes payable outstanding at December 31, 1995 were paid down with the Company's revolving line of credit during 1996.

     The Company has an unsecured revolving line of credit which permits borrowing up to a maximum of $75,000,000 at a rate of 75 basis points over the 30, 60, 90 or 180 day London Interbank Offered Rate (LIBOR) (5.5% to 5.6% at December 31, 1996). At December 31, 1996, the unused portion of the revolving line of credit was $29,680,000. The line matures in June 1999.

     The Company has a $7,500,000 unsecured line of credit bearing interest at the rate of 75 basis points over LIBOR. Approximately $3,300,000 of the line of credit is committed for the issuance of letters of credit, $703,000 of which is to secure loans made by the bank to certain franchisees.

     The aggregate payments of long-term debt outstanding at December 31, 1996, for the next five years, are summarized as follows: 1997 - $706,000; 1998 - $610,000; 1999 - $45,958,000; 2000 - $295,000; 2001 - $52,000.

     The carrying amount of long-term debt at December 31, 1996 approximates fair value.


[22]

OUTBACK STEAKHOUSE, INC.
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. ACCRUED EXPENSES


Accrued expenses consisted of the following:

                                                               December 31,
                                                       ------------------------
                                                         1996              1995
                                                       -------           -------
                                                             (in thousands)
Accrued payroll ............................           $ 4,624           $ 3,423
Accrued advertising ........................             2,876             1,517
Accrued rent ...............................             1,148             1,490
Accrued insurance ..........................             4,490             2,090
Accrued ESOP contribution ..................             1,150             1,375
Other ......................................             4,920             3,436
                                                       -------           -------
                                                       $19,208           $13,331
                                                       =======           =======

7. STOCKHOLDERS' EQUITY

On February 18, 1994, a three-for-two split of the Company's Common Stock was effected through distribution of one additional share for every two shares already issued. All applicable share and per share data has been restated to give retroactive effect to the stock split.

8. INCOME TAXES

Income tax expense consisted of the following:

                                                  Years Ended December 31,
                                                ---------------------------
                                                 1996      1995       1994
                                                -------   -------   --------
                                                      (in thousands)
Federal:

        Current .............................   $29,838   $23,296   $ 18,193
        Deferred ............................     3,765       995       (293)
                                                -------   -------   --------
                                                 33,603    24,291     17,900
                                                -------   -------   --------

State:

        Current .............................     6,268     4,623      3,738
        Deferred ............................       412       253        (36)
                                                -------   -------   --------
                                                  6,680     4,876      3,702
                                                -------   -------   --------
                                                $40,283   $29,167   $ 21,602
                                                =======   =======   ========




                                                                            [23]

OUTBACK STEAKHOUSE, INC.
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8. Income Taxes (continued)

     The Company's effective tax rate differs from the federal statutory rate for the following reasons:

                                                                     Years Ended December 31,
                                                                  -----------------------------
                                                                  1996        1995         1994
                                                                  ----        ----         ----
Income taxes at federal  statutory rate ....................      35.0%       35.0%        35.0%
State  taxes,  net of federal benefit ......................       3.8         3.9          4.0
Earnings not subject to corporate  income taxes ............                  (3.8)        (3.3)
Other,  net ................................................      (2.8)       (2.9)        (2.4)
                                                                  ----        ----         ----
Total ......................................................      36.0%       32.2%        33.3%
                                                                  ====        ====         ====

As discussed in Note 10, in certain periods presented, the Company's net income included earnings attributable to Aussie Enterprises, Inc. ("Aussie Enterprises"), Connerty, Inc. ("Connerty"), the Hal Smith Restaurant Group (the "Hal Smith Group"), Garob, Inc. ("Garob"), FBS Enterprises, Inc. ("FBS"), the Fore Management Group ("Fore Management"), and the Brenica Restaurant Group ("Brenica"). These companies had elected under Subchapter S of the Internal Revenue Code to have their shareholders pay any federal income tax due on their earnings. Although income prior to the mergers attributable to the merging companies is included in the Company's consolidated financial statements, the Company is not required to pay income taxes on the income since they are the responsibility of the shareholders of the merging companies.

     The income tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

Deferred income tax assets:

                                                           December 31,
                                                       -----------------
                                                         1996       1995
                                                       -------     ------
                                                         (in thousands)
Insurance reserves ...............................     $ 3,147     $2,725
Amortization .....................................                    200
Advertising expense reserves .....................         854
Intangibles ......................................       9,760      2,813
                                                       -------     ------
                                                       $13,761     $5,738
                                                       =======     ======

Deferred income tax liabilities:

                                                           December 31,
                                                       -----------------
                                                         1996       1995
                                                       -------     ------
                                                         (in thousands)
Depreciation .....................................     $10,683     $3,847
Marketing and training costs .....................       4,219      2,995
                                                       -------     ------
                                                       $14,902     $6,842
                                                       =======     ======


[24]

OUTBACK STEAKHOUSE, INC.
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES - The Company leases restaurant and office facilities and certain equipment under operating leases having terms expiring between 1997 and 2012. The restaurant facility leases primarily have renewal clauses of five to 20 years exercisable at the option of the Company. Certain of these leases require the payment of contingent rentals based on a percentage of gross revenues, as defined. Total rental expense for the years ended December 31, 1996, 1995 and 1994 was approximately $18,353,000, $16,054,000 and $13,035,000, respectively, and included contingent rent of approximately $2,369,000, $2,048,000 and $1,570,000, respectively.

     Future minimum lease payments on operating leases (including leases for restaurants scheduled to open in 1997), are as follows (in thousands):

 1997 ......................................................     $13,825
 1998 ......................................................      13,356
 1999 ......................................................      12,430
 2000 ......................................................      11,781
 2001 ......................................................       9,906
 Thereafter ................................................      29,570
                                                                 -------
 Total minimum lease payments ..............................     $90,868
                                                                 =======

     The Company has a line of credit of which approximately $703,000 is committed to secure loans made by banks to certain franchisees. See Note 5.

     The Company is subject to legal proceedings claims and liabilities which arise in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to those actions will not materially affect the Company's financial position or results of operations.

10. BUSINESS COMBINATIONS

In April 1994, the Company issued 831,000 shares of Common Stock to the shareholders of Aussie Enterprises, the Company's franchisee in Louisiana in connection with the merger of Aussie Enterprises into the Company.

     In May 1994, the Company issued 1,700,000 shares of Common Stock to Connerty, Inc. the Company's franchisee in Georgia and Jacksonville, Florida, in connection with the merger of Connerty's interest in Outback restaurants into the Company.

     In December 1995, the Company issued 1,329,000 shares of Common Stock to the Hal Smith Group, the Company's franchisee in Oklahoma, Nebraska, Arkansas, and Kansas, in connection with the merger of the Hal Smith Group into the Company.

     In 1996, the Company issued approximately 2,348,000 shares of Common Stock to the shareholders of four of its franchisees in exchange for all of their outstanding interests in 28 Outback Steakhouses in Ohio, Kentucky, Virginia, Illinois, Missouri, and Tennessee. The franchise groups include Garob, FBS, Fore Management and Brenica.

     The mergers discussed above have been accounted for by the pooling of interest method using historical amounts and the financial statements presented herein have been restated to give retroactive effect to the mergers for the applicable periods presented.


                                                                            [25]

OUTBACK STEAKHOUSE, INC.
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11. PRO FORMA EARNINGS AND EARNINGS PER SHARE

As discussed in Note 8, no income tax expense has been provided in the Company's historical consolidated financial statements on income attributable to the merging companies discussed in Note 10. Pro forma net income includes an adjustment to increase the provision for income taxes to reflect the anticipated tax as if the merging companies had not elected to be taxed under Subchapter S of the Internal Revenue Code.

12. STOCK OPTION PLAN

The Company's amended and Restated Stock Option Plan (the "Stock Option Plan") was approved by the shareholders of the Company in April 1992, and has subsequently been amended as deemed appropriate by the Company's Board of Directors or shareholders. There are currently 10,000,000 shares of the Company's Common Stock which may be issued and sold upon exercise of stock options ("Options"). The maximum term of Options granted is ten years, and optionees generally vest in the Options over a five year period.

     The purpose of the Stock Option Plan is to attract competent personnel, to provide long-term incentives to Directors and key employees, and to discourage employees from competing with the Company.

     Options under the Stock Option Plan may be Options which qualify under
Section 422 of the Internal Revenue Code ("Incentive Stock Options") or Options which do not qualify under Section 422 ("Nonqualified Options"). The term of Options granted are generally 5 years and the price cannot be less than the fair market value of the shares covered by the Option.

     At December 31, 1996, Options to purchase 5,901,346 shares of the Company's Common Stock had been granted to employees of the Company at prices ranging from $0.28 to $38.33 per share which was the estimated fair market value at the time of each grant. As of December 31, 1996, Options for 1,886,381 shares were exercisable.

     Options to purchase 686,756, 1,429,000 and 827,000 of the Company's Common Stock were issued to employees during 1996, 1995 and 1994 with exercise prices ranging from $25.34 to $38.33, $23.38 to $32.15 and $23.75 to $30.88 for each respective period.

     Activity in the Company's Stock Option Plan was:

                                                                     Weighted
                                                                      average
                                                        Shares    Exercise Price
                                                       ---------  --------------
Outstanding at December 31, 1994 .................     3,815,979      $11.30
    Granted ......................................     1,429,000       25.78
    Exercised ....................................      (628,029)      16.74
    Forfeited ....................................       (28,200)      23.28
                                                       ---------
Outstanding at December 31, 1995 .................     4,588,750       15.90
    Granted ......................................       686,756       27.87
    Exercised ....................................      (349,033)      17.44
    Forfeited ....................................       (15,699)      28.09
                                                       ---------
Outstanding at December 31, 1996 .................     4,910,774       21.13
                                                       =========






[26]

OUTBACK STEAKHOUSE, INC.
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12. STOCK OPTION PLAN (CONTINUED)

Had the compensation cost for the Company's Stock Option Plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of FASB Statement 123, the Company's net income and earnings per share on a pro forma basis would have been (in thousands, except per share data):

                                                   December 31,
                                        --------------------------------
                                          1996        1995         1994
                                        -------     -------     --------
Net income                              $68,154     $50,923     $ 37,159
Earnings per common share               $  1.38     $  1.04     $   0.78

     The preceding pro forma results were calculated with the use of the Black Scholes option-pricing model. The following assumptions were used for the years ended December 31, 1996, 1995 and 1994, respectively: (1) risk-free interest rates of 6.05%, 5.83%, and 5.45%; (2) dividend yield of 0.0%, 0.0%, and 0.0%;
(3) expected lives of 3.5, 3.5, and 3.5 years; and (4) volatility of 25%, 25%, and 30%. Results may vary depending on the assumptions applied within the model.

13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table presents selected quarterly financial data for the periods indicated (in thousands, except per share data):

1996                                                                MARCH 31         JUNE 30      SEPTEMBER 30     DECEMBER 31
Revenues ...................................................        $216,102        $236,481        $236,730        $248,087
Income from operations .....................................          31,732          33,748          31,351          34,086
Income before provision for income taxes ...................          26,546          28,719          27,242          29,389
Net income .................................................          16,857          18,236          17,712          18,808
Earnings per share .........................................            0.34            0.37            0.36            0.38
1995 .......................................................        MARCH 31         JUNE 30      SEPTEMBER 30     DECEMBER 31
Revenues ...................................................        $162,623        $182,723        $191,259        $197,087
Income from operations .....................................          23,957          27,349          25,535          30,200
Income before provision for income taxes ...................          20,080          22,845          21,856          25,704
Net income .................................................          13,283          15,290          14,716          18,029
Earnings per share .........................................            0.28            0.31            0.30            0.36
Pro forma net income .......................................          12,670          14,396          14,133          16,712
Pro forma earnings per share ...............................            0.26            0.30            0.29            0.34
1994 .......................................................        MARCH 31         JUNE 30      SEPTEMBER 30     DECEMBER 31
Revenues ...................................................        $114,544        $127,414        $132,664        $142,304
Income from operations .....................................          16,773          20,201          19,755          20,481
Income before provision for income taxes ...................          13,952          16,883          16,682          17,461
Net income .................................................           9,065          11,107          11,027          12,177
Earnings per share .........................................            0.19            0.23            0.23            0.26
Pro forma net income .......................................           8,766          10,586          10,488          11,356
Pro forma earnings per share ...............................            0.19            0.22            0.22            0.23


                                                                            [27]