Form 10-K405, Exhibit 13
period 1996-12-31
OUTBACK STEAKHOUSE INC
filed 1997-03-31
CIK 874691

                                                                  EXHIBIT 13.03




                            OUTBACK STEAKHOUSE, INC.

The Common Stock of the Company is traded in the over-the-counter market and is quoted on the NASDAQ National Market System under the symbol OSSI. The following table sets forth, for the fiscal years ended December 31, 1994, 1995, and 1996, the high and low per share prices of the Company's Common Stock as reported by NASDAQ, after giving effect to the 1994 stock split. See Note 7 of Notes to the Consolidated Financial Statements.

1994                                                     HIGH        LOW
--------------------------------------------------
First Quarter ....................................       29.50      23.33
Second Quarter ...................................       28.75      22.75
Third Quarter ....................................       30.88      23.75
Fourth Quarter ...................................       32.00      22.63
1995
--------------------------------------------------
First Quarter ....................................       29.25      22.88
Second Quarter ...................................       30.13      23.38
Third Quarter ....................................       35.50      28.50
Fourth Quarter ...................................       37.80      29.25
1996
--------------------------------------------------
First Quarter ....................................       40.63      29.75
Second Quarter ...................................       40.75      34.00
Third Quarter ....................................       35.00      23.00
Fourth Quarter ...................................       29.63      21.50

The Company has never paid a cash dividend on its Common Stock. As of January 24, 1997 there were approximately 2,742 registered shareholders of record of the Company's Common Stock.

REPORTS ON FORM 10-K

A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K will be furnished to any shareholder without charge upon written request. Address to Investor Relations Department at the address below:

     Outback Steakhouse, Inc.,
     550 N. Reo Street, Suite 200, Tampa, FL 33609

Stock Transfer Agent and Registrar, Bank of New York,101 Barclay Street, 12 West, New York, NY 10286

Independent Accountants, Deloitte & Touche LLP,
Tampa, Florida

COMPANY NEWS

The Company's news releases, including quarterly earnings announcements, are available at no charge through Company News-On-Call. To receive a faxed copy of recent news releases, call 1-800-758-5804. Enter the Outback six digit code of 673313 and the requested release will be faxed within minutes of inquiry. This service is available 24 hours a day, 7 days a week.

     Additional information, including a business description, annual report and restaurant locations, can be accessed through Company News-On-Call Plus on the PR Newswire Web site at http://www.prnewswire.com.

ANNUAL MEETING

The annual meeting of shareholders will be held on Wednesday, April 23, 1997 at 10:00 a.m. local time at the Tampa Convention Center, 333 South Franklin Street, Tampa, Florida.



[28]

--------------------------------------------------------------------------------
OFFICERS

       OUTBACK STEAKHOUSE, INC. AND AFFILIATES

Chris T. Sullivan                          Trudy I. Cooper                           Carl W. Sahisten
Chairman of the Board                      Vice President,                           President - Carrabba's Italian Grill
Chief Executive Officer                    Training and Development

Robert D. Basham                           Nancy Schneid                             Steven T. Shlemon
President and Chief Operating Officer      Vice President, Marketing                 Vice President and Director of Operations
                                                                                     Carrabba's Italian Grill

J. Timothy Gannon                          Steven C. Stanley                         Address for all officers:
Sr. Vice President                         Vice President, Construction              550 North Reo Street, Suite 200,
                                                                                     Tampa, Florida 33609

Robert S. Merritt                          Joseph J. Kadwo                           [Description of people in photo]
Sr. Vice President,                        Vice President,
Chief Financial Officer and Treasurer      General Counsel and Secretary

Paul E. Avery                              Lauren C. Cooper
Sr. Vice President, Operations             Vice President and Controller


BOARD OF DIRECTORS  OUTBACK STEAKHOUSE, INC.

Chris T. Sullivan                          John A. Brabson, Jr.                      Edward L. Flom
Chairman of the Board and                  Chairman of the Board, Lykes Bros. Inc.   Former Chairman
Chief Executive Officer                    Chairman, Chief Executive Officer and     and Chief Executive Officer
                                           President, Peoples Gas Systems, Inc.      Florida Steel Corporation

Robert Basham                              Charles H. Bridges                        Nancy Schneid
President and Chief Operating Officer      Former Chairman and Chief Executive       Vice President, Marketing
                                           Officer, Francois L. Schwartz, Inc.       Outback Steakhouse, Inc.

J. Timothy Gannon                          W.R. "Max" Carey, Jr.                     Lee Roy Selmon
Sr. Vice President                         President                                 Associate Athletic Director
                                           Corporate Resource Development            University of South Florida

Robert S. Merritt                          Debbi Fields
Sr. Vice President,                        Founder and Former Chairperson
Chief Financial Officer and Treasurer      Mrs. Fields Cookies
