Form 10-K, Exhibit 13
period 1997-12-31
OUTBACK STEAKHOUSE INC
filed 1998-03-30
CIK 874691

                                                                   EXHIBIT 13.01

MANAGEMENT'S DISCUSSION AND
       ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

At December 31, 1997, Outback Steakhouse, Inc. and Affiliates (the "Company") had 373 Outback Steakhouse restaurants in which it had a direct ownership interest ("Company owned" restaurants), 72 Outback Steakhouse restaurants operated by unaffiliated domestic franchisees, and 14 Outback Steakhouse restaurants operated by unaffiliated international franchisees. The system also included 49 Company owned Carrabba's Italian Grills ("Carrabba's") and 11 Carrabba's operated by joint ventures in which the Company had a 45% interest ("Development Joint Ventures").

      All of the Company owned restaurants are organized as partnerships in which the Company is a general partner. The Company's ownership interests range from 51% to 90%, and the minority interests are owned by the restaurant managers and area operating partners. The results of operations of Company owned restaurants are included in the consolidated operating results of the Company. The portion of the income attributable to the minority interests of restaurant managers and area operating partners is eliminated in the line item in the Company's Consolidated Statements of Income entitled "Elimination of minority partners' interest."

      The Development Joint Venture restaurants are organized as general partnerships in which the Company owns 50% of the partnership and its joint venture partner owns 50%. The restaurant manager of each restaurant owned by a Development Joint Venture purchases a 10% interest in the restaurant he or she manages. The Company is responsible for 50% of the costs of new restaurants operated as Development Joint Ventures and the Company's joint venture partner is responsible for the other 50%. The income derived from restaurants operated as Development Joint Ventures is presented in the line item "Loss (income) from operations of unconsolidated affiliates" in the Company's Consolidated Statements of Income.

      The Company derives no direct income from the operations of franchised restaurants other than franchise fees and royalties, which are included in the Company's revenues.


              SYSTEM-WIDE SALES
          -------------------------
          (IN THOUSANDS OF DOLLARS)
 91               $   91,000
 92               $  196,000
 93               $  348,000
 94               $  557,000
 95               $  827,000
 96               $1,077,000
 97               $1,368,000



              COMPANY REVENUES
          -------------------------
          (IN THOUSANDS OF DOLLARS)
91             $   91,000
92             $  190,568
93             $  336,885
94             $  516,926
95             $  733,692
96             $  937,400
97             $1,151,637

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, (i) the percentages which the items in the Company's Consolidated Statements of Income bear to total revenues or restaurant sales, as indicated, and (ii) selected operating data:


                                                                                        YEARS ENDED DECEMBER 31,
STATEMENTS OF INCOME DATA:                                                    1997              1996              1995
Revenues:
    Restaurant sales                                                            99.2%            99.3%             99.5%
    Franchise fees                                                               0.8              0.7               0.5
                                                                            --------          -------            ------
                                                                               100.0            100.0             100.0
                                                                            ========          =======            ======
Costs and expenses:
    Cost of sales (1)                                                           38.5             39.0              39.3
    Labor and other related (1)                                                 23.8             23.0              22.4
    Other restaurant operating (1)                                              22.1             21.0              20.6
    General and administrative                                                   3.8              3.6               3.6
    Provision for impaired assets and restaurant closings                        2.3
    Loss (income) from operations of unconsolidated affiliates                                                     (0.1)
Income from operations                                                          10.2             13.9              14.6
Interest expense                                                                (0.2)            (0.1)             (0.2)
                                                                            --------          -------            ------
Income before elimination of minority partners' interest
    and provision for income taxes                                              10.0             13.8              14.4
Elimination of minority partners' interest                                       1.7              1.9               2.1
                                                                            --------          -------            ------
Income before provision for income taxes                                         8.3             11.9              12.3
Provision for income taxes (2)                                                   3.0              4.3               4.4
                                                                            --------          -------            ------
Net income (2)                                                                   5.3%             7.6%              7.9%
                                                                            ========          =======            ======
SYSTEM-WIDE SALES (MILLIONS OF DOLLARS):
Outback Steakhouse restaurants
    Company-owned                                                           $  1,045          $   892            $  716
    Domestic franchised and joint venture                                        181              124                82
    International franchised                                                      20                1
                                                                            --------          -------            ------
                                                                            $  1,246          $ 1,017            $  798
                                                                            --------          -------            ------
Carrabba's Italian Grills
    Company-owned                                                           $     98          $    39            $   14
    Joint venture                                                                 24               21                15
                                                                            --------          -------            ------
                                                                            $    122          $    60            $   29
                                                                            --------          -------            ------
System-wide total                                                           $  1,368          $ 1,077            $  827
                                                                            ========          =======            ======
NUMBER OF RESTAURANTS (AT END OF PERIOD):
Outback Steakhouses
    Company-owned                                                                373              318               258
    Domestic franchised and joint venture                                         72               54                39
    International franchised                                                      14                1
                                                                            --------          -------            ------
                                                                                 459              373               297
                                                                            --------          -------            ------
Carrabba's Italian Grills
    Company-owned                                                                 49               36                13
    Joint venture                                                                 11               12                10
                                                                            --------          -------            ------
                                                                                  60               48                23
                                                                            --------          -------            ------
System-wide total                                                                519              421               320
                                                                            ========          =======            ======



(1)   As a percentage of restaurant sales.

(2) Amounts are pro forma for the year ended December 31, 1995. See Note 12 of Notes to Consolidated Financial Statements.

FISCAL YEARS 1997, 1996 AND 1995

REVENUES. Total revenues increased by 22.9% in 1997 as compared with 1996, and by 27.8% in 1996 as compared with 1995. The increases in 1997 and 1996 were primarily attributable to the opening of new restaurants. The following table depicts additional activities which influenced the year to year changes in revenues:

AVERAGE UNIT VOLUMES:                   1997            1996             1995
       Outback Steakhouses          $3,039,000       $3,122,000       $3,174,000
       Carrabba's                    2,134,000        1,982,000        2,013,000
OPERATING WEEKS:
       Outback Steakhouses              17,654           14,943           11,934
       Carrabba's                        2,396              985              311
PER PERSON AVERAGE CHECKS:
       Outback Steakhouses          $    16.76       $    16.79       $    16.58
       Carrabba's                        17.14            17.40            17.03
YEAR TO YEAR PERCENTAGE CHANGE:
     SAME-STORE SALES:
       Outback Steakhouses               (0.11%)          (1.11%)          (0.52%)
       Carrabba's                        10.08%            7.47%
     CUSTOMER COUNTS:
       Outback Steakhouses                0.04%           (2.33%)          (0.74%)
       Carrabba's                        11.75%            5.19%

COSTS AND EXPENSES. Cost of sales, consisting of food and beverage costs, decreased by 0.5% of restaurant sales to 38.5% in 1997 as compared with 39.0% in 1996. Of the decrease, 0.2% resulted from an increase in the proportion of Company owned Carrabba's in operation which have lower average food costs than Outback Steakhouses. The remainder of the decrease resulted from a 1.2% menu price increase in May 1997, and commodity cost decreases in meat, produce, and dairy products. The decrease was partially offset by increases in the cost of liquor and wine. Cost of sales decreased by 0.3% of restaurant sales to 39.0% in 1996 as compared with 39.3% in 1995. Of the decrease, 0.1% resulted from an increase in the proportion of Carrabba's in operation. The remainder of the decrease resulted from commodity cost decreases in shrimp and produce, partially countered by price increases in meat and dairy products.

      Labor and other related expenses include all direct and indirect labor costs incurred in operations. Labor and other related expenses as a percentage of restaurant sales increased by 0.8% to 23.8% in 1997 as compared with 23.0% in 1996. Of the increase, 0.2% was attributable to an increase in the proportion of Carrabba's in operation which have higher average labor costs than Outback Steakhouses. The remainder of the increase resulted from an overall increase in wage rates for kitchen employees due to a competitive labor market, increases in the statutory minimum wage rate, and lower average unit volumes generated by Outback Steakhouses. Labor and other related expenses as a percentage of restaurant sales increased by 0.6%, to 23.0%, in 1996 as compared with 22.4% in 1995. Of the increase, 0.4% was attributable to an increase in the proportion of Carrabba's in operation. The remainder of the increase resulted from higher labor costs in new markets, an increase in wage rates in certain markets, and an overall increase in wage rates for kitchen employees due to a competitive labor market.

              DILUTED EARNINGS PER SHARE
91                       $0.17
92                       $0.34
93                       $0.53
94                       $0.86
95                       $1.19
96                       $1.45
97                       $1.27*   $1.61*

                                   NET INCOME
                            (IN THOUSANDS OF DOLLARS)
91                                   $ 6,064
92                                   $14,666
93                                   $24,926
94                                   $41,196
95                                   $57,911
96                                   $71,613
97                                   $61,452*    $78,145*


* Net income and earnings per share amounts for 1997 are depicted before and after the "Provision for impaired assets and restaurant closings." See Note 14 of Notes to Consolidated Financial Statements.

                   LONG-TERM DEBT
               ------------------------
               (IN THOUSANDS OF DOLLARS)
91                  $ 3,298
92                  $ 5,570
93                  $11,718
94                  $20,699
95                  $37,905
96                  $47,595
97                  $68,276


Other restaurant operating expenses include all other unit-level operating costs, the major components of which are operating supplies, rent, repairs and maintenance, advertising, utilities, depreciation and amortization and other occupancy costs. A substantial portion of these expenses are fixed or indirectly variable. These costs as a percentage of restaurant sales increased by 1.1%, to 22.1% in 1997, as compared with 21.0% in 1996. Of the increase, 0.5% resulted from an increase in the proportion of Carrabba's in operation which have higher average operating expenses as a percentage of restaurant sales than Outback Steakhouses due to lower average unit volumes. The remainder of the increase resulted from increases in utilities costs, repairs and maintenance expenses, and advertising spending. Other restaurant operating expenses as a percentage of restaurant sales increased by 0.4%, to 21.0%, during 1996 as compared with 20.6% in 1995. This increase was attributable to an increase in the proportion of Carrabba's in operation.

      General and administrative expenses increased by $9,934,000 to $43,763,000 in 1997 as compared with $33,829,000 in 1996. This increase resulted from an increase in management training costs, additional staffs employed to manage Outback Steakhouse international franchising operations and Carrabba's, and an increase in overall administrative costs associated with operating additional Outback Steakhouses. General and administrative expenses increased by $7,654,000, to $33,829,000, in 1996 as compared with $26,175,000 in 1995. This increase resulted from an increase in staffing employed to manage Carrabba's, and an increase in administrative costs associated with operating additional Outback Steakhouses.

      PROVISION FOR IMPAIRED ASSETS AND RESTAURANT CLOSINGS. In the fourth quarter of 1997, the Company recorded a pre-tax charge to earnings of $26,001,000 which includes approximately $23,113,000 for the write down of certain impaired assets and $2,888,000 related to restaurant closings, severance and other costs. The write down primarily related to Carrabba's restaurant properties, nine of which were closed during the fourth quarter of 1997 (see Notes 2 and 14 of Notes to Consolidated Financial Statements). The Company intends to continue developing the concept in markets where it has demonstrated success. See "Liquidity and Capital Resources" for a discussion of the Company's expansion strategy.

      LOSS (INCOME) FROM OPERATIONS OF UNCONSOLIDATED AFFILIATES. Loss (income) from operations of unconsolidated affiliates represents the Company's portion of net income or loss from Carrabba's and Outback Steakhouses operated as Development Joint Ventures. Loss from Development Joint Ventures was $467,000 in 1997 compared with $102,000 in 1996 and income of $442,000 in 1995. These decreases were attributable to losses from Carrabba's Texas operations, and to fewer Outback Steakhouses operating as Development Joint Ventures as a result of the restructuring of the Company's Nevada operations in April 1996.

      INCOME FROM OPERATIONS. As a result of the increase in revenues, the changes in the relationship between revenues and expenses discussed above, the opening of new restaurants, and the provision for impaired assets and restaurant closings in 1997, income from operations decreased by $13,841,000 to $117,076,000 in 1997, as compared with $130,917,000 in 1996, and increased by
$23,876,000 to $130,917,000, compared with $107,041,000 in 1995.

      INTEREST EXPENSE. Interest expense was $2,489,000 in 1997 as compared with $1,096,000 in 1996 and $1,375,000 in 1995. The year to year changes in interest expense reflected fluctuations in interest rates on the Company's line of credit and changes in borrowing needs as funds have been expended to finance new restaurants. See Note 6 of Notes to Consolidated Financial Statements.

ELIMINATION OF MINORITY PARTNERS' INTEREST. This line item represented the portion of income from operations included in consolidated operating results attributable to the ownership interests of restaurant managers and area operating partners in Company owned restaurants. As a percentage of revenues, these costs were 1.7%, 1.9%, and 2.1% in 1997, 1996 and 1995, respectively. The decrease in this ratio from 1996 to 1997 reflected changes in overall restaurant operating margins, and decreases in minority partners' ownership interests resulting from the purchase of minority interests in the Company's South Florida, Houston, Detroit, Washington D.C. and Carolina markets in the fourth quarter of 1997 (See Note 11 of Notes to Consolidated Financial Statements). The decrease in this ratio from 1995 to 1996 reflected changes in overall restaurant operating margins combined with changes in minority partners' ownership interests as a result of the purchase of the minority interests in the Company's Dallas and Houston markets in 1995.

      PROVISION FOR INCOME TAXES. The provision for income taxes, in all three years presented reflected expected income taxes at the federal statutory rate and state income tax rates, net of the federal benefit. The effective tax rate was 35.4% in 1997, 36% in 1996, and the effective rate for pro forma taxes was 36% in 1995. The decrease in the effective rate in 1997 resulted from an increase in FICA tip credits.

LIQUIDITY AND CAPITAL RESOURCES

The following table presents a summary of the Company's cash flows for the last three fiscal years (in thousands):

                                                               1997             1996              1995
Net cash provided by operating activities                  $ 123,624         $ 122,799         $ 100,758
Net cash used in investing activities                       (111,546)         (126,631)         (119,104)
Net cash provided by (used in) financing activities           12,078            (7,596)           24,063
                                                           ---------         ---------         ---------
Net increase (decrease) in cash                            $  24,156         $ (11,428)        $   5,717
                                                           =========         =========         =========

The Company requires capital principally for the development of Company owned and Development Joint Venture restaurants. Capital expenditures totalled approximately $115,213,000, $130,987,000 and $121,552,000 in 1997, 1996 and
1995, respectively. The Company either leases its restaurants under operating leases for periods ranging from five to twenty years or purchases free standing restaurants where it is cost effective. As of December 31, 1997, there were approximately 229 restaurants developed on properties which were owned by the Company. See Note 10 of Notes to Consolidated Financial Statements.

      The Company has two unsecured lines of credit totalling $132,500,000. Approximately $4,723,000 is committed for the issuance of letters of credit, some of which are to secure loans made by the bank to certain franchisees, and $66,360,000 has been borrowed to finance the development of new restaurants.

      The company is the guarantor of an unsecured line of credit which permits borrowing of up to $25,000,000 for one of its franchisees. At December 31, 1997, the borrowings totalled approximately $4,520,000. See Note 6 of Notes to Consolidated Financial Statements.

EXPANSION STRATEGY

The Company's goal is to add new restaurants to the Outback system in each of 1998 and 1999, primarily through the development of 50 to 55 Company owned restaurants, 15 to 20 domestic franchised restaurants and 15 to 20 international franchised restaurants each year. The Company also intends to add 8 to 10 Carrabba's, the majority of which will be Company owned restaurants, in each of 1998 and 1999. The Company estimates that its capital expenditures for the development of new restaurants

                    TOTAL ASSETS
                    ------------
                 (IN THOUSANDS OF DOLLARS)
91                  $ 48,010
92                  $131,436
93                  $174,794
94                  $259,118
95                  $372,271
96                  $469,843
97                  $592,780




                               STOCKHOLDERS' EQUITY
                              -----------------------
                             (IN THOUSANDS OF DOLLARS)
91                              $ 32,769
92                              $103,997
93                              $139,059
94                              $186,697
95                              $266,764
96                              $342,439
97                              $434,717

will be approximately $100 million in each of 1998 and 1999 and intends to finance this development with income from operations and the unused portion of the revolving line of credit referred to above. The Company anticipates that 80% to 90% of the Company owned restaurants to be opened in 1998 will be free-standing units.

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

INSURANCE

The Company retains direct liability for the first $200,000 of all individual worker's compensation and general liability claims, and $230,000 of all individual health insurance claims. Claims in excess of these amounts are paid for by the respective insurance company. The Company records a liability for all unresolved claims at the anticipated cost at the end of the period based on the estimates produced by a third party administrator and insurance company.

YEAR 2000 ISSUE

The Company's computer systems and programs were designed in recent years, and concerns related to the year 2000 issue were addressed at initial development. However, the Company plans to test all systems for problems related to the year 2000 issue in 1998. The Company does not rely heavily on computer systems other than its point of sale system for which the Company is reviewing year 2000 testing with the manufacturer. The Company also intends to review plans related to the year 2000 testing with its other purveyors of computer systems and related products. At this time, the Company does not believe the year 2000 issue to be a material event or uncertainty that would cause reported financial information to not be indicative of future operating results or financial condition.

IMPACT OF INFLATION

The Company has not operated in a highly inflationary period and does not believe that inflation has had a material effect on sales or expenses during the last three years other than labor costs. The Company's restaurant operations are subject to federal and state minimum wage laws governing such matters as working conditions, overtime and tip credits. Significant numbers of the Company's food service and preparation personnel are paid at rates related to the federal minimum wage and, accordingly, increases in the minimum wage have increased the Company's labor costs in the last two years. To the extent permitted by competition, the Company has mitigated increased costs by increasing menu prices and may continue to do so if deemed necessary in future years.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARD

In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 requires disclosures of certain information about operating segments and about products and services, geographic areas in which the Company operates, and their major customers. The Company is presently evaluating the effect of this new standard and the required information, if any, will be reflected in the year ended December 31, 1998 consolidated financial statements.