Form 10-K, Exhibit 13
period 1997-12-31
OUTBACK STEAKHOUSE INC
filed 1998-03-30
CIK 874691

INDEPENDENT AUDITORS' REPORT AND                                 EXHIBIT 13.02
CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Stockholders of Outback Steakhouse, Inc.
Tampa, Florida

We have audited the accompanying consolidated balance sheets of Outback Steakhouse, Inc. and Affiliates (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, of stockholders' equity, and of cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Tampa, Florida
February 20, 1998

OUTBACK STEAKHOUSE, INC. AND AFFILIATES

       Consolidated Balance Sheets (in thousands, except per share amounts)


                                                                                     DECEMBER 31,

ASSETS                                                                           1997              1996
CURRENT ASSETS
     Cash and cash equivalents                                                 $  39,817         $ 15,661
     Inventories                                                                  20,196           16,637
     Assets held for disposal                                                      4,681
     Other current assets                                                         15,557           10,056
                                                                               ---------         --------
         Total current assets                                                     80,251           42,354
PROPERTY, FIXTURES AND EQUIPMENT, NET                                            459,069          396,513
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES, NET                      7,685           13,968
DEFERRED INCOME TAXES                                                              8,143
OTHER ASSETS                                                                      37,632           17,008
                                                                               ---------         --------
                                                                               $ 592,780         $469,843
                                                                               =========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable                                                          $  23,726         $ 27,824
     Sales taxes payable                                                           7,252            6,027
     Accrued expenses                                                             24,011           19,208
     Unearned revenue                                                             25,086           20,334
     Current portion of long-term debt                                               715              706
                                                                               ---------         --------
         Total current liabilities                                                80,790           74,099
DEFERRED INCOME TAXES                                                                               1,141
LONG-TERM DEBT                                                                    68,276           47,595
OTHER LONG-TERM LIABILITIES                                                        4,500            3,000
                                                                               ---------         --------
         Total liabilities                                                       153,566          125,835
                                                                               ---------         --------
COMMITMENTS AND CONTINGENCIES (Notes 6 and 10)
INTEREST OF MINORITY PARTNERS IN CONSOLIDATED PARTNERSHIPS                         4,497            1,569
                                                                               ---------         --------
STOCKHOLDERS' EQUITY
     Common stock, $0.01 par value, 200,000 shares and 100,000 shares authorized; 49,250 and 48,009 shares issued; and 48,514 and 48,009
     outstanding as of December 31, 1997 and 1996, respectively                      492              480
     Additional paid-in capital                                                  156,655          111,941
     Retained earnings                                                           291,470          230,018
                                                                               ---------         --------
                                                                                 448,617          342,439
     Less treasury stock, 736 shares at December 31, 1997, at cost               (13,900)
                                                                               ---------         --------
         Total stockholders' equity                                              434,717          342,439
                                                                               ---------         --------
                                                                               $ 592,780         $469,843
                                                                               =========         ========


See Notes to Consolidated Financial Statements.

OUTBACK STEAKHOUSE, INC. AND AFFILIATES

       Consolidated Statements Of Income (in thousands, except per share amounts)

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                1997              1996               1995
REVENUES                                                                    $ 1,151,637         $ 937,400         $ 733,692
                                                                            -----------         ---------         ---------
COSTS AND EXPENSES
     Cost of sales                                                              440,172           363,285           286,762
     Labor and other related                                                    272,199           214,038           163,747
     Other restaurant operating                                                 251,959           195,229           150,409
     General and administrative                                                  43,763            33,829            26,175
     Provision for impaired assets and restaurant closings (Note 14)             26,001
     Loss (income) from operations of  unconsolidated affiliates                    467               102              (442)
                                                                            -----------         ---------         ---------
                                                                              1,034,561           806,483           626,651
                                                                            -----------         ---------         ---------
INCOME FROM OPERATIONS                                                          117,076           130,917           107,041
INTEREST EXPENSE                                                                 (2,489)           (1,096)           (1,375)
                                                                            -----------         ---------         ---------
INCOME BEFORE ELIMINATION OF MINORITY PARTNERS'
     INTEREST AND PROVISION FOR INCOME TAXES                                    114,587           129,821           105,666
ELIMINATION OF MINORITY PARTNERS' INTEREST                                       19,411            17,925            15,181
                                                                            -----------         ---------         ---------
INCOME BEFORE PROVISION FOR INCOME TAXES                                         95,176           111,896            90,485
PROVISION FOR INCOME TAXES                                                       33,724            40,283            29,167
                                                                            -----------         ---------         ---------
NET INCOME                                                                  $    61,452         $  71,613         $  61,318
                                                                            ===========         =========         =========

BASIC EARNINGS PER COMMON SHARE                                             $      1.28         $    1.50         $    1.30
                                                                            ===========         =========         =========

BASIC WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING                                                   47,834            47,813            47,012
                                                                            ===========         =========         =========

DILUTED EARNINGS PER COMMON SHARE                                           $      1.27         $    1.45         $    1.25
                                                                            ===========         =========         =========

DILUTED WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING                                                   48,505            49,289            48,877
                                                                            ===========         =========         =========

PRO FORMA:
PROVISION FOR INCOME TAXES                                                                                           32,574
                                                                                                                  ---------
NET INCOME                                                                                                        $  57,911
                                                                                                                  =========

BASIC EARNINGS PER COMMON SHARE                                                                                   $    1.23
                                                                                                                  =========

DILUTED EARNINGS PER COMMON SHARE                                                                                 $    1.19
                                                                                                                  =========


See Notes to Consolidated Financial Statements.

OUTBACK STEAKHOUSE, INC. AND AFFILIATES

    Consolidated Statements Of Stockholders' Equity (in thousands)


                                     COMMON          COMMON        ADDITIONAL
                                      STOCK           STOCK         PAID-IN    RETAINED    TREASURY
                                     SHARES          AMOUNT         CAPITAL    EARNINGS      STOCK         TOTAL
Balance, December 31, 1994           46,599         $   465        $ 89,145    $ 97,087                  $ 186,697
Issuance of common stock                904              10          18,739                                 18,749
Net income                                                                       61,318                     61,318
                                     ------         -------        --------    --------    ---------     ---------
Balance, December 31, 1995           47,503             475         107,884     158,405                    266,764
Issuance of common stock                506               5           4,057                                  4,062
Net income                                                                       71,613                     71,613
                                     ------         -------        --------    --------    ---------     ---------
Balance, December 31, 1996           48,009             480         111,941     230,018                    342,439
Issuance of common stock              1,241              12          44,714                                 44,726
Purchase of treasury stock             (736)                                               $ (13,900)      (13,900)
Net income                                                                       61,452                     61,452
                                     ------         -------        --------    --------    ---------     ---------
BALANCE, DECEMBER 31, 1997           48,514         $   492        $156,655    $291,470    $ (13,900)    $ 434,717
                                     ======         =======        ========    ========    =========     =========


See Notes to Consolidated Financial Statements.

OUTBACK STEAKHOUSE, INC. AND AFFILIATES

     Consolidated Statements Of Cash Flows (in thousands)


                                                                                          YEARS ENDED DECEMBER 31,
CASH FLOWS FROM OPERATING ACTIVITIES:                                          1997                1996             1995
Net income                                                                   $  61,452         $  71,613         $  61,318
Adjustments to reconcile net income to net cash
provided by operating activities:
     Depreciation                                                               31,963            23,858            15,699
     Amortization                                                               12,874            11,670            10,151
     Provision for impaired assets and restaurant closings                      26,001
     Gain from sale of investment securities                                                                          (133)
     Minority partners' interest in consolidated partnerships' income           19,411            17,925            15,181
     Loss (income) from operations of unconsolidated affiliates                    467               102              (442)
Change in assets and liabilities:
     Increase in inventories                                                    (3,559)          (10,163)           (1,246)
     (Increase) decrease in other current assets                                (6,326)            4,174             1,636
     Increase in other assets                                                  (16,746)          (12,010)          (13,997)
     Increase in accounts payable, sales taxes
         payable and accrued expenses                                            1,119            15,085             7,916
     Increase in unearned revenue                                                4,752             2,702             4,426
     Increase (decrease) in other long-term liabilities                          1,500            (2,000)
     (Decrease) increase in deferred income taxes                               (9,284)             (157)              249
                                                                             ---------         ---------         ---------
     Net cash provided by operating activities                                 123,624           122,799           100,758
                                                                             ---------         ---------         ---------
CASH FLOWS USED IN INVESTING ACTIVITIES:
     Sales of investment securities                                                            $   1,176         $   5,012
     Capital expenditures                                                    $(115,213)         (130,987)         (121,552)
     Payments from unconsolidated affiliates                                     4,808             4,984               732
     Distribution to unconsolidated affiliates                                    (438)             (312)             (344)
     Investments in and advances to unconsolidated affiliates                     (703)           (1,492)           (2,952)
                                                                             ---------         ---------         ---------
     Net cash used in investing activities                                    (111,546)         (126,631)         (119,104)
                                                                             ---------         ---------         ---------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
     Adjustments from stock transactions                                     $  23,558         $   4,062         $  18,749
     Proceeds from issuance of long-term debt                                   39,424            48,037            35,198
     Proceeds from minority partners' contributions                              1,625             2,100             2,150
     Distributions to minority partners' and shareholders                      (19,895)          (21,154)          (17,042)
     Repayments of long-term debt                                              (18,734)          (40,641)          (14,992)
     Payments for purchase of treasury stock                                   (13,900)
                                                                             ---------         ---------         ---------
     Net cash provided by (used in) financing activities                        12,078            (7,596)           24,063
                                                                             ---------         ---------         ---------
Net increase (decrease) in cash and cash equivalents                            24,156           (11,428)            5,717
Cash and cash equivalents at the beginning of the year                          15,661            27,089            21,372
                                                                             ---------         ---------         ---------
Cash and cash equivalents at the end of the year                             $  39,817         $  15,661         $  27,089
                                                                             =========         =========         =========
Supplemental disclosures of cash flow information:
     Cash paid for interest                                                  $   4,013         $   2,419         $   1,586
     Cash paid for income taxes                                                 35,710            53,261            29,100
Supplemental disclosures of non-cash items:

     Purchase of minority partners' interest (see Note 11)                   $  21,168


See Notes to Consolidated Financial Statements.

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
       Notes to Consolidated Financial Statements


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF PRESENTATION - Outback Steakhouse, Inc. and Affiliates (the "Company") develops and operates casual dining restaurants. The Company's restaurants are generally organized as partnerships, with the Company as the general partner.

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

      The unconsolidated affiliates are accounted for using the equity method.

      RECLASSIFICATION - Certain amounts shown in the 1995 and 1996 consolidated financial statements have been reclassified to conform with the 1997 presentation.

      CASH AND CASH EQUIVALENTS - Cash equivalents consist of investments which are readily convertible to cash with maturities of three months or less.

      INVENTORIES - Inventories consist of food and beverages, and are stated at the lower of cost (first-in, first-out) or market. The Company will periodically make advance purchases of various inventory items to ensure adequate supply or obtain favorable pricing. At December 31, 1997 and 1996, inventories included advance purchases of approximately $7,785,000 and $7,300,000, respectively.

      PREOPENING COSTS - Preopening costs, consisting of training costs and other direct costs related to new restaurant openings, are amortized primarily over twelve months.

      GOODWILL - Goodwill is included in the line item entitled "Other Assets" in the Company's Consolidated Balance Sheets and is amortized using the straight line method from 5 to 20 years. On an annual basis, the Company reviews the recoverability of goodwill based primarily upon an analysis of undiscounted cash flows.

      UNEARNED REVENUES - Unearned revenues primarily represent the Company's liability for gift certificates, which have been sold but not yet redeemed, recorded at the anticipated redemption value. When gift certificates are redeemed, the Company recognizes restaurant sales and reduces the related deferred liability.

      PROPERTY, FIXTURES AND EQUIPMENT - Property, fixtures and equipment are stated at cost. Depreciation is computed on the straight-line method over the following useful lives:

      Buildings and building
           improvements................ 20 to 31.5 years
      Furniture and fixtures.................... 7 years
      Equipment .......................... 2 to 15 years
      Leasehold improvements ............. 5 to 20 years

      Periodically, the Company evaluates the recoverability of the net carrying value of its property, fixtures and equipment by estimating its fair value which is generally measured by discounting expected future cash flows at the same rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the best information available making whatever estimates, judgements and projections are considered necessary. The fair value is compared to the carrying amount in the consolidated financial statements. A deficiency in fair value relative to the carrying amount is an indication of the need to reduce the carrying value of the assets. If the total of future undiscounted cash flows were less than the carrying amount of the property, fixtures and equipment, the carrying amount is written down to the fair value, and a loss resulting from value impairment is recognized by a charge to earnings. The Company's accounting policy complies with Statement of Financial Accounting Standards ("SFAS") No. 121. See Notes 2 and 14.

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
       Notes to Consolidated Financial Statements


      CONSTRUCTION IN PROGRESS - The Company capitalizes all direct costs incurred to construct its restaurants. Upon opening, these costs are depreciated or amortized and charged to expense based upon their property classification. The amount of interest capitalized in connection with restaurant construction was $1,800,000, $1,084,000, and $400,000 in 1997, 1996 and 1995, respectively.

      REVENUE RECOGNITION - The Company records revenues from normal recurring sales upon the performance of services.

      ADVERTISING COSTS - The Company's policy is to report advertising costs as expenses in the periods in which the costs are incurred. The total amounts charged to advertising expense were approximately $36,900,000, $28,000,000, and $17,500,000 in 1997, 1996 and 1995, respectively.

      INCOME TAXES - The Company uses the asset and liability method which recognizes the amount of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the financial statements as measured by the provisions of enacted tax laws.

      The minority partners' interest in affiliated partnerships includes no provision or liability for income taxes as any tax liability related thereto is the responsibility of the individual minority partners.

      EARNINGS PER COMMON SHARE - Earnings per common share are computed in accordance with SFAS No. 128 "Earnings Per Share", which requires companies to present basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding and dilutive options outstanding during the year.

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

2. ASSETS HELD FOR DISPOSAL

In November 1997, the Company closed nine of its 68 Carrabba's locations. The "Assets held for disposal" recorded in the Company's Consolidated Balance Sheets include the property, fixtures, and equipment related to the nine locations recorded at fair market value less estimated selling costs. The loss resulting from the deficiency in fair value relative to the carrying value of the assets is included in the line item in the Company's Consolidated Statements of Income entitled "Provision for impaired assets and restaurant closings." See Note 14 for a discussion of the facts and circumstances leading to the disposal and the methods used by the Company in determining the carrying amount and fair value of the assets.

      Operating losses included in the Company's operating results attributable to the nine locations were $1,780,000, $1,102,000, and $222,000 in 1997, 1996, and 1995, respectively.

3. OTHER CURRENT ASSETS

Other current assets consisted of the following (in thousands):

                                                                          DECEMBER 31,
                                                                      1997           1996
Deposits (including income tax deposits)                            $ 2,251        $   755
Accounts receivable                                                   6,466          3,144
Prepaid expenses                                                      6,034          4,961
Other current assets                                                    806          1,196
                                                                    -------        -------
                                                                    $15,557        $10,056
                                                                    =======        =======

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
       Notes to Consolidated Financial Statements


4. PROPERTY, FIXTURES AND EQUIPMENT, NET

Property, fixtures and equipment consisted of the following (in thousands):

                                                                                            DECEMBER 31,
                                                                                       1997              1996
Land                                                                                $  99,774         $  85,255
Buildings and building improvements                                                   193,667           153,212
Furniture and fixtures                                                                 49,484            36,794
Equipment                                                                             112,537            92,800
Leasehold improvements                                                                 87,624            74,858
Construction in progress                                                                8,768            16,838
Accumulated depreciation                                                              (92,785)          (63,244)
                                                                                    ---------         ---------
                                                                                    $ 459,069         $ 396,513
                                                                                    =========         =========

5. OTHER ASSETS

Other assets consisted of the following (in thousands):

                                                                                          DECEMBER 31,
                                                                                       1997              1996
Preopening costs, net                                                               $   6,640         $   8,818
Intangible assets, net                                                                 27,307             4,485
Other assets                                                                            3,685             3,705
                                                                                    ---------         ---------
                                                                                    $  37,632         $  17,008
                                                                                    =========         =========

6. LONG-TERM DEBT

Long-term debt consisted of the following (in thousands):

                                                                                          DECEMBER 31,
                                                                                      1997           1996
Notes payable to banks, collateralized by property, fixtures and equipment,
       interest at rates ranging from 8.825% to 9.9% at December 31, 1997           $ 1,127        $ 1,336
Notes payable to leasing companies, collateralized by equipment,
       interest rates ranging from 8% to 13.2%                                                         127
Note payable to corporation, collateralized by real estate, interest at 9.0%            344            455
Other notes payable, unsecured, interest ranging from 6.33% to 7.99%                  1,160          1,063
Revolving line of credit, interest ranging from 6.53%
       to 6.59% at December 31, 1997 (see below)                                     66,360         45,320
                                                                                    -------        -------
                                                                                     68,991         48,301
Less current portion                                                                    715            706
                                                                                    -------        -------
Long-term debt                                                                      $68,276        $47,595
                                                                                    =======        =======



      The Company has an unsecured revolving line of credit which permits borrowing up to a maximum of $125,000,000 at rates ranging from 50 to 75 basis points over the 30, 60, 90 or 180 day London Interbank Offered Rate (LIBOR) (5.72% to 5.84% at December 31, 1997). At December 31, 1997, the unused portion of the revolving line of credit was $58,640,000. The line matures in August 2000.

      The Company has a $7,500,000 unsecured line of credit bearing interest at rates ranging from 50 to 75 basis points over LIBOR. Approximately $4,723,000 of the line of credit is committed for the issuance of letters of credit, $866,000 of which is to secure loans made by the bank to certain franchisees.

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
       Notes to Consolidated Financial Statements


The Company is the guarantor of an unsecured line of credit which permits borrowing of up to $25,000,000, maturing in March 2002, for one of its franchisees. At December 31, 1997, the outstanding balance was approximately $4,520,000.

      The aggregate payments of long-term debt outstanding at December 31, 1997, for the next five years, are summarized as follows: 1998 - $715,000; 1999
- $680,000; 2000 - $67,303,000; 2001 - $130,000; 2002 - $80,000.

      The carrying amount of long-term debt approximates fair value.

7. ACCRUED EXPENSES

Accrued expenses consisted of the following (in thousands):

                                                                               DECEMBER 31,
                                                                            1997          1996
Accrued payroll                                                           $ 4,907       $ 4,624
Accrued advertising                                                         5,527         2,876
Accrued rent                                                                1,403         1,148
Accrued insurance                                                           4,985         4,490
Accrued ESOP contribution                                                     174         1,150
Accrued property taxes                                                      3,921         2,615
Other                                                                       3,094         2,305
                                                                          -------       -------
                                                                          $24,011       $19,208
                                                                          =======       =======

8. STOCKHOLDERS' EQUITY

During the second quarter of 1997, the Company repurchased 735,500 shares of its Common Stock, $.01 par value, for an aggregate purchase price of $13,900,000. Repurchased shares are carried as treasury stock on the consolidated balance sheet and are recorded at cost. See Note 13 for disclosures related to the Company's Stock Option Plan.

9. INCOME TAXES

Income tax expense consisted of the following (in thousands):


                                                                         YEARS ENDED DECEMBER 31,
                                                                      1997        1996          1995
Federal:
     Current                                                       $ 31,010      $29,838       $23,296
     Deferred                                                        (3,572)       3,765           995
                                                                   --------      -------       -------
                                                                     27,438       33,603        24,291
                                                                   --------      -------       -------
State:
     Current                                                          6,639        6,268         4,623
     Deferred                                                          (353)         412           253
                                                                   --------      -------       -------
                                                                      6,286        6,680         4,876
                                                                   --------      -------       -------
                                                                   $ 33,724      $40,283       $29,167
                                                                   ========      =======       =======


The Company's effective tax rate differs from the federal statutory rate for the following reasons:

                                                                         YEARS ENDED DECEMBER 31,
                                                                     1997         1996          1995
Income taxes at federal statutory rate                               35.0%        35.0%         35.0%
State taxes, net of federal benefit                                   4.0          3.8           3.9
Earnings not subject to corporate income taxes                                                  (3.8)
Other, net                                                           (3.6)        (2.8)         (2.9)
                                                                     -----        -----         -----
Total                                                                35.4%        36.0%         32.2%
                                                                     =====        =====         =====

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
       Notes to Consolidated Financial Statements


As discussed in Note 11, in certain periods presented the Company's net income included earnings attributable to the Hal Smith Restaurant Group (the "Hal Smith Group"), Garob, Inc. ("Garob"), FBS Enterprises, Inc. ("FBS"), the Fore Management Group ("Fore Management"), and the Brenica Restaurant Group ("Brenica"). These companies had elected under Subchapter S of the Internal Revenue Code to have their shareholders pay any federal income tax due on their earnings. Although income prior to the mergers attributable to the merging companies is included in the Company's consolidated financial statements, the Company is not required to pay income taxes on the income since they are the responsibility of the shareholders of the merging companies. See Note 12.

      The income tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

      DEFERRED INCOME TAX ASSETS (IN THOUSANDS):

                                                DECEMBER 31,
                                            1997           1996
      Insurance reserves                  $ 3,512        $ 3,147
      Advertising expense reserves          1,944            854
      Intangibles                          14,805          9,760
      Other, net                              522
                                          -------        -------
                                          $20,783        $13,761
                                          =======        =======

      DEFERRED INCOME TAX LIABILITIES (IN THOUSANDS):

                                                DECEMBER 31,
                                            1997           1996
      Depreciation                        $10,433        $10,683
      Training and other
        related costs                       2,207          4,219
                                          -------        -------
                                          $12,640        $14,902
                                          =======        =======


10. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES - The Company leases restaurant and office facilities and certain equipment under operating leases having terms expiring between 1998 and 2016. The restaurant facility leases primarily have renewal clauses of five to 20 years exercisable at the option of the Company. Certain of these leases require the payment of contingent rentals based on a percentage of gross revenues, as defined. Total rental expense for the years ended December 31, 1997, 1996 and 1995 was approximately $20,000,000, $18,353,000 and $16,054,000, respectively, and included contingent rent of approximately $2,342,000, $2,369,000 and $2,048,000, respectively.

      Future minimum lease payments on operating leases (including leases for restaurants scheduled to open in 1998), are as follows (in thousands):

   1998                                 $  17,001
   1999                                    16,423
   2000                                    15,483
   2001                                    13,227
   2002                                    11,154
   Thereafter                              34,691
                                        ---------
   Total minimum lease payments         $ 107,979
                                        =========


      The Company has a line of credit of which approximately $866,000 is committed to secure loans made by banks to certain franchisees. See Note 6.

      The Company is subject to legal proceedings claims and liabilities which arise in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to those actions will not materially affect the Company's financial position or results of operations.

11. BUSINESS COMBINATIONS

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

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
       Notes to Consolidated Financial Statements

      In 1997, the Company issued approximately 769,000 shares of Common Stock to five area operating partners for all of their outstanding interests in 69 Outback Steakhouses in Maryland, Michigan, New Jersey, North Carolina, Pennsylvania, South Florida, South Carolina, Texas and Virginia. These mergers have been accounted for by the purchase method and the related goodwill is included in the line item entitled "Other Assets" in the Company's Consolidated Balance Sheets.

12. PRO FORMA EARNINGS AND EARNINGS PER SHARE

As discussed in Note 9, no income tax expense has been provided in the Company's 1995 historical consolidated financial statements on income attributable to the merging companies discussed in Note 11. Pro forma net income for 1995 includes an adjustment to increase the provision for income taxes to reflect the anticipated tax as if the merging companies had not elected to be taxed under Subchapter S of the Internal Revenue Code.

13. STOCK OPTION PLAN

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

      Options under the Stock Option Plan may be Options which qualify under
Section 422 of the Internal Revenue Code ("Incentive Stock Options") or Options which do not qualify under Section 422 ("Nonqualified Options"). The term of Options granted is generally 5 years and the price cannot be less than the fair market value of the shares covered by the Option.

      At December 31, 1997, Options to purchase 7,760,128 shares of the Company's Common Stock had been granted to employees of the Company at prices ranging from $0.28 to $38.33 per share which was the estimated fair market value at the time of each grant. As of December 31, 1997, Options for 1,936,439 shares were exercisable.

      Options to purchase 1,459,042, 686,756 and 1,429,000 of the Company's Common Stock were issued to employees during 1997, 1996, and 1995 with exercise prices ranging from $21.45 to $27.64, $25.34 to $38.33 and $23.38 to $32.15 for
each respective period.

      Activity in the Company's Stock Option Plan was:

                                           WEIGHTED
                                           AVERAGE
                            SHARES      EXERCISE PRICE
Outstanding at
December 31, 1995         4,588,750         $15.90
   Granted                  686,756          27.87
   Exercised               (349,033)         17.44
   Forfeited                (15,699)         28.09
                         ----------
Outstanding at
December 31, 1996         4,910,774          21.13
   Granted                1,459,042          23.64
   Exercised               (464,229)         11.05
   Forfeited                (61,399)         29.69
                         ----------
Outstanding at
December 31, 1997         5,844,188         $22.67
                         ==========


      Had the compensation cost for the Company's Stock Option Plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of FASB Statement 123, the Company's net income and earnings per share on a pro forma basis would have been (in thousands, except per share data):

                                          DECEMBER 31,
                              1997           1996           1995
Net income                  $55,513        $68,154        $50,923

Basic earnings per
common share                $  1.16        $  1.43        $  1.08

Diluted earnings per
common share                $  1.14        $  1.38        $  1.04

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
       Notes to Consolidated Financial Statements


The preceding pro forma results were calculated with the use of the Black Scholes option-pricing model. The following assumptions were used for the years ended December 31, 1997, 1996, 1995, respectively: (1) risk-free interest rates of 5.45%, 6.05%, and 5.83%; (2) dividend yield of 0.0%, 0.0%, and 0.0%; (3)
expected lives of 3.5, 3.5, and 3.5 years; and (4) volatility of 25%, 25%, and 25%. Results may vary depending on the assumptions applied within the model.

14. PROVISION FOR IMPAIRED ASSETS
AND RESTAURANT CLOSINGS

In the fourth quarter of 1997, the Company recorded a provision of $26,001,000 which includes approximately $23,113,000 for the write down of certain impaired assets and $2,888,000 related to restaurant closings, severance and other costs.

      In accordance with SFAS 121, the Company identified certain long-lived assets which are held and used in the Carrabba's restaurants as impaired. An impairment was recognized when the future undiscounted cash flows of certain assets were estimated to be less than the assets' related carrying value. As such, the carrying values were written down to the Company's estimates of fair value. Fair value was estimated utilizing the best information available making whatever estimates, judgements, and projections were considered necessary.

15. EARNINGS PER SHARE

The Company adopted the provisions of SFAS No. 128 "Earnings Per Share," during the fourth quarter of 1997, as required. The new standard specifies the computation, presentation, and disclosure requirements for earnings per share. The following table represents the computation of basic and diluted earnings per common share as required by SFAS 128 (in thousands, except per share data).


                                                                           YEARS ENDED DECEMBER 31,
                                                                      1997           1996          1995
Net Income                                                          $61,452        $71,613        $61,318
Basic weighted average number of common shares outstanding           47,834         47,813         47,012
Basic earnings per common share                                     $  1.28        $  1.50        $  1.30
Pro forma basic earnings per common share                                                         $  1.23
Effect of dilutive stock options                                        671          1,476          1,865
Diluted weighted average number of common shares outstanding         48,505         49,289         48,877
Diluted earnings per common share                                   $  1.27        $  1.45        $  1.25
Pro forma diluted earnings per common share                                                       $  1.19


Diluted earnings per common share excludes antidilutive stock options of approximately 2,765,000, 598,000 and 241,000, during 1997, 1996, and 1995, respectively.

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
       Notes to Consolidated Financial Statements


16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents selected quarterly financial data for the periods indicated (in thousands, except per share data).


1997                                            MARCH 31         JUNE 30    SEPTEMBER 30     DECEMBER 31
Revenues                                        $271,037        $287,729        $289,209        $303,662
Income from operations (see footnote 14)          32,388          35,884          36,176          12,628
Income before provision for income taxes          27,069          30,353          30,598           7,156
Net income                                        17,189          19,274          20,316           4,673
Basic earnings per share                            0.36            0.41            0.43            0.10
Diluted earnings per share                          0.35            0.40            0.42            0.10

1996                                            MARCH 31         JUNE 30    SEPTEMBER 30     DECEMBER 31
Revenues                                        $216,102        $236,481        $236,730        $248,087
Income from operations                            31,732          33,748          31,351          34,086
Income before provision for income taxes          26,546          28,719          27,242          29,389
Net income                                        16,857          18,236          17,712          18,808
Basic earnings per share                            0.35            0.38            0.37            0.39
Diluted earnings per share                          0.34            0.37            0.36            0.38

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
Address for all officers: 550 North Reo Street, Suite 200, Tampa, FL 33609



[PICTURE OF OFFICERS]




     BOARD OF DIRECTORS
     ------------------
Chris T. Sullivan                   W.R. "Max" Carey, Jr.
Chairman of the Board and           President, Corporate
Chief Executive Officer             Resource Development

Robert D. Basham                    Edward L. Flom
President and Chief                 Former Chairman
Operating Officer                   and Chief Executive Officer,
                                    Florida Steel Corporation
J. Timothy Gannon
Sr. Vice President                  Nancy Schneid
                                    Vice President, Marketing
Robert S. Merritt
Sr. Vice President, Chief           Lee Roy Selmon
Financial Officer and Treasurer     Associate Athletic Director
                                    University of South Florida
John A. Brabson, Jr.
Chairman and Chief                  Debbi Fields Rose
Executive Officer,                  Founder and Former
Lykes Bros. Inc.                    Chairperson,
                                    Mrs. Fields Cookies
Charles H. Bridges
Former Chairman and                 Toby S. Wilt
Chief Executive Officer,            President, TSW
Francois L. Schwartz, Inc.          Investment Company






  OFFICERS
  --------
Chris T. Sullivan                  Steven T. Shlemon                            Lauren C. Cooper
Chairman of the                    Vice President and                           Vice President
Board and Chief                    Director of Operations                       and Controller
Executive Officer                  Carrabba's Italian Grill
                                                                                Dennis J. Rouse
Robert D. Basham                   Hugh H. Connerty, Jr.                        Vice President,
President and Chief                President, Outback                           Real Estate and
Operating Officer                  Steakhouse International                     Development

J. Timothy Gannon                  Trudy I. Cooper                              Irene Wenzel
Sr. Vice President                 Vice President,                              Vice President,
                                   Training and Development                     Purchasing
Robert S. Merritt
Sr. Vice President,                Nancy Schneid                                Benjamin Novello
Chief Financial Officer            Vice President, Marketing                    Regional Vice President,
and Treasurer                                                                   Operations
                                   Steven C. Stanley
Paul E. Avery                      Vice President,                              Mark Wibel
President, Outback                 Construction                                 Regional Vice President,
Steakhouse of Florida, Inc.                                                     Operations
                                   Joseph J. Kadow
Carl W. Sahlsten                   Vice President,                              Steve Erickson
President, Carrabba's              General Counsel                              Regional Vice President,
Italian Grill                      and Secretary                                Operations








                                       29
[PICTURE OF OFFICERS]