Form 10-K, Exhibit 13
period 1997-12-31
OUTBACK STEAKHOUSE INC
filed 1998-03-30
CIK 874691

                                                                   EXHIBIT 13.03


MARKET FOR THE REGISTRANT'S COMMON STOCK

The Common Stock of the Company is traded in the over-the-counter market and is quoted on the NASDAQ National Market System under the symbol OSSI. The following table sets forth, for the fiscal years ended December 31, 1995, 1996, and 1997, the high and low per share prices of the Company's Common Stock as reported by NASDAQ.

   1995                    HIGH              LOW
   First Quarter          $29.25           $22.88
   Second Quarter          30.13            23.38
   Third Quarter           35.50            28.50
   Fourth Quarter          37.80            29.25
   1996
   First Quarter           40.63            29.75
   Second Quarter          40.75            34.00
   Third Quarter           35.00            23.00
   Fourth Quarter          29.63            21.50
   1997
   First Quarter           27.88            18.25
   Second Quarter          25.38            17.88
   Third Quarter           28.75            21.88
   Fourth Quarter          32.38            24.88


The Company has never paid a cash dividend on its Common Stock. As a condition of the Company's line of credit agreement (See Note 6 of Notes to Consolidated Financial Statements), the Company is currently restricted from paying dividends, other than in the form of partnership distributions, without the consent of two thirds of its lenders.

      As of February 5, 1998 there were approximately 2,495 registered shareholders of record of the Company's Common Stock.

REPORTS ON FORM 10-K

A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K will be furnished to any shareholder without charge upon written request. Address to Investor Relations Department at: Outback Steakhouse, Inc., 550 North Reo Street, Suite 200, Tampa, Florida 33609.

      Stock Transfer Agent and Registrar: Bank of New York, 101 Barclay Street, 12 West, New York, NY 10286. Requests for changes and updates in shareholder records can be made to the Bank of New York Customer Service Department at 800-524-4458.

      Independent Accountants: Deloitte & Touche LLP, Tampa, Florida

COMPANY NEWS

The Company's news releases, including quarterly earnings announcements are available through Company News-On-Call. To receive a faxed copy of recent news releases, call 1-800-758-5804. Enter the Outback six digit code of 673313 and the requested release will faxed within minutes of inquiry. This service is available 24 hours a day, 7 days a week.

ANNUAL MEETING

The annual meeting of shareholders will be held on Wednesday, April 15, 1998 at 10:00 a.m. local time at the Tampa Convention Center, 333 South Franklin Street, Tampa, Florida



                                       30