Form 10-K, Exhibit 13
period 1998-12-31
OUTBACK STEAKHOUSE INC
filed 1999-03-31
CIK 874691

                                                                   EXHIBIT 13.01

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------
Introduction
         At December 31, 1998, Outback Steakhouse, Inc. and Affiliates (the "Company") had 422 domestic and one international Outback Steakhouse restaurants in which it had a direct ownership interest ("Company owned" restaurants), 95 Outback Steakhouse restaurants operated by unaffiliated domestic franchisees, and 22 Outback Steakhouse restaurants operated by unaffiliated international franchisees. The system also included 52 Company owned Carrabba's Italian Grills ("Carrabba's") and 12 Carrabba's operated by joint ventures in which the Company had a 45% ownership interest ("Development Joint Ventures").

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

         The Development Joint Venture restaurants are organized as general partnerships in which the Company owns 50% of the partnership and its joint venture partner owns 50%. The restaurant manager of each restaurant owned by a Development Joint Venture purchases a 10% interest in the restaurant he or she manages. The Company is responsible for 50% of the costs of new restaurants operated as Development Joint Ventures and the Company's joint venture partner is responsible for the other 50%. The income derived from restaurants operated as Development Joint Ventures is presented in the line item "(Income) loss from operations of unconsolidated affiliates" in the Company's Consolidated Statements of Income.

         The Company derives no direct income from the operations of franchised restaurants other than initial franchise fees and royalties, which are included in the Company's other revenues.

91  $   91,000              91  $   91,000              91  $0.11             91  $ 6,064
92  $  196,000              92  $  190,568              92  $0.23             92  $14,666
93  $  348,000              93  $  336,885              93  $0.35             93  $24,926
94  $  557,000              94  $  516,926              94  $0.57             94  $41,196
95  $  827,000              95  $  733,692              95  $0.79             95  $57,911
96  $1,077,000              96  $  937,400              96  $0.97             96  $71,613
97  $1,368,000              97  $1,151,637              97  $0.84+ $1.07+     97  $61,452+ $ 78,145+
98  $1,668,000              98  $1,358,921              98  $1.23*  1.29*     98  $92,335* $ 97,215*

System-wide Sales               Company Revenues        Diluted Earnings            Net Income
in Thousands of Dollars     in Thousands of Dollars         Per Share         in Thousands of Dollars




+Net income and earnings per share amounts for 1997 are depicted before and after the "Provision for impaired assets and restaurant closings." See Note 15 of Notes to Consolidated Financial Statements.

*Net income and earnings per share amounts for 1998 are depicted before and after the "Cumulative Effect of Change in Accounting Principle." See Note 13 of Notes to Consolidated Financial Statements.

Note: All applicable per share data has been restated to reflect the retroactive effect of a three-for-two stock split effective March 2, 1999. See Note 8 of Notes to Consolidated Financial Statements.

Results of Operations
--------------------------------------------------------------------------------

The following table sets forth, for the periods indicated, (i) the percentages which the items in the Company's Consolidated Statements of Income bear to total revenues or restaurant sales, as indicated, and (ii) selected operating data:

--------------------------------------------------------------------------------------------------------------------------------
Statements of Income Data:                                                                  Years Ended December 31,
                                                                                        1998          1997          1996
   Revenues:
     Restaurant sales                                                                   99.0%         99.2%         99.3%
     Other revenues                                                                      1.0           0.8           0.7
                                                                                       ------        ------        ------
     Total revenues                                                                    100.0         100.0         100.0
                                                                                       ------        ------        ------
   Costs and expenses:
     Cost of sales (1)                                                                  39.1          38.5          39.0
     Labor and other related (1)                                                        23.5          23.8          23.0
     Other operating                                                                    21.4          21.9          20.8
     General and administrative                                                          3.9           3.8           3.6
     Provision for impaired assets and restaurant closings                                             2.3
     (Income) loss from operations of unconsolidated affiliates (2)
   Income from operations                                                               12.7          10.2          13.9
   Interest expense                                                                     (0.1)         (0.2)         (0.1)
                                                                                       ------        ------        ------
   Income before elimination of minority partners' interest
     and provision for income taxes                                                     12.6          10.0          13.8
   Elimination of minority partners' interest                                            1.6           1.7           1.9
                                                                                       ------        ------        ------
   Income before provision for income taxes                                             11.0           8.3          11.9
   Provision for income taxes                                                            3.9           3.0           4.3
                                                                                       ------        ------        ------
   Income before cumulative effect
     of a change in accounting principle                                                 7.1           5.3           7.6
   Cumulative effect of a change in accounting principle (net of income taxes)          (0.3)
                                                                                       ------        ------        ------
   Net income                                                                            6.8%          5.3%          7.6%
                                                                                       ======        ======        ======
System-wide restaurant sales (millions of dollars):
   Outback Steakhouses
     Company owned                                                                     $1,227        $1,045        $  892
     Domestic franchised and joint venture                                                247           181           124
     International franchised                                                              48            20             1
                                                                                       ------        ------        ------
                                                                                        1,522         1,246         1,017
                                                                                       ------        ------        ------
   Carrabba's Italian Grills
     Company owned                                                                        119            98            39
     Joint venture                                                                         27            24            21
                                                                                       ------        ------        ------
                                                                                          146           122            60
                                                                                       ------        ------        ------
   System-wide total                                                                   $1,668        $1,368        $1,077
                                                                                       ======        ======        ======
Number of restaurants (at end of period):
   Outback Steakhouses
     Company owned                                                                        422           373           318
     Domestic franchised and joint venture                                                 95            72            54
     International franchised                                                              23            14             1
                                                                                       ------        ------        ------
                                                                                          540           459           373
                                                                                       ------        ------        ------
   Carrabba's Italian Grills
     Company owned                                                                         52            49            36
     Joint venture                                                                         12            11            12
                                                                                       ------        ------        ------
                                                                                           64            60            48
                                                                                       ------        ------        ------
   System-wide total                                                                      604           519           421
                                                                                       ======        ======        ======

(1) As a percentage of restaurant sales.
(2) Percentages are less than 1/10(th) of one percent of total revenues.

--------------------------------------------------------------------------------
Fiscal years 1998, 1997 and 1996
Revenues. Total revenues increased by 18.0% in 1998 as compared with 1997, and by 22.9% in 1997 as compared with 1996. The increases in 1998 and 1997 were primarily attributable to the opening of new restaurants and to increased same store customer counts and menu price increases. Although Outback Steakhouse and Carrabba's are not considered separate reportable segments for purposes of SFAS No.131, differences in certain operating ratios are discussed in this section in order to enhance the Financial Statement users understanding of the Company's results of operation and its changes in financial condition. The following table sets forth additional information regarding year to year changes in revenues:
--------------------------------------------------------------------------------

Average unit volumes:                                  1998              1997               1996
   Outback Steakhouses                           $3,135,000        $3,039,000         $3,122,000
   Carrabba's                                     2,368,000         2,134,000          1,982,000
Operating weeks:
   Outback Steakhouses                               20,170            17,654             14,943
   Carrabba's                                         2,579             2,396                985
Per person average checks:
   Outback Steakhouses                           $    17.10        $    16.76         $    16.79
   Carrabba's                                         17.47             17.14              17.40
Year to year same store percentage change:
   Sales:
     Outback Steakhouses                               5.20%            (0.11%)            (1.11%)
     Carrabba's                                        8.80%            10.08%              7.47%
   Customer counts:
     Outback Steakhouses                               3.00%             0.04%             (2.33%)
     Carrabba's                                        4.30%            11.75%              5.19%

Costs and expenses. Cost of sales, consisting of food and beverage costs, increased by 0.6% of restaurant sales to 39.1% in 1998 as compared with 38.5% in 1997.The increase was attributable to commodity cost increases, particularly in butter, shrimp and produce, which was partially offset by a decrease in meat costs and higher menu prices. Cost of sales decreased by 0.5% of restaurant sales to 38.5% in 1997 as compared with 39.0% in 1996. Of the decrease, 0.2% resulted from an increase in the proportion of Company owned Carrabba's in operation which have lower average food costs than Outback Steakhouses. The remainder of the decrease resulted from a 1.2% menu price increase in May 1997, and commodity cost decreases in meat, produce, and dairy products. The decrease was partially offset by increases in the cost of liquor and wine.

         Labor and other related expenses include all direct and indirect labor costs incurred in operations. Labor and other related expenses decreased as a percentage of restaurant sales by 0.3% to 23.5% in 1998 as compared with 23.8% in 1997. The decrease resulted from higher average unit volumes at Outback Steakhouse and Carrabba's, partially offset by higher hourly wage rates which are the result of a competitive labor market and the effect of the increase in the federal minimum wage. Labor and other related expenses as a percentage of restaurant sales increased by 0.8% to 23.8% in 1997 as compared with 23.0% in 1996. Of the increase, 0.2% was attributable to an increase in the proportion of Carrabba's in operation which have higher average labor costs than Outback Steakhouses. The remainder of the increase resulted from an overall increase in wage rates for kitchen employees due to a competitive labor market, increases in the statutory minimum wage rate, and lower average unit volumes generated by Outback Steakhouses.

         Other operating expenses include all other unit-level operating costs, the major components of which are operating supplies, rent, repairs and maintenance, advertising, utilities, depreciation and amortization and other occupancy costs. A substantial portion of these expenses are fixed or indirectly variable. These costs as a percentage of total revenues decreased by 0.5%, to 21.4% in 1998, as compared with 21.9% in 1997. The decrease resulted from higher average unit volumes for both Outback Steakhouse and Carrabba's during the year which reduces the fixed and indirectly variable costs as a percentage of revenues. These costs as a percentage of total revenues increased by 1.1%, to 21.9% in 1997, as compared with 20.8% in 1996. Of the increase, 0.5% resulted from an increase in the proportion of Carrabba's in operation which have higher average operating expenses as a percentage of restaurant sales than Outback Steakhouses due to lower average unit volumes. The remainder of the increase resulted from increases in utilities costs, repairs and maintenance expenses, and advertising spending.

    General and administrative expenses increased by $9,793,000 to $53,556,000 in 1998 as compared with $43,763,000 in 1997. The increase resulted from additional

--------------------------------------------------------------------------------
staffs employed to manage Outback Steakhouse international franchising operations, an increase in salary expenses related to higher restaurant management training costs, and an increase in overall administrative costs associated with operating additional Outback Steakhouses. General and administrative expenses increased by $9,934,000 to $43,763,000 in 1997 as compared with $33,829,000 in 1996. This increase resulted from an increase in management training costs, additional staffs employed to manage Outback Steakhouse international franchising operations and Carrabba's, and an increase in overall administrative costs associated with operating additional Outback Steakhouses.

         PROVISION FOR IMPAIRED ASSETS AND RESTAURANT CLOSINGS. In the fourth quarter of 1997, the Company recorded a pre-tax charge to earnings of $26,001,000 which includes approximately $23,113,000 for the write down of certain impaired assets and $2,888,000 related to restaurant closings, severance and other costs. The write down primarily related to Carrabba's restaurant properties, nine of which were closed during the fourth quarter of 1997 (See Notes 2 and 15 of Notes to Consolidated Financial Statements). The Company intends to continue developing the Carrabba's concept in markets where it has demonstrated success. See "Liquidity and Capital Resources" for a discussion of the Company's expansion strategy.

         (INCOME) LOSS FROM OPERATIONS OF UNCONSOLIDATED AFFILIATES. (Income) loss from operations of unconsolidated affiliates represents the Company's portion of net income or loss from Carrabba's and Outback Steakhouses operated as Development Joint Ventures. Income from Development Joint Ventures was $514,000 in 1998 compared with a loss of $467,000 in 1997. This increase was attributable to the increases in average unit volumes and improved operating margins at Carrabba's joint venture restaurants. Loss from Development Joint Ventures was $467,000 in 1997 compared with a loss of $102,000 in 1996. This decrease was attributable to losses from Carrabba's Texas operations, and to fewer Outback Steakhouses operating as Development Joint Ventures as a result of the restructuring of the Company's Nevada operations in April 1996.

         INCOME FROM OPERATIONS. As a result of the increase in revenues, the changes in the relationship between revenues and expenses discussed above, the opening of new restaurants, and the provision for impaired assets and restaurant closings in 1997, income from operations increased by $56,040,000 to $173,116,000 in 1998, as compared with $117,076,000 in 1997,and decreased by
$13,841,000 to $117,076,000 in 1997,as compared with $130,917,000 in 1996.

         INTEREST EXPENSE. Interest expense was $1,157,000 in 1998 as compared with $2,489,000 in 1997 and $1,096,000 in 1996. The year to year changes in interest expense resulted from changes in borrowing needs as funds were expended to finance the construction of new restaurants, fluctuations in interest rates on the Company's line of credit and a lower average line of credit balance in 1998 as compared with 1997 and a higher average balance in 1997 as compared with 1996. (See Note 6 of Notes to Consolidated Financial Statements.)


91  $    3,298              91  $   48,010                 91  $   32,769
92  $    5,570              92  $  131,436                 92  $  103,997
93  $   11,718              93  $  174,794                 93  $  139,059
94  $   20,699              94  $  259,118                 94  $  186,697
95  $   37,905              95  $  372,271                 95  $  266,764
96  $   47,595              96  $  469,843                 96  $  342,439
97  $   68,276              97  $  592,780                 97  $  434,717
98  $   37,475              98  $  705,211                 98  $  545,046

     LONG-TERM DEBT               TOTAL ASSETS           STOCKHOLDERS' EQUITY
in Thousands of Dollars     in Thousands of Dollars    in Thousands of Dollars

--------------------------------------------------------------------------------
ELIMINATION OF MINORITY PARTNERS' INTEREST. This line item represents the portion of income from operations included in consolidated operating results attributable to the ownership interests of restaurant managers and area operating partners in Company owned restaurants. As a percentage of revenues, these costs were 1.6%, 1.7%, and 1.9% in 1998, 1997 and 1996, respectively. The decrease in this ratio from 1997 to 1998 reflected changes in overall restaurant operating margins, and decreases in minority partners' ownership interests resulting from the purchase of minority interests in the Company's Indiana and Kentucky markets in the second quarter of 1998 and the South Florida, Houston, Detroit, Washington D.C. and Carolina markets in the fourth quarter of 1997 (See
Note 11 of Notes to Consolidated Financial Statements). The decrease in this ratio from 1996 to 1997 reflected changes in overall restaurant operating margins, and decreases in minority partners' ownership interests resulting from the purchase of minority interests in the Company's South Florida, Houston, Detroit, Washington D.C. and Carolina markets in the fourth quarter of 1997.

         PROVISION FOR INCOME TAXES. The provision for income taxes, in all three years presented reflected expected income taxes at the federal statutory rate and state income tax rates, net of the federal benefit. The effective tax rate was 35.5% in 1998, 35.4% in 1997, and 36% in 1996. The changes in the effective rates resulted from the increase or decrease in the FICA tip credit utilized in the respective years.

         CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NET OF INCOME TAXES). The cumulative effect of a change in accounting principle is the result of the Company's early adoption of Statement of Position 98-5,"Reporting on the Costs of Start-up Activities." The cumulative effect of the change (net of income taxes), for 1998 was approximately $4,880,000. There was no retroactive effect of the adoption of the change during 1997 and 1996. Basic and diluted earnings per share were both reduced by $0.06 during 1998 due to the impact of the change.

--------------------------------------------------------------------------------
Liquidity and Capital Resources
The following table presents a summary of the Company's cash flows for the last three fiscal years (in thousands):

                                                            1998            1997             1996
Net cash provided by operating activities                $ 178,757       $ 123,624       $ 122,799
Net cash used in investing activities                     (104,922)       (111,546)       (126,631)
Net cash (used in) provided by financing activities        (30,058)         12,078          (7,596)
                                                         ---------       ---------       ---------
Net increase (decrease) in cash                          $  43,777       $  24,156       $ (11,428)
                                                         =========       =========       =========

The Company requires capital principally for the development of Company owned and Development Joint Venture restaurants. Capital expenditures totalled approximately $103,892,000, $115,213,000 and $130,987,000 in 1998, 1997 and
1996, respectively. The Company either leases its restaurants under operating leases for periods ranging from five to twenty years (including renewal periods) or purchases free standing restaurants where it is cost effective. As of December 31, 1998, there were approximately 249 restaurants developed on properties which were owned by the Company. (See Note 10 of Notes to Consolidated Financial Statements.)

         The Company has two uncollateralized lines of credit totalling $132,500,000. Approximately $5,690,000 is committed for the issuance of letters of credit, some of which are to collateralize loans made by the bank to certain franchisees, and $35,683,000 has been borrowed to finance the development of new restaurants.

         The Company is the guarantor of an uncollateralized line of credit that permits borrowing of up to $25,000,000 for one of its franchisees. At December 31, 1998, the borrowings totalled approximately $13,811,000. (See Note 6 of Notes to Consolidated Financial Statements.)

EXPANSION STRATEGY

The Company's goal is to add new restaurants to the Outback system in each of 1999 and 2000, primarily through the development of 50 to 55 Company owned restaurants, 15 to 20 domestic franchised restaurants and 10 to 15 international franchised restaurants each year, of which 3 to 5 will be Development Joint Venture restaurants primarily in Brazil and Asia. The Company also intends to add 6 to 10 Carrabba's, the majority of which will be Company owned restaurants, in each of 1999 and 2000. The Company estimates that its capital expenditures for the development of new restaurants will be approximately $110 million in each of 1999 and 2000 and intends to finance this development with income from operations and the unused portion of the revolving line of credit referred to above. The Company anticipates that 80% to 90% of the Company owned restaurants to be opened in 1999 will be free-standing units.

    A variety of factors could cause the actual results and experience to differ from the anticipated results referred to in the previous paragraph. The Company's forward looking statements regarding its development schedule for new restaurant openings are subject to a number of risk factors including:

--------------------------------------------------------------------------------
(i)      Ability to obtain appropriate real estate sites at acceptable prices;

(ii) Ability to obtain all required governmental permits including zoning approvals and liquor licenses on a timely basis;

(iii) Impact of government moratoriums or approval processes which could result in significant delays;

(iv)     Ability to obtain all necessary contractors and subcontractors;

(v) Union activities such as picketing and hand billing which could delay construction; and/or

(vi) Weather and acts of God beyond the Company's control resulting in construction delays.

INSURANCE
The Company retains direct liability for the first $200,000 of all individual workers compensation and general liability claims, and $230,000 of all individual health insurance claims. Claims in excess of these amounts are paid for by the respective insurance company. The Company records a liability for all unresolved claims at the anticipated cost to the Company at the end of the period based on the estimates produced by a third party administrator and insurance company.

YEAR 2000 ISSUE
Many software applications and operational programs written in the past were not designed to recognize calendar dates beginning in the Year 2000. The failure of such applications or systems to properly recognize the dates beginning in the Year 2000 could result in miscalculations or system failures which could result in an adverse effect on the Company's operations.

         The Company has instituted a Year 2000 task force which has initiated a comprehensive project to prepare its information technology ("IT") systems and non-IT systems for the Year 2000. The project includes identification and assessment of software, hardware and equipment that could potentially be affected by the Year 2000 issue, remedial action and further testing procedures. The Company plans to complete this project by June 30, 1999. The Company believes that the majority of its operations are Year 2000 compliant and currently estimates the total cost of its Year 2000 project will be approximately $600,000. The Company's aggregate cost estimate does not include time and costs that may be incurred by the Company as a result of the failure of any third parties, including suppliers, to become Year 2000 ready or costs to implement any contingency plans.

         The Company's most significant third-party business partners consist of restaurant food and supplies vendors who serve the Company. An initial inventory of our significant third-party partners has been completed and letters mailed requesting information regarding each party's Year 2000 compliance status. All responses received to date have indicated the vendor is now or will be Year 2000 compliant prior to January 1, 2000. The Company intends to develop contingency plans by the third quarter of 1999 for any vendors that appear to have substantial Year 2000 operational risks. Such contingency plans may include a change of vendors to minimize our risk. The effect, if any, on the Company's results of operations from the failure of such parties to be Year 2000 ready is not reasonably estimable.

         Management believes that the Company has an effective plan in place to resolve the Year 2000 issue in a timely manner. However, due to the unique nature of the problem and lack of historical experience, it is difficult to predict with certainty what will happen after December 31, 1999. We may encounter unanticipated third party failures or a failure to have successfully concluded our system remediation efforts. Any of these unforeseen events may have a material adverse impact on the Company's results of operations, financial condition or cashflows. Potential sources of risk include the inability of principal suppliers to be Year 2000 ready, which could result in delays in product deliveries from suppliers, and disruption of the distribution channel, including transportation vendors. The amount of any potential losses related to these occurrences cannot be reasonably estimated at this time. The Company is in the process of developing a contingency plan intended to mitigate the effects of problems experienced by the Company or key vendors or service providers in the timely implementation of Year 2000 programs. The Company expects to have the contingency plan developed by the third quarter of 1999.

         The most likely worst case scenario for the Company is that a significant number of our restaurants will be temporarily unable to operate due to public infrastructure failures and/or food supply problems. Some restaurants may have problems for extended periods of time. The failure of restaurants to operate would result in reduced revenues and cash flows for the Company during the disruption period. Loss of restaurant sales would be partially mitigated by reduced costs.

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