Form 10-K, Exhibit 13
period 1998-12-31
OUTBACK STEAKHOUSE INC
filed 1999-03-31
CIK 874691

                                                                   EXHIBIT 13.02

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------
To the Board of Directors and
Stockholders of Outback Steakhouse, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income,stockholders' equity and cash flows present fairly, in all material respects, the financial position of Outback Steakhouse, Inc. and Affiliates (the "Company") at December 31, 1998, and the results of their operations and their cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The consolidated financial statements of Outback Steakhouse, Inc. and Affiliates for the years ended December 31, 1997 and 1996, were audited by other independent accountants, whose report, dated February 20, 1998, expressed an unqualified opinion on those consolidated statements.

         As discussed in Note 13 of Notes to the Consolidated Financial Statements, the Company changed its method of accounting for the costs of start-up activities in 1998.

/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Tampa, FL
February 17, 1999

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
    Consolidated Balance Sheets (in thousands, except per share amounts)
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
ASSETS                                                                                     DECEMBER 31,
                                                                                       1998             1997
CURRENT ASSETS
   Cash and cash equivalents                                                        $  83,594       $  39,817
   Inventories                                                                         19,306          20,196
   Other current assets                                                                19,152          15,557
                                                                                    ---------       ---------
     Total current assets                                                             122,052          75,570
PROPERTY, FIXTURES AND EQUIPMENT, NET                                                 526,833         459,069
ASSETS HELD FOR DISPOSAL                                                                3,385           4,681
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES, NET                           9,229           7,685
DEFERRED INCOME TAXES                                                                   3,265           8,143
OTHER ASSETS                                                                           40,447          37,632
                                                                                    ---------       ---------
                                                                                    $ 705,211       $ 592,780
                                                                                    =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                                                 $  36,718       $  23,726
   Sales taxes payable                                                                  8,497           7,252
   Accrued expenses                                                                    30,009          24,011
   Unearned revenue                                                                    32,620          25,086
   Current portion of long-term debt                                                      967             715
                                                                                    ---------       ---------
     Total current liabilities                                                        108,811          80,790
LONG-TERM DEBT                                                                         37,475          68,276
OTHER LONG-TERM LIABILITIES                                                             4,000           4,500
                                                                                    ---------       ---------
     Total liabilities                                                                150,286         153,566
                                                                                    ---------       ---------
COMMITMENTS AND CONTINGENCIES (Notes 6 and 10)
INTEREST OF MINORITY PARTNERS IN CONSOLIDATED PARTNERSHIPS                              9,879           4,497
                                                                                    ---------       ---------
STOCKHOLDERS' EQUITY
   Common stock, $0.01 par value, 200,000 shares authorized;
   74,821 and 73,875 shares issued; and 73,962 and 72,772
   outstanding as of December 31, 1998 and 1997, respectively                             748             739
   Additional paid-in capital                                                         176,584         156,408
   Retained earnings                                                                  378,539         291,470
                                                                                    ---------       ---------
                                                                                      555,871         448,617
   Less treasury stock, 859 shares and 1,103 shares at December 31, 1998
   and 1997, respectively, at cost                                                    (10,825)        (13,900)
                                                                                    ---------       ---------
     Total stockholders' equity                                                       545,046         434,717
                                                                                    ---------       ---------
                                                                                    $ 705,211       $ 592,780
                                                                                    =========       =========

The accompanying notes are an integral part of these Consolidated Financial Statements.

Outback Steakhouse, Inc. and Affiliates
    Consolidated Statements of Income (in thousands, except per share amounts)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                                                                             Years Ended December 31,
                                                                                      1998              1997              1996
REVENUES
   Restaurant sales                                                               $ 1,345,762       $ 1,142,588       $  931,348
   Other revenues                                                                      13,159             9,049            6,052
                                                                                  -----------       -----------       ----------
TOTAL REVENUES                                                                      1,358,921         1,151,637          937,400
                                                                                  -----------       -----------       ----------
COSTS AND EXPENSES
   Cost of sales                                                                      526,254           440,172          363,285
   Labor and other related                                                            315,970           272,199          214,038
   Other operating                                                                    290,539           251,959          195,229
   General and administrative                                                          53,556            43,763           33,829
   Provision for impaired assets and restaurant closings                                                 26,001
   (Income) loss from operations of unconsolidated affiliates                            (514)              467              102
                                                                                  -----------       -----------       ----------
                                                                                    1,185,805         1,034,561          806,483
                                                                                  -----------       -----------       ----------
INCOME FROM OPERATIONS                                                                173,116           117,076          130,917
INTEREST EXPENSE                                                                       (1,157)           (2,489)          (1,096)
                                                                                  -----------       -----------       ----------
INCOME BEFORE ELIMINATION OF MINORITY PARTNERS' INTEREST
   AND PROVISION FOR INCOME TAXES                                                     171,959           114,587          129,821
ELIMINATION OF MINORITY PARTNERS' INTEREST                                             21,238            19,411           17,925
                                                                                  -----------       -----------       ----------
INCOME BEFORE PROVISION FOR INCOME TAXES                                              150,721            95,176          111,896
PROVISION FOR INCOME TAXES                                                             53,506            33,724           40,283
                                                                                  -----------       -----------       ----------
INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE
   IN ACCOUNTING PRINCIPLE                                                             97,215            61,452           71,613
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
   (NET OF INCOME TAXES)                                                               (4,880)
                                                                                  -----------       -----------       ----------
NET INCOME                                                                        $    92,335       $    61,452       $   71,613
                                                                                  ===========       ===========       ==========

BASIC EARNINGS PER SHARE
   Income before cumulative effect of a change in accounting principle            $      1.32       $      0.86       $     1.00
   Cumulative effect of change in accounting principle (net of income taxes)            (0.06)
                                                                                  -----------       -----------       ----------
   Net income                                                                     $      1.26       $      0.86       $     1.00
                                                                                  ===========       ===========       ==========
   Basic weighted average number of common shares outstanding                          73,446            71,751           71,720
                                                                                  ===========       ===========       ==========
DILUTED EARNINGS PER COMMON SHARE
   Income before cumulative effect of a change in accounting principle            $      1.29       $      0.84       $     0.97
   Cumulative effect of change in accounting principle (net of income taxes)            (0.06)
                                                                                  -----------       -----------       ----------
   Net income                                                                     $      1.23       $      0.84       $     0.97
                                                                                  ===========       ===========       ==========
   Diluted weighted average number of common shares outstanding                        75,228            72,758           73,934
                                                                                  ===========       ===========       ==========

The accompanying notes are an integral part of these Consolidated Financial Statements.

Outback Steakhouse, Inc. and Affiliates
    Consolidated Statements of Stockholders' Equity (in thousands)
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                                    Common        Common       Additional      Retained       Treasury
                                 Stock Shares  Stock Amount  Paid-In Capital   Earnings         Stock         Total
Balance, December 31, 1995         71,255       $    712       $ 107,647       $158,405                      $266,764
Issuance of common stock              759              8           4,054                                        4,062
Net income                                                                       71,613                        71,613
                                   ------       --------       ---------       --------      ---------       --------
Balance, December 31, 1996         72,014            720         111,701        230,018                       342,439
Issuance of common stock            1,861             19          44,707                                       44,726
Purchase of treasury stock         (1,103)                                                    $(13,900)       (13,900)
Net income                                                                       61,452                        61,452
                                   ------       --------       ---------       --------      ---------       --------
Balance, December 31, 1997         72,772            739         156,408        291,470        (13,900)       434,717
Issuance of common stock              946              9          19,457                                       19,466
Purchase of treasury stock           (300)                                                      (6,345)        (6,345)
Reissuance of treasury stock          544                            719         (5,266)         9,420          4,873
Net income                                                                       92,335                        92,335
                                   ------       --------       ---------       --------      ---------       --------
Balance, December 31, 1998         73,962       $    748       $ 176,584       $378,539      $ (10,825)      $545,046
                                   ======       ========       =========       ========      =========       ========

The accompanying notes are an integral part of these Consolidated Financial Statements.

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
    Consolidated Statements of Cash Flows (in thousands)
--------------------------------------------------------------------------------

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                  1998            1997            1996

Cash flows from operating activities:
Net income                                                                     $  92,335       $  61,452       $  71,613
Adjustments to reconcile net income to net cash
provided by operating activities:
   Depreciation                                                                   37,424          31,963          23,858
   Amortization                                                                    1,692          12,874          11,670
   Provision for impaired assets and restaurant closings                                          26,001
   Cumulative effect of change in accounting principle                             4,880
   Minority partners' interest in consolidated partnerships' income               21,238          19,411          17,925
   (Income) loss from operations of unconsolidated affiliates                       (514)            467             102
Change in assets and liabilities:
   Decrease (increase) in inventories                                                890          (3,559)        (10,163)
   (Increase) decrease in other current assets                                    (3,595)         (6,326)          4,174
   Increase in other assets                                                       (7,740)        (16,746)        (12,010)
   Increase in accounts payable, sales taxes payable and accrued expenses         20,235           1,119          15,085
   Increase in unearned revenue                                                    7,534           4,752           2,702
   (Decrease) increase in other long-term liabilities                               (500)          1,500          (2,000)
   Increase (decrease) in deferred income taxes                                    4,878          (9,284)           (157)
                                                                               ---------       ---------       ---------
   Net cash provided by operating activities                                     178,757         123,624         122,799
                                                                               ---------       ---------       ---------
Cash flows from investing activities:
   Sales of investment securities                                                                              $   1,176
   Capital expenditures                                                        $(103,892)      $(115,213)       (130,987)
   Payments from unconsolidated affiliates                                         1,596           4,808           4,984
   Distributions to unconsolidated affiliates                                       (690)           (438)           (312)
   Investments in and advances to unconsolidated affiliates, net                  (1,936)           (703)         (1,492)
                                                                               ---------       ---------       ---------
   Net cash used in investing activities                                        (104,922)       (111,546)       (126,631)
                                                                               ---------       ---------       ---------
Cash flows from financing activities:
   Adjustments from stock transactions                                         $  19,466       $  23,558       $   4,062
   Proceeds from issuance of long-term debt                                        1,013          39,424          48,037
   Proceeds from minority partners' contributions                                  5,450           1,625           2,100
   Distributions to minority partners' and shareholders                          (21,531)        (19,895)        (21,154)
   Repayments of long-term debt                                                  (31,562)        (18,734)        (40,641)
   Payments for purchase of treasury stock                                        (6,345)        (13,900)
   Proceeds from reissuance of treasury stock                                      3,451
                                                                               ---------       ---------       ---------
   Net cash (used in) provided by financing activities                           (30,058)         12,078          (7,596)
                                                                               ---------       ---------       ---------
Net increase (decrease) in cash and cash equivalents                              43,777          24,156         (11,428)
Cash and cash equivalents at the beginning of the year                            39,817          15,661          27,089
                                                                               ---------       ---------       ---------
Cash and cash equivalents at the end of the year                               $  83,594       $  39,817       $  15,661
                                                                               =========       =========       =========
Supplemental disclosures of cash flow information:
   Cash paid for interest                                                      $   2,476       $   4,013       $   2,419
   Cash paid for income taxes                                                     40,170          35,710          53,261
Supplemental disclosures of non-cash items:
   Purchase of minority partners' interest                                     $   1,647       $  21,168

The accompanying notes are an integral part of these Consolidated Financial Statements.

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
    Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION - Outback Steakhouse, Inc. and Affiliates (the "Company") develops and operates casual dining restaurants primarily in the United States. The Company's restaurants are generally organized as partnerships, with the Company as the general partner.

         Profits and losses of each partnership are shared based on respective partnership interest percentages, as are cash distributions and capital contributions with exceptions defined in the management agreement.

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

         RECLASSIFICATION - Certain amounts shown in the 1996 and 1997 consolidated financial statements have been reclassified to conform with the 1998 presentation. These reclassifications did not have any effect on total assets, total liabilities, stockholders' equity or net income.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated.

         CASH AND CASH EQUIVALENTS - Cash equivalents consist of investments which are readily convertible to cash with an original maturity date of three months or less.

         INVENTORIES - Inventories consist of food and beverages, and are stated at the lower of cost (first-in, first-out) or market. The Company will periodically make advance purchases of various inventory items to ensure adequate supply or to obtain favorable pricing. At December 31, 1998, 1997 and 1996, inventories included advance purchases of approximately $3,543,000, $7,785,000 and $7,300,000, respectively.

         PREOPENING COSTS - Prior to the adoption during 1998 of Statement of Position 98-5,"Reporting on the Costs of Start-up Activities" which requires that preopening and other start-up costs be expensed as incurred rather than capitalized, pre-opening costs, consisting of training costs and other direct costs related to new restaurant openings, were amortized primarily over twelve months. Accordingly, all further preopening costs will be expensed in the period incurred.

         GOODWILL - Goodwill is included in the line item entitled "Other Assets" in the Company's Consolidated Balance Sheets and is amortized using the straight line method from 5 to 20 years. On an annual basis, the Company reviews the recoverability of goodwill based primarily upon an analysis of undiscounted cash flows as compared to the carrying value.

         UNEARNED REVENUES - Unearned revenues primarily represent the Company's liability for gift certificates, which have been sold but not yet redeemed, recorded at the anticipated redemption value. When gift certificates are redeemed, the Company recognizes restaurant sales and reduces the related deferred liability.

         PROPERTY, FIXTURES AND EQUIPMENT - Property, fixtures and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives:

         Buildings and building
           improvements........................... 20 to 31.5 years
         Furniture and fixtures............................ 7 years
         Equipment................................... 2 to 15 years
         Leasehold improvements...................... 5 to 20 years

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

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
    Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

         CONSTRUCTION IN PROGRESS - The Company capitalizes all direct costs incurred to construct its restaurants. Upon opening, these costs are depreciated or amortized and charged to expense based upon their property classification. The amount of interest capitalized in connection with restaurant construction was $850,000, $1,800,000, and $1,084,000 in 1998, 1997 and 1996, respectively.

         REVENUE RECOGNITION - The Company records revenues from normal recurring sales upon the performance of services. Revenue from the sales of franchises are recognized as income when the Company has substantially performed all of its material obligations under the franchise agreement. Continuing royalties, which are a percentage of net sales of franchised restaurants, are accrued as income when earned.

         ADVERTISING COSTS - The Company's policy is to report advertising costs as expenses in the periods in which the costs are incurred. The total amounts charged to advertising expense were approximately $48,200,000, $36,900,000 and $28,000,000 in 1998, 1997 and 1996, respectively.

         INCOME TAXES - The Company uses the asset and liability method which recognizes the amount of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the consolidated financial statements as measured by the provisions of enacted tax laws.

         The minority partners' interest in affiliated partnerships includes no provision or liability for income taxes as any tax liability related thereto is the responsibility of the individual minority partners.

         EARNINGS PER COMMON SHARE - Earnings per common share are computed in accordance with SFAS No. 128 "Earnings Per Share,"which requires companies to present basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding and dilutive options outstanding during the year. All applicable share and per share data have been restated to reflect the retroactive effect of a three-for-two stock split effective on March 2, 1999.

         RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARD - In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 defines derivative instruments and requires that these items be recognized as assets or liabilities in the statement of financial position. This statement is effective for fiscal years beginning after June 15, 1999. As of December 31, 1998 the Company does not have any derivative instruments.

         In June 1997,the FASB issued SFAS No. 131 "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 requires disclosures of certain information about operating segments and about products and services, geographic areas in which the Company operate and their major customers.

         STOCK BASED COMPENSATION - The company adopted SFAS No. 123, "Accounting For Stock Based Compensation" during 1996. The Company has elected to continue accounting for stock based compensation under the intrinsic value method of accounting for stock based compensation and has disclosed pro forma net income and earnings per share amounts using the value based method prescribed by SFAS No. 123.

2.  ASSETS HELD FOR DISPOSAL
In November 1997, the Company closed nine of its 68 Carrabba's locations. The "Assets Held For Disposal" recorded in the Company's Consolidated Balance Sheets include the property, fixtures, and equipment related to the nine locations at the lower of cost or fair market value less estimated selling costs. The loss resulting from the deficiency in fair value relative to the carrying value of the assets is included in the line item in the Company's Consolidated Statements of Income entitled "Provision for impaired assets and restaurant closings." Operating losses included in the Company's operating results attributable to the nine locations were $1,780,000 and $1,102,000 in 1997 and 1996, respectively.


--------------------------------------------------------------------------------
3.  OTHER CURRENT ASSETS

                                                                            DECEMBER 31,
                                                                         1998           1997
Other current assets consisted of the following (in thousands):
Deposits (including income tax deposits)                              $  1,395       $ 2,251
Accounts receivable                                                      9,273         6,466
Prepaid expenses                                                         6,532         6,034
Other current assets                                                     1,952           806
                                                                      --------       -------
                                                                      $ 19,152       $15,557
                                                                      ========       =======

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
    Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4.  PROPERTY, FIXTURES AND EQUIPMENT, NET

                                                                                         DECEMBER 31,
                                                                                    1998               1997
Property, fixtures and equipment consisted of the following (in thousands):
Land                                                                             $ 111,961          $  99,774
Buildings and building improvements                                                249,486            193,667
Furniture and fixtures                                                              59,080             49,484
Equipment                                                                          134,309            112,537
Leasehold improvements                                                              94,736             87,624
Construction in progress                                                             7,470              8,768
Accumulated depreciation                                                          (130,209)           (92,785)
                                                                                 ---------          ---------
                                                                                 $ 526,833          $ 459,069
                                                                                 =========          =========

--------------------------------------------------------------------------------
5.  OTHER ASSETS

                                                                                         DECEMBER 31,
                                                                                   1998               1997
Other assets consisted of the following (in thousands):
Preopening costs, net                                                                               $ 6,640
Intangible assets, net                                                           $29,900             27,307
Other assets                                                                      10,547              3,685
                                                                                 -------            -------
                                                                                 $40,447            $37,632
                                                                                 =======            =======

--------------------------------------------------------------------------------
6.  LONG-TERM DEBT

                                                                                            DECEMBER 31,
                                                                                         1998         1997
Long-term debt consisted of the following (in thousands):
Notes payable to banks, collateralized by property, fixtures and equipment,
    interest at rates ranging from 8.825% to 9.9% at December 31, 1998 and 1997        $   888      $ 1,127
Note payable to corporation, collateralized by real estate, interest at 9.0%               229          344
Other notes payable, uncollateralized, interest at rates ranging from 5.63% to 7.99%     1,642        1,160
Revolving line of credit, interest at rates ranging from 5.56% to 5.57%
    at December 31, 1998 and 6.53% to 6.59% at December 31, 1997 (see below)            35,683       66,360
                                                                                       -------      -------
                                                                                        38,442       68,991
Less current portion                                                                       967          715
                                                                                       -------      -------
Long-term debt                                                                         $37,475      $68,276
                                                                                       =======      =======


The Company has an uncollateralized revolving line of credit which permits borrowing up to a maximum of $125,000,000 at rates ranging from 50 to 75 basis points over the 30, 60, 90 or 180 day London Interbank Offered Rate (LIBOR) (5.06% to 5.07% at December 31, 1998 and 5.72% to 5.84% at December 31, 1997).
At December 31, 1998, the unused portion of the revolving line of credit was $89,317,000. The line matures in August 2000.

         The revolving line of credit contains certain restrictions and conditions which require the Company to: maintain tangible net worth of $375,000,000, a leverage ratio at a maximum of 0.75:1.00, limit the capital expenditures to $170,000,000 and a maximum debt to EBITDA ratio of 1.50:1.00. The Company is in compliance with all of the above debt covenants. The Company is currently restricted from paying dividends other than in the form of partnership distributions.

The Company has a $7,500,000 uncollateralized line of credit bearing interest at rates ranging from 50 to 75 basis points over LIBOR. Approximately $5,690,000 of the line of credit is committed for the issuance of letters of credit, $1,833,000 of which is to collateralize loans made by the bank to certain franchisees.

         The Company is the guarantor of an uncollateralized line of credit which permits borrowing of up to $25,000,000, maturing in March 2002, for one of its franchisees. At December 31, 1998, the outstanding balance was approximately $13,811,000.

         The aggregate payments of long-term debt outstanding at December
31, 1998, for the next four years subsequent to 1999, are summarized as follows:
2000-$36,815,000; 2001-$303,000; 2002-$253,000; 2003-$104,000.

         The carrying amount of long-term debt approximates fair value.

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
    Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
7.  ACCRUED EXPENSES                                               DECEMBER 31,
                                                                 1998       1997
Accrued expenses consisted of the following (in thousands):
Accrued payroll and other compensation                        $10,998    $ 4,907
Accrued advertising                                             2,827      5,527
Accrued rent                                                    1,443      1,403
Accrued insurance                                               6,284      4,985
Accrued ESOP contribution                                         964        174
Accrued property taxes                                          4,376      3,921
Other                                                           3,117      3,094
                                                              -------    -------
                                                              $30,009    $24,011
                                                              =======    =======
--------------------------------------------------------------------------------

8.  STOCKHOLDERS' EQUITY

During 1997, the Company repurchased 1,103,250 shares of its Common Stock, $.01 par value, for an aggregate purchase price of $13,900,000. During the third quarter of 1998, the Company repurchased 300,000 shares of its Common Stock, $.01 par value for an aggregate purchase price of $6,344,700. Repurchased shares are carried as Treasury Stock on the Consolidated Balance Sheets and are recorded at cost. During 1998, the Company reissued approximately 544,106 shares of treasury stock, that had a cost of approximately $9,420,000.

         On March 2, 1999, a three-for-two split of the Company's Common Stock was effected through distribution of one additional share for every two shares already issued. All applicable share and per share data have been restated to give retroactive effect to the stock split.

--------------------------------------------------------------------------------------------------------
9.  INCOME TAXES                                                            YEARS ENDED DECEMBER 31,
                                                                          1998        1997        1996
Provision for income taxes consisted of the following (in thousands):
Federal:
    Current                                                              $37,936    $ 31,010     $29,838
    Deferred                                                               5,197      (3,572)      3,765
                                                                         -------    --------     -------
                                                                          43,133      27,438      33,603
                                                                         -------    --------     -------
State:
    Current                                                                9,129       6,639       6,268
    Deferred                                                               1,244        (353)        412
                                                                         -------    --------     -------
                                                                          10,373       6,286       6,680
                                                                         -------    --------     -------
                                                                         $53,506    $ 33,724     $40,283
                                                                         =======    ========     =======

                                                                               YEARS ENDED DECEMBER 31,
The Company's effective tax rate differs from the federal                    1998       1997        1996
    statutory rate for the following reasons:
Income taxes at federal statutory rate                                       35.0%      35.0%       35.0%
State taxes, net of federal benefit                                           4.0        4.0         3.8
Other, net                                                                   (3.5)      (3.6)       (2.8)
                                                                             ----       ----        ----
Total                                                                        35.5%      35.4%       36.0%
                                                                             ====       ====        ====

The income tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:
                                                                              DECEMBER 31,
                                                                             1998       1997
DEFERRED INCOME TAX ASSETS (IN THOUSANDS):
Insurance reserves                                                        $ 3,708    $ 3,512
Advertising expense reserves                                                  956      1,944
Intangibles                                                                14,250     14,805
Other, net                                                                    438        522
                                                                          -------    -------
                                                                           19,352     20,783
                                                                          -------    -------

DEFERRED INCOME TAX LIABILITIES (IN THOUSANDS):
Depreciation                                                               16,087     10,433
Training and other related costs                                                       2,207
                                                                          -------    -------
                                                                           16,087     12,640
                                                                          -------    -------
Net deferred tax assets                                                   $ 3,265    $ 8,143
                                                                          =======    =======

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
    Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
10. COMMITMENTS AND CONTINGENCIES AND RELATED PARTY
    TRANSACTIONS

OPERATING LEASES - The Company leases restaurant and office facilities and certain equipment under operating leases having terms expiring between 1999 and 2016. The restaurant facility leases primarily have renewal clauses of five to 20 years exercisable at the option of the Company. Certain of these leases require the payment of contingent rentals based on a percentage of gross revenues, as defined by the terms of the applicable lease agreement. Total rental expense for the years ended December 31, 1998, 1997 and 1996 was approximately $22,374,000, $20,000,000 and $18,353,000, respectively, and included contingent rent of approximately $2,306,000, $2,342,000 and $2,369,000, respectively.

    Future minimum lease payments on operating leases (including leases for corporate headquarters and restaurants scheduled to open in 1999), are as follows (in thousands):

    1999                             $ 21,019
    2000                               20,765
    2001                               18,560
    2002                               16,666
    2003                               15,448
    Thereafter                         46,978
                                     --------
    Total minimum lease payments     $139,436
                                     ========

    The Company leases/charters an airplane from a Corporation owned by two officers/directors of the Company. Airplane lease/charter payments for the year ended December 31, 1998 totalled $90,018. On December 23, 1998, the Company purchased an aircraft from a corporation owned by two officers/directors of the Company for a purchase price of $1,350,000.

    The Company is subject to legal proceedings claims and liabilities which arise in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to those actions will not materially affect the Company's financial position or results of operations.

    The Company retains direct liability for the first $200,000 of all individual workers compensation and general liability claims and $230,000 of all individual health insurance claims.

11. BUSINESS COMBINATIONS

On April 1, 1998, the Company issued approximately 80,250 shares of Common Stock to one area operating partner for the outstanding interest in Outback Steakhouses in Indiana and Kentucky.

    On October 1,1997, the Company issued approximately 1,153,500 shares of Common Stock to five area operating partners for all of the outstanding interests in 69 Outback Steakhouses in Maryland, Michigan, New Jersey, North Carolina, Pennsylvania, South Florida, South Carolina, Texas and Virginia.

    The 1998 and 1997 mergers were accounted for by the purchase method and the related goodwill is included in the line item entitled "Other Assets" in the Company's Consolidated Balance Sheets.

    As of January 1,1996, the Company issued approximately 3,522,000 shares of Common Stock to the shareholders of four of its franchisees in exchange for all of their outstanding interests in 28 Outback Steakhouses in Ohio, Kentucky, Virginia, Illinois, Missouri, and Tennessee.

    The 1996 mergers were accounted for by the pooling-of-interest method using historical amounts and the financial statements presented herein have been restated to give retroactive effect to the mergers for the applicable periods presented.

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
    Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12. STOCK OPTION AND OTHER BENEFIT PLANS

The Company's amended and Restated Stock Option Plan (the "Stock Option Plan") was approved by the shareholders of the Company in April 1992, and has subsequently been amended as deemed appropriate by the Company's Board of Directors or shareholders. There are currently 15,000,000 shares of the Company's Common Stock which may be issued and sold upon exercise of stock options ("Options"). The term of Options granted is determined by the Board of Directors and optionees generally vest in the Options over a five year period.

    The purpose of the Stock Option Plan is to attract competent personnel, to provide long-term incentives to Directors and key employees, and to discourage employees from competing with the Company.

    Options under the Stock Option Plan may be Options which qualify under
Section 422 of the Internal Revenue Code ("Incentive Stock Options") or Options which do not qualify under Section 422 ("Nonqualified Options"). To date, the Company has only issued Nonqualified Options. The term of Options granted is generally 5 years and the price cannot be less than the fair market value of the shares covered by the Option.

    At December 31, 1998, cumulative total Options to purchase 13,073,205 shares of the Company's Common Stock had been granted to employees of the Company at prices ranging from $0.19 to $26.71 per share which was the estimated fair market value at the time of each grant. As of December 31, 1998, Options for approximately 1,996,343 shares were exercisable.

    Options to purchase 1,433,013, 2,188,563 and 1,030,134 of the Company's Common Stock were issued to employees during 1998, 1997, and 1996 with exercise prices ranging from $19.28 to $26.71, $14.30 to $18.43 and $16.89 to $25.55 for
each respective period.

    Activity in the Company's Stock Option Plan was:

                                                        WEIGHTED
                                                        AVERAGE
                                     SHARES         EXERCISE PRICE
Outstanding at
December 31, 1995                    6,883,125       $   10.60
Granted                              1,030,134           18.58
Exercised                             (523,550)          11.63
Forfeited                              (23,548)          18.73
                                    ----------
Outstanding at
December 31, 1996                    7,366,161           14.09
Granted                              2,188,563           15.76
Exercised                             (696,344)           7.37
Forfeited                              (92,098)          19.79
                                    ----------
Outstanding at
December 31, 1997                    8,766,282           15.11
Granted                              1,433,013           23.03
Exercised                           (1,407,063)          11.77
Forfeited                              (75,969)          19.41
                                    ----------
Outstanding at
December 31, 1998                    8,716,263           16.96
                                    ==========


Had the compensation cost for the Company's Stock Option Plan been determined based on the fair value at the grant dates for awards under the plan consistent with SFAS No. 123, the Company's net income and earnings per share on a pro forma basis would have been (in thousands, except per share data):

                                      DECEMBER 31,
                            1998         1997        1996
Net income                $84,704      $55,513      $68,154
Basic earnings per
common share              $  1.15      $  0.77      $  0.95
Diluted earnings per
common share              $  1.13      $  0.76      $  0.92

    The preceding pro forma results were calculated with the use of the Black Scholes option-pricing model. The following assumptions were used for the years ended December 31, 1998, 1997, 1996, respectively: (1) risk-free interest rates of 5.30%, 5.45%, and 6.05%; (2) dividend yield of 0.0% in all three periods presented; (3) expected lives of 3.5 years in all three periods presented; and
(4) volatility of 40%, 25%, and 25%. Results may vary depending on the assumptions applied within the model.

    Tax benefits resulting from the exercise of non-qualified stock options reduced taxes currently payable by $7,864,000 and $2,845,000 in 1998 and 1997, respectively. The tax benefits are credited to additional paid in capital.

    The Company has a qualified defined contribution 401(K) plan covering substantially all full-time employees, except officers and certain highly compensated employees. Assets of this plan are held in trust for the sole benefit of the employees.

13. ADOPTION OF STATEMENT OF POSITION 98-5, "REPORTING ON THE COSTS OF START-UP ACTIVITIES."

The Company chose early adoption of a new accounting standard, Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," which requires that pre-opening and other start-up costs be expensed as incurred rather than capitalized. The adoption has been made effective as of the beginning of the Company's current fiscal year. As a result of the adoption the Company has begun to report pre-opening costs as part of its store operating expenses which in turn will result in lower future amortization expense. The cumulative effect of the change in accounting principle, which was approximately $4,880,000 net of income taxes or $0.06 per share diluted, was recorded as a one-time charge in the Company's Financial Statements.

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
    Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

14. SEGMENT REPORTING

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company operates restaurants under two brands that have similar investment criteria and economic and operating characteristics and are considered one reportable operating segment. Management does not believe that the Company has any material reporting segments.

15. PROVISION FOR IMPAIRED ASSETS AND RESTAURANT CLOSINGS

In the fourth quarter of 1997, the Company recorded a provision of $26,001,000 which includes approximately $23,113,000 for the write down of certain impaired assets and $2,888,000 related to restaurant closings, severance and other costs.

   In accordance with SFAS 121, the Company identified certain long-lived assets which are held and used in the Carrabba's restaurants as impaired. An impairment was recognized when the future undiscounted cash flows of certain assets were estimated to be less than the assets' related carrying value. As such, the carrying values were written down to the Company's estimates of fair value. Fair value was estimated utilizing the best information available making whatever estimates, judgments, and projections were considered necessary.

16. EARNINGS PER SHARE

The Company adopted the provisions of SFAS No. 128 "Earnings Per Share," during the fourth quarter of 1997, as required. The new standard specifies the computation, presentation, and disclosure requirements for earnings per share. The following table represents the computation of basic and diluted earnings per common share as required by SFAS No.128 (in thousands, except per share data).

---------------------------------------------------------------------------------------------
                                                                  YEARS ENDED DECEMBER 31,
                                                                 1998       1997       1996
Net Income                                                      $92,335    $61,452    $71,613
Basic weighted average number of common shares outstanding       73,446     71,751     71,720
Basic earnings per common share                                 $  1.26    $  0.86    $  1.00
Effect of dilutive stock options                                  1,782      1,007      2,214
Diluted weighted average number of common shares outstanding     75,228     72,758     73,934
Diluted earnings per common share                               $  1.23    $  0.84    $  0.97

Diluted earnings per common share excludes antidilutive stock options of approximately 727,500, 4,147,500 and 897,000, during 1998, 1997, and 1996, respectively.

17. SUBSEQUENT EVENTS

During January 1999, the Company repaid its outstanding revolving credit line.

   On February 3, 1999, the Company announced that its Board of Directors authorized a 3-for-2 stock split of the Company's Common Stock to be effected in the form of a stock dividend. The split will be paid on March 2, 1999 to shareholders of record as of February 16, 1999.

OUTBACK STEAKHOUSE, INC. AND AFFILIATES
    Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents selected quarterly financial data for the periods indicated (in thousands, except per share data).

1998                                                                       MARCH 31         JUNE 30    SEPTEMBER 30     DECEMBER 31
Revenues                                                                   $324,004        $342,279        $341,811        $350,827
Income from operations                                                       41,116          44,757          42,563          44,680
Income before provision for income taxes                                     34,669          38,406          37,501          40,145
Income before cumulative effect of a change in accounting principle          22,258          24,657          24,407          25,894
Net income                                                                   17,377          24,657          24,407          25,894
Basic earnings per share
   Income before change in accounting principle                                0.31            0.34            0.33            0.35
   Net income                                                                  0.24            0.34            0.33            0.35
Diluted earnings per share
   Income before change in accounting principle                                0.30            0.33            0.32            0.34
   Net income                                                                  0.23            0.33            0.32            0.34

1997                                                                       MARCH 31         JUNE 30    SEPTEMBER 30     DECEMBER 31
Revenues                                                                   $271,037        $287,729        $289,209        $303,662
Income from operations (see Footnote 15)                                     32,388          35,884          36,176          12,628
Income before provision for income taxes                                     27,069          30,353          30,598           7,156
Net income                                                                   17,189          19,274          20,316           4,673
Basic earnings per share                                                       0.24            0.27            0.28            0.06
Diluted earnings per share                                                     0.24            0.27            0.28            0.06


--------------------------------------------------------------------------------
OUTBACK STEAKHOUSE, INC. AND AFFILIATES
    Address for all officers: 550 North Reo Street, Suite 200, Tampa, FL  33609

----------------------------------------------------------------------------------------------------------------------
OFFICERS
----------------------------------------------------------------------------------------------------------------------
Chris T. Sullivan              Carl W. Sahlsten              Steven C. Stanley             Benjamin Novello
Chairman of the Board and      President, Carrabba's         Vice President,               Regional Vice President,
Chief Executive Officer        Italian Grill                 Construction                  Operations

Robert D. Basham               Steven T. Shlemon             Joseph J. Kadow               Mark Wibel
President and Chief            Vice President and            Vice President, General       Regional Vice President,
Operating Officer              Director of Operations        Counsel and Secretary         Operations
                               Carrabba's Italian Grill

J. Timothy Gannon                                            Lauren C. Cooper              Steve Erickson
Sr. Vice President             Hugh H. Connerty, Jr.         Vice President and            Regional Vice President,
                               President, Outback            Controller                    Operations
Robert S. Merritt              Steakhouse International
Sr. Vice President,                                          Lindon Richardson             William E. Horne
Chief Financial Officer        Trudy I. Cooper               Vice President, Design        Chairman, Outback Sports
and Treasurer                  Vice President,
                               Training and Development      Dennis J. Rouse               Lance McNeill
Paul E. Avery                                                Vice President, Real Estate   CEO, Outback Sports
President, Outback             Nancy Schneid                 and Development
Steakhouse of Florida, Inc.    Vice President, Marketing

                                                             Irene Wenzel
                                                             Vice President, Purchasing

BOARD OF DIRECTORS
------------------------------------------------------------------------------------------------------------------------------
Chris T. Sullivan               Paul Avery                        W.R. "Max" Carey, Jr.           Lee Roy Selmon
Chairman of the Board and       President, Outback                President, Corporate            Associate Athletic Director
Chief Executive Officer         Steakhouse of Florida, Inc.       Resource Development            University of South Florida

Robert D. Basham                John A. Brabson, Jr.              Edward L. Flom                  Debbi Fields Rose
President and Chief             Chairman and Chief                Former Chairman and             Founder and Former
Operating Officer               Executive Officer,                Chief Executive Officer,        Chairperson,
                                Lykes Bros. Inc.                  Florida Steel Corporation       Mrs. Fields Cookies

J. Timothy Gannon
Sr. Vice President              Charles H. Bridges                Nancy Schneid                   Toby S. Wilt
                                Former Chairman and               Vice President, Marketing       President, TSW
Robert S. Merritt               Chief Executive Officer,                                          Investment Company
Sr. Vice President,             Francois L. Schwartz, Inc.
Chief Financial Officer
and Treasurer