Form 10-K, Exhibit 13
period 1998-12-31
OUTBACK STEAKHOUSE INC
filed 1999-03-31
CIK 874691

                                                                EXHIBIT 13.03



The Common Stock of the Company is traded in the over-the-counter market and is quoted on the NASDAQ National Market System under the symbol OSSI. The following table sets forth, for the fiscal years ended December 31, 1996, 1997, and 1998, the high and low per share prices of the Company's Common Stock as reported by NASDAQ after giving effect to the March 1999 stock split. See Note 8 of Notes to Consolidated Financial Statements.

                                          HIGH                LOW
                                         ------             ------
1996
First Quarter..........................  $27.09             $19.83
Second Quarter.........................   27.17              22.67
Third Quarter..........................   23.33              15.33
Fourth Quarter.........................   19.75              14.33

1997
First Quarter..........................   18.59              12.17
Second Quarter.........................   16.92              11.92
Third Quarter..........................   19.17              14.59
Fourth Quarter.........................   21.59              16.59

1998
First Quarter..........................   26.37              18.67
Second Quarter.........................   26.75              23.00
Third Quarter..........................   28.09              15.92
Fourth Quarter.........................   26.79              15.59


The Company has never paid a cash dividend on its Common Stock. As a condition of the Company's line of credit agreement the Company is currently restricted from paying dividends, other than in the form of partnership distributions, without the consent of two thirds of its lenders.

As of February 5,1999 there were approximately 2,045 registered shareholders of record of the Company's Common Stock.

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

   Independent Accountants: PricewaterhouseCoopers LLP, Tampa, Florida

COMPANY NEWS

The Company's news releases, including quarterly earnings announcements, are available through Company News-On-Call. To receive a faxed copy of recent news releases, call 1-800-758-5804. Enter the Outback six digit code of 673313 and the requested release will faxed within minutes of inquiry. This service is available 24 hours a day, 7 days a week. For additional Company information, visit the Company's website at www.outback.com.

ANNUAL MEETING

The annual meeting of shareholders will be held on Thursday, April 22, 1999 at 10:00 a.m. local time at the Tampa Convention Center, 333 South Franklin Street, Tampa, Florida.


                                       20