Form 10-K, Exhibit 13
period 1998-12-31
OUTBACK STEAKHOUSE INC
filed 1999-03-31
CIK 874691

                                                                  EXHIBIT 13.04



INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Stockholders of Outback Steakhouse, Inc.
Tampa, Florida

We have audited the accompanying consolidated balance sheet of Outback Steakhouse, Inc. and Affiliates (the "Company") as of December 31, 1997, and the related consolidated statements of income, of stockholders' equity, and of cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/  Deloitte & Touche LLP
--------------------------
Deloitte & Touche LLP



Tampa, Florida
February 20, 1998