Form 10-K, Exhibit 13
period 1999-12-31
OUTBACK STEAKHOUSE INC
filed 2000-03-30
CIK 874691

                                                                   Exhibit 13.01


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


INTRODUCTION

At December 31,1999, Outback Steakhouse, Inc. and Affiliates (the "Company") had 476 domestic and 2 international Outback Steakhouse restaurants in which it had a direct ownership interest ("Company owned" restaurants), 95 domestic and 31 international Outback Steakhouse restaurants operated by unaffiliated franchisees, and one domestic and six international Outback Steakhouse restaurants operated by joint ventures in which the Company had a 45% ownership interest ("Development Joint Venture"). The system also included 56 Company owned Carrabba's Italian Grills ("Carrabba's") and 16 Carrabba's operated by joint ventures in which the Company had a 45% ownership interest. During 1999 the Company entered into agreements with Roy's Restaurants ("Roy's") and Fleming's Prime Steakhouse and Wine Bar ("Fleming's") to develop restaurants worldwide. Related to these agreements the Company added three wholly owned Fleming's to the system.

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


95   $  827,000                 95   $  745,108             95   $0.78               95   $57,554
96   $1,077,000                 96   $  959,460             96   $0.94               96   $71,847
97   $1,368,000                 97   $1,186,895             97   $0.84+ $1.06+       97   $62,774+  $79,703+
98   $1,668,000                 98   $1,402,611             98   $1.22* $1.28*       98   $94,683*  $99,563*
99   $1,992,000                 99   $1,646,013             99   $1.55+ $1.59+       99   $122,398+ $125,914+

SYSTEM-WIDE SALES               COMPANY REVENUES            DILUTED REVENUES                NET INCOME
in Thousands of Dollars     in Thousands of Dollars             Per Share             In Thousands of Dollars

+ Net income and earnings per share amounts for 1999 and 1997 are depicted before and after the "Provision for impaired assets and restaurant closings." See Note 15 of Notes to Consolidated Financial Statements.
* Net income and earnings per share amounts for 1998 are depicted before and after the "Cumulative Effect of Change in Accounting Principle."
    See Note 13 of Notes to Consolidated Financial Statements.
    Note: All applicable per share data has been restated to reflect the retroactive effect of a three-for-two stock split effective March 2, 1999.
    See Note 8 of Notes to Consolidated Financial Statements.
    Note: Amounts have been restated to reflect the merger discussed in Notes 1, 11 and 16 or Notes to Consolidated Financial Statement.

                             RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, (i) the percentages which the items in the Company's Consolidated Statements of Income bear to total revenues or restaurant sales, as indicated, and (ii) selected operating data:


STATEMENTS OF INCOME DATA (1):                                  YEARS ENDED DECEMBER 31,
                                                              1999        1998        1997
   Revenues:
    Restaurant sales                                          99.2%       99.3%       99.4%
    Other revenues                                             0.8         0.7         0.6
                                                            ------      ------      ------
    Total revenues                                           100.0       100.0       100.0
                                                            ------      ------      ------
   Costs and expenses:
    Cost of sales (2)                                         38.0        39.0        38.5
    Labor and other related (2)                               23.7        23.5        23.8
    Other restaurant operating (2)                            21.3        21.4        22.1
    General and administrative                                 3.9         3.8         3.8
    Provision for impaired assets and restaurant closings      0.3                     2.2
    (Income) loss from operations of unconsolidated
     affiliates (3)                                           (0.1)
   Income from operations                                     13.5        12.8        10.2
   Other income (expense), net                                (0.2)       (0.1)
   Interest income (expense)                                   0.1        (0.1)       (0.2)
   Income before elimination of minority partners'
    interest and provision for income taxes                   13.4        12.6         9.9
   Elimination of minority partners' interest                  1.8         1.6         1.7
                                                            ------      ------      ------
   Income before provision for income taxes                   11.6        11.0         8.2
   Pro forma provision for income taxes (4)                    4.2         3.9         2.9
                                                            ------      ------      ------
   Pro forma income before cumulative effect
    of a change in accounting principle (4)                    7.4         7.1         5.3
   Cumulative effect of a change in accounting
    principle (net of income taxes)                                       (0.3)
                                                            ------      ------      ------
   Pro forma net income (4)                                    7.4%        6.8%        5.3%
                                                            ======      ======      ======
SYSTEM-WIDE RESTAURANT SALES (MILLIONS OF DOLLARS):
   OUTBACK STEAKHOUSES
    Company owned - domestic and international              $1,492      $1,274      $1,081
    Domestic franchised and joint venture                      267         200         145
    International franchised and joint venture                  60          48          20
                                                            ------      ------      ------
                                                             1,819       1,522       1,246
                                                            ------      ------      ------
   CARRABBA'S ITALIAN GRILLS
    Company owned                                              138         119          98
    Joint venture                                               32          27          24
                                                            ------      ------      ------
                                                               170         146         122
                                                            ------      ------      ------
   FLEMING'S PRIME STEAKHOUSE AND WINE BARS
    Company owned                                                3
                                                            ------      ------      ------
   SYSTEM-WIDE TOTAL                                        $1,992      $1,668      $1,368
                                                            ======      ======      ======
NUMBER OF RESTAURANTS (AT END OF PERIOD):
   OUTBACK STEAKHOUSES
    Company owned - domestic and international                 478         436         384
    Domestic franchised and joint venture                       96          81          61
    International franchised and joint venture                  37          23          14
                                                            ------      ------      ------
                                                               611         540         459
                                                            ------      ------      ------
   CARRABBA'S ITALIAN GRILLS
    Company owned                                               56          52          49
    Joint venture                                               16          12          11
                                                            ------      ------      ------
                                                                72          64          60
                                                            ------      ------      ------
   FLEMING'S PRIME STEAKHOUSE AND WINE BARS
    Company owned                                                3
                                                            ------      ------      ------
   SYSTEM-WIDE TOTAL                                           686         604         519
                                                            ======      ======      ======

(1) Amounts have been restated to reflect the merger discussed in Notes 1, 11 and 16 of Notes to Consolidated Financial Statements. (2) As a percentage of restaurant sales. (3) Percentages are less than 1/10(th) of one percent of total revenues.(4) Amounts are pro forma. See Note 16 of Notes to Consolidated Financial Statements.

FISCAL YEARS 1999, 1998 AND 1997

On November 30, 1999, the Company completed a merger with its New England franchisee ("Tedesco") pursuant to an Agreement and Plan of Reorganization. This merger has been accounted for using the pooling of interests method of accounting, and accordingly, all historical financial information has been restated to reflect the merger.

REVENUES.

Total revenues increased by 17.4% in 1999 as compared with 1998, and by 18.2% in 1998 as compared with 1997. The increases in 1999 and 1998 were primarily attributable to the opening of new restaurants, increased same store customer counts and menu price increases. Outback Steakhouse and Carrabba's are not considered separate reportable segments for purposes of SFAS No. 131, however differences in certain operating ratios are discussed in this section in order to enhance the Financial Statement users understanding of the Company's results of operation and its changes in financial condition. The following table sets forth additional information regarding year to year changes in revenues:


AVERAGE UNIT VOLUMES:                                 1999             1998            1997
   Outback Steakhouse                             $3,278,000       $3,156,000      $3,059,000
   Carrabba's                                      2,615,000        2,368,000       2,134,000
OPERATING WEEKS:
   Outback Steakhouse                                 23,602           20,801          18,175
   Carrabba's                                          2,777            2,579           2,396
PER PERSON AVERAGE CHECKS:
   Outback Steakhouse                             $    17.52       $    17.10      $    16.76
   Carrabba's                                          18.71            17.47           17.14
YEAR TO YEAR SAME STORE PERCENTAGE CHANGE:
   SALES:
    Outback Steakhouse                                  5.21%            5.20%          (0.11%)
    Carrabba's                                          8.39%            8.80%          10.08%
   CUSTOMER COUNTS:
    Outback Steakhouse                                  2.69%            3.00%           0.04%
    Carrabba's                                          1.91%            4.30%          11.75%

COSTS AND EXPENSES. Cost of sales, consisting of food and beverage costs, decreased by 1.0% of restaurant sales to 38.0% in1999 as compared with 39.0% in 1998. The decrease was attributable to commodity cost decreases in beef, produce, and dairy products, particularly butter, and higher menu prices. Cost of sales increased by 0.5% of restaurant sales to 39.0% in 1998 as compared with 38.5% in 1997. The increase was attributable to commodity cost increases, particularly butter, shrimp and produce, which was partially offset by a decrease in meat costs and higher menu prices.

    Labor and other related expenses include all direct and indirect labor costs incurred in operations. Labor and other related expenses increased as a percentage of restaurant sales by 0.2% to 23.7% in 1999 as compared with 23.5% in 1998. The increase resulted from higher hourly wage rates for kitchen staff resulting from a competitive labor market, partially offset by higher comparable store revenues. Labor and other related expenses as a percentage of restaurant sales decreased by 0.3% to 23.5% in 1998 as compared with 23.8% in 1997.The decrease resulted from higher average unit volumes at Outback Steakhouse and Carrabba's, partially offset by higher hourly wage rates which are a result of a competitive labor market and the effect of the increase in the federal minimum wage.

    Other operating expenses include all other unit-level operating costs, the major components of which are operating supplies, rent, repairs and maintenance, advertising, utilities, depreciation and amortization and other occupancy costs. A substantial portion of these expenses are fixed or indirectly variable. Other operating expenses as a percentage of total revenues decreased by 0.1%, to 21.3% in 1999, as compared with 21.4% in 1998. The decrease resulted from higher average unit volumes for both Outback Steakhouse and Carrabba's during the year which reduces the fixed and indirectly variable costs as a percentage of revenues. These costs as a percentage of total revenues decreased by 0.7%, to 21.4% in 1998, as compared with 22.1%in 1997.The decrease resulted from higher average unit volumes for both Outback Steakhouse and Carrabba's during the year which reduces the fixed and indirectly variable costs as a percentage of revenues.

    General and administrative expenses increased by $10,310,000 to $64,067,000 in 1999 as compared with $53,757,000 in 1998. The increase resulted from an increase in salary expenses related to higher restaurant management training costs, an increase in overall administrative costs associated with operating additional Outback Steakhouses and costs associated with the development of new restaurant formats and other affiliated businesses.

General and administrative expenses increased by $8,599,000 to $53,757,000 in 1998 as compared with $45,158,000 in 1997. This increase resulted from additional staffs employed to manage Outback Steakhouse international franchising operations, an increase in salary expenses related to higher restaurant management training costs, and an increase in overall administrative costs associated with operating additional Outback Steakhouses.

    PROVISION FOR IMPAIRED ASSETS AND RESTAURANT CLOSINGS. In the fourth quarter of 1999, the Company recorded a pre-tax charge to earnings of $5,493,000 which includes approximately $3,617,000 for the write down of impaired assets and $1,876,000 related to restaurant closings, severance and other costs. The write down primarily related to Carrabba's restaurant properties and assets of ancillary businesses. In the fourth quarter of 1997, the Company recorded a pre-tax charge to earnings of $26,001,000 which includes approximately $23,113,000 for the write down of certain impaired assets and $2,888,000 related to restaurant closings, severance and other costs. The write down primarily related to Carrabba's restaurant properties, nine of which were closed during the fourth quarter of 1997 (See Notes 2 and 15 of Notes to Consolidated Financial Statements). The Company intends to continue developing the Carrabba's concept in markets where it has demonstrated success. See "Liquidity and Capital Resources" for a discussion of the Company's expansion strategy.

    (INCOME) LOSS FROM OPERATIONS OF UNCONSOLIDATED AFFILIATES. (Income) loss from operations of unconsolidated affiliates represents the Company's portion of net income or loss from Carrabba's and Outback Steakhouses operated as Development Joint Ventures. Income from Development Joint Ventures was $1,089,000 in 1999 compared with income of $514,000 in 1998. This increase was primarily attributable to the increases in average unit volumes and improved operating margins at Carrabba's joint venture restaurants and to the increase in the number of Outback Steakhouses operating as Development Joint Ventures. Income from Development Joint Ventures was $514,000 in 1998 compared with a loss of $467,000 in 1997. This increase was attributable to the increases in average unit volumes and improved operating margins at Carrabba's joint venture restaurants.

    INCOME FROM OPERATIONS. As a result of the increase in revenues, the changes in the relationship between revenues and expenses discussed above, the opening of new restaurants, and the provision for impaired assets and restaurant closings in 1999 and 1997, income from operations increased by $42,936,000 to$222,643,000 in 1999, as compared with $179,707,000 in 1998,and increased by $59,581,000 to $179,707,000 in 1998,as compared with $120,126,000 in 1997.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net represents the income and expenses from non-restaurant businesses. Net other expenses increased to $3,042,000 in 1999 compared with $1,870,000 in 1998. The increase in the net expense is related primarily to increases in administrative, promotional and development costs associated with the growth of the non-restaurant businesses.

    INTEREST INCOME (EXPENSE). Interest income was $1,416,000 in 1999 as compared with interest expense of $1,357,000 in 1998 and $2,847,000 in 1997. The year to year changes in interest income and interest expense resulted from changes in borrowing needs as funds were expended to finance the construction of new restaurants, fluctuations in interest rates on the Company's lines of credit, the use of excess cash flow from operations to pay down the balance on the lines of credit in 1999 and a lower average outstanding balance in 1998 as compared with 1997. (See Note 6 of Notes to Consolidated Financial Statements.)


95   $   40,102                    95   $  377,810                  95   $  267,719
96   $   49,850                    96   $  479,561                  96   $  343,686
97   $   70,492                    97   $  603,568                  97   $  437,382
98   $   38,966                    98   $  718,918                  98   $  548,440
99   $    1,519                    99   $  852,282                  99   $  692,965

    LONG-TERM DEBT                  TOTAL ASSETS                  STOCKHOLDERS' EQUITY
in Thousands of Dollars       in Thousands of Dollars           in Thousands of Dollars

ELIMINATION OF MINORITY PARTNERS' INTEREST. This line item represents the portion of income from operations included in consolidated operating results attributable to the ownership interests of restaurant managers and area operating partners in Company owned restaurants. As a percentage of revenues, these costs were 1.8%, 1.6%, and 1.7% in 1999, 1998 and 1997, respectively. The increase in this ratio from 1998 to 1999 reflected the increase in overall restaurant operating margins partially offset by the decreases in minority partners ownership interests resulting from the purchase of minority interest in the Company's Colorado, West Florida and Georgia markets in 1999. The decrease in the ratio from 1997 to 1998 reflected changes in overall restaurant operating margins and decreases in minority partners' ownership interests resulting from the purchase of minority interests in the Company's Indiana and Kentucky markets in the second quarter of 1998 and the South Florida, Houston, Detroit, Washington D.C. and Carolina markets in the fourth quarter of 1997 (See Note 11 of Notes to Consolidated Financial Statements).

    PRO FORMA PROVISION FOR INCOME TAXES. The pro forma provision for income taxes, in all three years presented reflected expected income taxes at the federal statutory rate and state income tax rates, net of the federal benefit. The pro forma provision includes earnings attributable to Tedesco which had previously elected to be taxed under Subchapter S of the Internal Revenue Code (See Note 9 of the Notes to Consolidated Financial Statements). The pro forma effective tax rate was 36.0% in 1999, 35.5% in 1998, and 35.4% in 1997. The changes in the pro forma effective rates resulted from the increase or decrease in the FICA tip credit the Company was able to utilize in the respective years.

    CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NET OF INCOME TAXES). The cumulative effect of a change in accounting principle is the result of the Company's early adoption of Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." The cumulative effect of the change (net of income taxes), for 1998 was approximately $4,880,000. Basic and diluted earnings per share were both reduced by $0.06 during 1998 due to the impact of the change.

    PRO FORMA NET INCOME AND EARNINGS PER COMMON SHARE. Pro forma net income for 1999 was $122,398,000, an increase of 29.3% over pro forma net income of $94,683,000 in 1998. Pro forma net income for 1997 was $62,774,000. Pro forma diluted earnings per common share increased to $1.55 for 1999 from $1.22 in 1998, an increase of 27.0%. Pro forma diluted earnings per common share increased to $1.22 in 1998 from $0.84 in 1997.

LIQUIDITY AND CAPITAL RESOURCES

The following table presents a summary of the Company's cash flows for the last three fiscal years (in thousands):


                                                                1999        1998       1997
                                                              --------    --------   --------
Net cash provided by operating activities                     $192,662    $187,472   $128,256

Net cash used in investing activities                         (127,700)   (109,178)  (113,797)

Net cash (used in) provided by financing activities            (56,374)    (34,418)     8,842

Net increase in cash                                          $  8,588    $ 43,876   $ 23,301

The Company requires capital principally for the development of Company owned and Development Joint Venture restaurants. Capital expenditures totalled approximately $116,746,000, $108,148,000, and $117,464,000 in 1999, 1998 and
1997, respectively. The Company either leases its restaurants under operating leases for periods ranging from five to twenty years (including renewal periods) or purchases free standing restaurants where it is cost effective. As of December 31, 1999, there were approximately 226 restaurants developed on land which was owned by the Company. (See Note 10 of Notes to Consolidated Financial Statements.)

    During 1999, the Company formed joint ventures to develop Outback Steakhouses in Brazil and the Philippines. The Company also entered into agreements to develop and operate Roy's restaurants and Fleming's. Under the terms of the Fleming's agreement, the Company purchased three existing Fleming's for $12,000,000 and committed to the first $13,000,000 of future development costs.

    The Company has two uncollateralized lines of credit totalling $132,500,000. Approximately $4,136,000 is committed for the issuance of letters of credit, some of which are to collateralize loans made by the bank to certain franchisees.

    The Company is the guarantor of an uncollateralized line of credit that permits borrowing of up to $25,000,000 for one of its franchisees. At December 31, 1999, the borrowings totalled approximately $19,220,000. (See Note 6 of Notes to Consolidated Financial Statements.)

    The Company is the guarantor of $8,333,000 of a $60,000,000 note for an unconsolidated affiliate in which the Company has an 18.5% equity interest. At December 31, 1999, the outstanding balance was approximately $16,828,000. (See
Note 6 of Notes to Consolidated Financial Statements.)

EXPANSION STRATEGY

The Company's goal is to add new restaurants to the Outback system in each of 2000 and 2001, primarily through the development of 35 to 45 Company owned restaurants, 5 to 10 domestic franchised restaurants and 20 to 30 international restaurants each year, of which 2 to 3 will be Company owned, 2 to 3 will be Development Joint Venture restaurants primarily in Brazil and Asia and 16 to 24 will be franchised restaurants. The Company also intends to add 6 to 8 Carrabba's, the majority of which will be Company owned restaurants, in each of 2000 and 2001. The Company also intends to add 2 to 3 Fleming's and 3 to 5 Roy's to the system in 2000. The Company estimates that its capital expenditures for the development of new restaurants will be approximately $150 million in each of 2000 and 2001 and intends to finance this development with cash flows from operations and the revolving line of credit referred to above. The Company anticipates that 75% to 85% of the Company owned restaurants to be opened in 2000 will be free-standing units.

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

INSURANCE

The Company retains direct liability for the first $200,000 of all individual workers compensation claims prior to 1999 and general liability claims, and $230,000 of all individual health insurance claims. Claims in excess of these amounts are paid for by the respective insurance company. The Company records a liability for all unresolved claims at the anticipated cost to the Company at the end of the period based on the estimates provided by a third party administrator and insurance company.

YEAR 2000 ISSUE

Many software applications and operational programs written in the past were not designed to recognize calendar dates beginning in the Year 2000. The failure of such applications or systems to properly recognize the dates beginning in the Year 2000 could result in miscalculations or system failures which could result in an adverse effect on the Company's operations.

    The Company instituted a Year 2000 task force which has initiated a comprehensive project to prepare its information technology ("IT") systems and non-IT systems for the Year 2000. The project included identification and assessment of software, hardware and equipment that could potentially be affected by the Year 2000 issue, remedial action and further testing procedures. As of December 31, 1999, the Company had spent approximately $600,000 in connection with addressing the year 2000 issue.

    In assessing the risks presented by the Year 2000 compliance issues, the task force identified potential worst case scenarios involving failure of the IT and non-IT systems. As of March 2000, the Company did not experience material disruption or other significant problems in its IT and non-IT systems. In addition, as of the same date, the Company is not aware of any material Year 2000 compliance issues relating to IT and non-IT systems of third party business partners with which the Company maintains material relationships. In addition, the task force continues to monitor systems used by the Company and maintains contact with third party businesses with which the Company has material relationships with respect to Year 2000 compliance and any Year 2000 issues that may arise at a later date. The task force will develop contingency plans relating to ongoing Year 2000 issues at the time such issues are identified and such plans are deemed necessary.

    Based on the upgrades, remedial measures and the normal functioning to date of the IT and non-IT systems, management does not foresee significant risks associated with its Year 2000 compliance efforts. However, there can be no assurance that the Company or any third party business partners will not have ongoing Year 2000 compliance issues that may have an adverse effect on the Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to market risk from changes in interest rates on debt and changes in commodity prices.

    The Company's exposure to interest rate risk relates to its $125,000,000 revolving line of credit with its bank. Borrowings under the agreement bear interest at rates ranging from 57.5 to 95 basis points over the 30, 60, 90, or 180 London Interbank Offered Rate. At December 31, 1999, the Company did not have an outstanding balance on its lines of credit. At December 31, 1998, there was $35,683,000 outstanding on the line of credit.

    Many food products purchased by the Company and its franchisees are affected by commodity pricing and are, therefore, subject to unpredictable price volatility. Extreme changes in commodity prices and/or long-term changes could affect the Company adversely. The Company expects that in most cases the Company could pass increased commodity prices through to its consumers via increases in menu prices. From time to time, competitive circumstances could limit menu price flexibility, and in those cases margins would be negatively impacted by increased commodity prices.

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