Form 10-K, Exhibit 13
period 1999-12-31
OUTBACK STEAKHOUSE INC
filed 2000-03-30
CIK 874691

                                                                   Exhibit 13.02


                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Stockholders of Outback Steakhouse, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Outback Steakhouse, Inc. and Affiliates (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the two years in the period year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for the opinion expressed above. The consolidated financial statements of the Company as of December 31, 1997 and for the year then ended were audited by other independent accountants whose report dated February 20, 1998, expressed an unqualified opinion on those consolidated statements.

    As discussed in Note 13 of Notes to the Consolidated Financial Statements, the Company changed its method of accounting for the costs of start-up activities in 1998.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Tampa, FL
February 16, 2000

                     OUTBACK STEAKHOUSE, INC. AND AFFILIATES


CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


ASSETS                                                                                     DECEMBER 31,
                                                                                       1999            1998
CURRENT ASSETS
   Cash and cash equivalents                                                        $  92,623       $  84,035
   Inventories                                                                         26,088          19,917
   Other current assets                                                                24,500          19,248
                                                                                    ---------       ---------
    Total current assets                                                              143,211         123,200
PROPERTY, FIXTURES AND EQUIPMENT, NET                                                 607,028         538,379
ASSETS HELD FOR DISPOSAL                                                                                3,385
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES, NET                          21,272           9,229
DEFERRED INCOME TAXES                                                                                   3,265
OTHER ASSETS                                                                           80,771          41,460
                                                                                    ---------       ---------
                                                                                    $ 852,282       $ 718,918
                                                                                    =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                                                 $  33,974       $  37,808
   Sales taxes payable                                                                 10,354           8,923
   Accrued expenses                                                                    29,628          32,659
   Unearned revenue                                                                    45,188          36,516
   Income taxes payable                                                                10,166
   Current portion of long-term debt                                                    1,625           1,694
                                                                                    ---------       ---------
    Total current liabilities                                                         130,935         117,600
DEFERRED INCOME TAXES                                                                   4,659
LONG-TERM DEBT                                                                          1,519          38,966
OTHER LONG-TERM LIABILITIES                                                             4,500           4,000
                                                                                    ---------       ---------
    Total liabilities                                                                 141,613         160,566
COMMITMENTS AND CONTINGENCIES (Notes 6 and 10)
INTEREST OF MINORITY PARTNERS IN CONSOLIDATED PARTNERSHIPS                             17,704           9,912
                                                                                    ---------       ---------
STOCKHOLDERS' EQUITY
   Common stock, $0.01 par value, 200,000 shares authorized;
   77,519 and 77,077 shares issued; and 77,404 and 76,218
   outstanding as of December 31, 1999 and 1998, respectively                             775             771
   Additional paid-in capital                                                         194,251         177,734
   Retained earnings                                                                  501,384         380,760
                                                                                    ---------       ---------
                                                                                      696,410         559,265
   Less treasury stock, 115 shares and 859 shares at December 31, 1999
   and 1998, respectively, at cost                                                     (3,445)        (10,825)
                                                                                    ---------       ---------
    Total stockholders' equity                                                        692,965         548,440
                                                                                    ---------       ---------
                                                                                    $ 852,282       $ 718,918
                                                                                    =========       =========

The accompanying notes are an integral part of these Consolidated Financial Statements.

                     OUTBACK STEAKHOUSE, INC. AND AFFILIATES


CONSOLIDATED STATEMENTS OF INCOME (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                              YEARS ENDED DECEMBER 31,
                                                                                      1999              1998              1997
REVENUES
   Restaurant sales                                                               $ 1,632,720       $ 1,392,587       $ 1,179,211
   Other revenues                                                                      13,293            10,024             7,684
                                                                                  -----------       -----------       -----------
TOTAL REVENUES                                                                      1,646,013         1,402,611         1,186,895
                                                                                  -----------       -----------       -----------
COSTS AND EXPENSES
   Cost of sales                                                                      620,249           543,770           453,826
   Labor and other related                                                            387,006           327,261           281,233
   Other operating                                                                    347,644           298,630           260,084
   General and administrative                                                          64,067            53,757            45,158
   Provision for impaired assets and restaurant closings                                5,493                              26,001
   (Income) loss from operations of unconsolidated affiliates                          (1,089)             (514)              467
                                                                                  -----------       -----------       -----------
                                                                                    1,423,370         1,222,904         1,066,769
                                                                                  -----------       -----------       -----------
INCOME FROM OPERATIONS                                                                222,643           179,707           120,126
OTHER INCOME (EXPENSE), NET                                                            (3,042)           (1,870)
INTEREST INCOME (EXPENSE)                                                               1,416            (1,357)           (2,847)
                                                                                  -----------       -----------       -----------
INCOME BEFORE ELIMINATION OF MINORITY PARTNERS' INTEREST
   AND PROVISION FOR INCOME TAXES                                                     221,017           176,480           117,279
ELIMINATION OF MINORITY PARTNERS' INTEREST                                             29,770            21,914            19,882
                                                                                  -----------       -----------       -----------
INCOME BEFORE PROVISION FOR INCOME TAXES                                              191,247           154,566            97,397
PROVISION FOR INCOME TAXES                                                             66,924            53,638            33,749
                                                                                  -----------       -----------       -----------
INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE
   IN ACCOUNTING PRINCIPLE                                                            124,323           100,928            63,648
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
   (NET OF INCOME TAXES)                                                                                 (4,880)
                                                                                  -----------       -----------       -----------
NET INCOME                                                                        $   124,323       $    96,048       $    63,648
                                                                                  ===========       ===========       ===========
BASIC EARNINGS PER SHARE
   Income before cumulative effect of a change in accounting principle            $      1.61       $      1.33       $      0.86
   Cumulative effect of change in accounting principle (net of income taxes)                              (0.06)
                                                                                  -----------       -----------       -----------
   Net income                                                                     $      1.61       $      1.27       $      0.86
                                                                                  ===========       ===========       ===========
   Basic weighted average number of common shares outstanding                          77,089            75,702            74,007
                                                                                  ===========       ===========       ===========
DILUTED EARNINGS PER COMMON SHARE
   Income before cumulative effect of a change in accounting principle            $      1.57       $      1.30       $      0.85
   Cumulative effect of change in accounting principle (net of income taxes)                              (0.06)
                                                                                  -----------       -----------       -----------
   Net income                                                                     $      1.57       $      1.24       $      0.85
                                                                                  ===========       ===========       ===========
   Diluted weighted average number of common shares outstanding                        79,197            77,484            75,014
                                                                                  ===========       ===========       ===========
PRO FORMA (unaudited) (See Notes 9 and 16):
PRO FORMA PROVISION FOR INCOME TAXES                                                   68,849            55,003            34,623
                                                                                  -----------       -----------       -----------
PRO FORMA INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE
   IN ACCOUNTING PRINCIPLE                                                            122,398            99,563            62,774
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
   (NET OF INCOME TAXES)                                                                                 (4,880)
                                                                                  -----------       -----------       -----------
PRO FORMA NET INCOME                                                              $   122,398       $    94,683       $    62,774
                                                                                  ===========       ===========       ===========
PRO FORMA BASIC EARNINGS PER SHARE
   Pro forma income before cumulative effect of a change
    in accounting principle                                                       $      1.59              1.31       $      0.85
   Cumulative effect of change in accounting principle (net of income taxes)                              (0.06)
                                                                                  -----------       -----------       -----------
   Pro forma net income                                                           $      1.59       $      1.25       $      0.85
                                                                                  ===========       ===========       ===========
PRO FORMA DILUTED EARNINGS PER COMMON SHARE
   Pro forma income before cumulative effect of a change
    in accounting principle                                                       $      1.55       $      1.28       $      0.84
   Cumulative effect of change in accounting principle (net of income taxes)                              (0.06)
                                                                                  -----------       -----------       -----------
   Pro forma net income                                                           $      1.55       $      1.22       $      0.84
                                                                                  ===========       ===========       ===========

The accompanying notes are an integral part of these Consolidated Financial Statements.

                     OUTBACK STEAKHOUSE, INC. AND AFFILIATES


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (IN THOUSANDS)


                                       COMMON             COMMON            ADDITIONAL        RETAINED       TREASURY
                                     STOCK SHARES      STOCK AMOUNT      PAID-IN CAPITAL      EARNINGS         STOCK        TOTAL
Balance, December 31, 1996              74,270            $ 743              $113,364         $229,579                     $343,686
Issuance of common stock                 1,861               19                44,539                                        44,558
Distributions                                                                                     (610)                        (610)
Purchase of treasury stock              (1,103)                                                              $(13,900)      (13,900)
Net income                                                                                      63,648                       63,648
                                        ------            -----              --------         --------       --------      --------
Balance, December 31, 1997              75,028              762               157,903          292,617        (13,900)      437,382
Issuance of common stock                   946                9                19,112                                        19,121
Distributions                                                                                   (2,639)                      (2,639)
Purchase of treasury stock                (300)                                                                (6,345)       (6,345)
Reissuance of treasury stock               544                                    719           (5,266)         9,420         4,873
Net income                                                                                      96,048                       96,048
                                        ------            -----              --------         --------       --------      --------
Balance, December 31, 1998              76,218              771               177,734          380,760        (10,825)      548,440
Issuance of common stock                   442                4                16,230                                        16,234
Distributions                                                                                   (2,522)                      (2,522)
Purchase of treasury stock                (239)                                                                (7,230)       (7,230)
Reissuance of treasury stock               983                                    287           (1,177)        14,610        13,720
Net income                                                                                     124,323                      124,323
                                        ------            -----              --------         --------       --------      --------
Balance, December 31, 1999              77,404            $ 775              $194,251         $501,384       $ (3,445)     $692,965
                                        ======            =====              ========         ========       ========      ========

The accompanying notes are an integral part of these Consolidated Financial Statements.

                     OUTBACK STEAKHOUSE, INC. AND AFFILIATES


CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)


                                                                                  YEARS ENDED DECEMBER 31,
                                                                            1999            1998            1997
Cash flows from operating activities:
Net income                                                               $ 124,323       $  96,048       $  63,648
Adjustments to reconcile net income to net cash
provided by operating activities:
   Depreciation                                                             47,865          38,873          33,131
   Amortization                                                              3,525           1,898          13,104
   Provision for impaired assets and restaurant closings                     5,493                          26,001
   Cumulative effect of change in accounting principle                                       4,880
   Minority partners' interest in consolidated partnerships' income         29,770          21,914          19,882
   (Income) loss from operations of unconsolidated affiliates               (1,089)           (514)            467
Change in assets and liabilities:
   (Increase) decrease  in inventories                                      (6,171)            779          (3,794)
   Increase in other current assets                                         (5,252)         (3,623)         (6,393)
   Increase in other assets                                                (25,754)         (7,820)        (17,066)
   (Decrease) increase in accounts payable, sales taxes payable
     and accrued expenses                                                   (7,310)         21,962           1,375
   Increase in unearned revenue                                              8,672           8,697           5,685
   Increase in income taxes payable                                         10,166
   Increase (decrease) in other long-term liabilities                          500            (500)          1,500
   Increase (decrease) in deferred income taxes                              7,924           4,878          (9,284)
                                                                         ---------       ---------       ---------
   Net cash provided by operating activities                               192,662         187,472         128,256
                                                                         ---------       ---------       ---------
Cash flows from investing activities:
   Capital expenditures                                                  $(116,746)      $(108,148)      $(117,464)
   Payments from unconsolidated affiliates                                     220           1,596           4,808
   Distributions to unconsolidated affiliates                               (1,470)           (690)           (438)
   Investments in and advances to unconsolidated affiliates, net            (9,704)         (1,936)           (703)
                                                                         ---------       ---------       ---------
   Net cash used in investing activities                                  (127,700)       (109,178)       (113,797)
                                                                         ---------       ---------       ---------
Cash flows from financing activities:
   Adjustments from stock transactions                                   $  13,292       $  19,121       $  22,940
   Proceeds from issuance of long-term debt                                                  1,013          39,424
   Proceeds from minority partners' contributions                            1,250           5,525           1,675
   Distributions to minority partners' and stockholders                    (38,755)        (24,952)        (21,068)
   Repayments of long-term debt                                            (37,516)        (32,231)        (20,229)
   Payments for purchase of treasury stock                                  (7,230)         (6,345)        (13,900)
   Proceeds from reissuance of treasury stock                               12,585           3,451
                                                                         ---------       ---------       ---------
   Net cash (used in) provided by financing activities                     (56,374)        (34,418)          8,842
                                                                         ---------       ---------       ---------
Net increase (decrease) in cash and cash equivalents                         8,588          43,876          23,301
Cash and cash equivalents at the beginning of the year                      84,035          40,159          16,858
                                                                         ---------       ---------       ---------
Cash and cash equivalents at the end of the year                         $  92,623       $  84,035       $  40,159
                                                                         =========       =========       =========
Supplemental disclosures of cash flow information:
   Cash paid for interest                                                $     491       $   2,476       $   4,013
   Cash paid for income taxes                                               41,572          40,170          35,710
Supplemental disclosures of non-cash items:
   Purchase of minority partners' interest                               $  17,082       $   1,647       $  21,168

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

         The Company completed its merger with its New England franchisee ("Tedesco") on November 30, 1999. This merger was accounted for under the pooling of interests method of accounting; and accordingly, all historical information has been restated to reflect the merger.

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

         RECLASSIFICATION - Certain amounts shown in the 1997 and 1998 consolidated financial statements have been re-classified to conform with the 1999 presentation. These reclassifications did not have any effect on total assets, total liabilities, stockholders' equity or net income.

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

         INVENTORIES - Inventories consist of food and beverages, and are stated at the lower of cost (first-in, first-out) or market. The Company will periodically make advance purchases of various inventory items to ensure adequate supply or to obtain favorable pricing. At December 31, 1999 and 1998, inventories included advance purchases of approximately $7,692,000 and $3,543,000, respectively.

         PREOPENING COSTS - Prior to the adoption of Statement of Position 98-5,"Reporting on the Costs of Start-up Activities" during 1998 which requires that preopening and other start-up costs be expensed as incurred rather than capitalized, preopening costs, consisting of training costs and other direct costs related to new restaurant openings, were amortized primarily over twelve months. Accordingly, all further preopening costs have been expensed in the period incurred.

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

         Buildings and building
          improvements..............................  20 to 31.5 years
         Furniture and fixtures ....................           7 years
         Equipment..................................     2 to 15 years
         Leasehold improvements.....................     5 to 20 years

         Periodically, the Company evaluates the recoverability of the net carrying value of its property, fixtures and equipment by estimating its fair value which is generally measured by discounting expected future cash flows at the same rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the best information available making the appropriate estimates, judgements and projections that are considered necessary. The fair value is compared to the carrying amount in the consolidated financial statements. A deficiency in fair value relative to the carrying amount is an indication of the need to reduce the carrying value of the assets. If the total of future undiscounted cash flows were less than the carrying amount of the property, fixtures and equipment, the carrying amount is written down to the estimated fair value, and a loss resulting from value impairment is recognized by a charge to earnings.

                    OUTBACK STEAKHOUSE, INC. AND AFFILIATES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         CONSTRUCTION IN PROGRESS - The Company capitalizes all direct costs incurred to construct its restaurants. Upon opening, these costs are depreciated and charged to expense based upon their property classification. The amount of interest capitalized in connection with restaurant construction was approximately $850,000 and $1,800,000 in 1998 and 1997, respectively.

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

         ADVERTISING COSTS - The Company's policy is to report advertising costs as expenses in the periods in which the costs are incurred. The total amounts charged to advertising expense were approximately $54,320,000, $49,540,000 and $37,943,000 in 1999, 1998 and 1997, respectively.

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

         STOCK BASED COMPENSATION - The Company accounts for stock based compensation under the intrinsic value method of accounting for stock based compensation and has disclosed pro forma net income and earnings per share amounts using the value based method prescribed by SFAS No. 123.

         EARNINGS PER COMMON SHARE - Earnings per common share are computed in accordance with SFAS No.128 "Earnings Per Share," which requires companies to present basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding and dilutive options outstanding during the year. All applicable share and per share data have been restated to reflect the retroactive effect of a three-for-two stock split effective on March 2, 1999.

         RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARD - In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 defines derivative instruments and requires that these items be recognized as assets or liabilities in the statement of financial position. This statement is effective for financial statements issued for periods beginning January 1, 2000. However, SFAS No. 137 defers the effective date for one year to January 1, 2001. As of December 31, 1999 the Company does not have any derivative instruments.


2.       ASSETS HELD FOR DISPOSAL

In November 1997, the Company closed nine of its 68 Carrabba's locations. The "Assets Held For Disposal" recorded in the Company's Consolidated Balance Sheets include the property, fixtures, and equipment related to the nine locations at the lower of cost or fair market value less estimated selling costs. The loss resulting from the deficiency in fair value relative to the carrying value of the assets is included in the line item in the Company's Consolidated Statements of Income entitled "Provision for impaired assets and restaurant closings." Operating losses included in the Company's operating results attributable to the nine locations were $1,780,000 in 1997.


3.       OTHER CURRENT ASSETS

                                                                                              DECEMBER 31,
                                                                                           1999         1998

Other current assets consisted of the following (in thousands):
Deposits (including income tax deposits)                                                $ 1,253      $ 1,395
Accounts receivable                                                                       6,116        4,920
Accounts receivable franchisees                                                           6,291        4,449
Prepaid expenses                                                                          9,444        6,532
Other current assets                                                                      1,396        1,952
                                                                                        -------      -------
                                                                                        $24,500      $19,248
                                                                                        =======      =======

                  OUTBACK STEAKHOUSE, INC. AND AFFILIATES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                              DECEMBER 31,
                                                                                           1999         1998

Property, fixtures and equipment consisted of the following (in thousands):
Land                                                                                    $ 120,978    $ 111,961
Buildings and building improvements                                                       289,261      249,486
Furniture and fixtures                                                                     72,452       60,622
Equipment                                                                                 168,705      139,034
Leasehold improvements                                                                    115,340      102,652
Construction in progress                                                                   19,495        8,554
Accumulated depreciation                                                                 (179,203)    (133,930)
                                                                                        ---------    ---------
                                                                                        $ 607,028    $ 538,379
                                                                                        =========    =========


5.       OTHER ASSETS

                                                                                              DECEMBER 31,
                                                                                           1999         1998

Other assets consisted of the following (in thousands):
Intangible assets, net (consisting primarily of goodwill)                               $  61,508     $ 29,900
Other assets                                                                               19,263       11,560
                                                                                        ---------     --------
                                                                                        $  80,771     $ 41,460
                                                                                        =========     ========


6.       LONG-TERM DEBT


                                                                                              DECEMBER 31,
                                                                                           1999         1998

Long-term debt consisted of the following (in thousands):
Notes payable to banks, collateralized by property, fixtures and equipment,
   interest at rates ranging from 8.02% to 9.9% at December 31, 1999 and 1998             $   647      $ 3,106
Note payable to corporation, collateralized by real estate, interest at 9.0%                  119          229
Other notes payable, uncollateralized, interest at rates ranging from 5.63% to 7.99%        2,378        1,642
Revolving line of credit, interest at rates ranging from 5.56% to 5.57%
   at December 31, 1998                                                                                 35,683
                                                                                          -------      -------
                                                                                            3,144       40,660
Less current portion                                                                        1,625        1,694
                                                                                          -------      -------
Long-term debt                                                                            $ 1,519      $38,966
                                                                                          =======      =======

During 1999, the Company refinanced its uncollateralized revolving line of credit which permits borrowing up to a maximum of $125,000,000 at 57.5 basis points over the 30, 60, 90 or 180 day London Interbank Offered Rate (LIBOR) (5.82% to 6.13% at December 31,1999 and 5.06% to 5.07% at December 31, 1998).
At December 31, 1999 and 1998, the unused portion of the revolving line of credit was $125,000,000 and $89,317,000, respectively. The line includes a credit facility fee of 17.5 basis points. The line matures in December 2002.

         The revolving line of credit contains certain restrictions and conditions as defined in the agreement which requires the Company to maintain: tangible net worth of $435,000,000, a fixed charge coverage at a minimum of 3.5 to 1.0,and a maximum total debt to EBITDA ratio of 2.0 to 1.0.At December 31, 1999, the Company was in compliance with all of the above debt covenants.

         The Company has a $7,500,000 uncollateralized line of credit bearing interest at rates ranging from 50 to 75 basis points over LIBOR. Approximately $4,136,000 of the line of credit is committed for the issuance of letters of credit, $1,036,000 of which is to collateralize loans made by the bank to certain franchisees.

         The Company is the guarantor of an uncollateralized line of credit which permits borrowing of up to $25,000,000, maturing in March 2002, for one of its franchisees. At December 31,1999 and 1998, the outstanding balance was approximately $19,220,000 and $13,811,000, respectively.

         The Company is the guarantor of $8,333,000 of a $60,000,000 note for an unconsolidated affiliate in which the Company has an 18.5% equity interest. At December 31, 1999, the outstanding balance was approximately $16,828,000.

         The aggregate payments of long-term debt outstanding at December 31,1999, for the next four years subsequent to 2000, are summarized as follows:
2001-$547,000; 2002-$524,000; 2003- $377,000; 2004-$71,000.

         The carrying amount of long-term debt approximates fair value.

                    OUTBACK STEAKHOUSE, INC. AND AFFILIATES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.       ACCRUED EXPENSES


                                                                                              DECEMBER 31,
                                                                                           1999         1998

Accrued expenses consisted of the following (in thousands):
Accrued payroll and other compensation                                                   $11,132      $11,699
Accrued advertising                                                                        1,149        3,142
Accrued rent                                                                               1,934        1,672
Accrued insurance                                                                          7,837        6,712
Accrued ESOP contribution                                                                  1,484          964
Accrued property taxes                                                                     5,078        4,516
Other                                                                                      1,014        3,954
                                                                                         -------      -------
                                                                                         $29,628      $32,659
                                                                                         =======      =======


8.       STOCKHOLDERS' EQUITY

During 1997, the Company repurchased 1,103,250 shares of its Common Stock, $.01 par value, for an aggregate purchase price of $13,900,000. During 1998, the Company repurchased 300,000 shares of its Common Stock, $.01 par value for an aggregate purchase price of $6,345,000. During 1999, the Company repurchased 239,000 shares of its Common Stock, $.01 par value, for an aggregate purchase price of $7,230,000. Repurchased shares are carried as Treasury Stock on the Consolidated Balance Sheets and are recorded at cost. During 1999 and 1998, the Company reissued approximately 983,000 and 544,000 shares of treasury stock, respectively, that had a cost of approximately $14,610,000 and $9,420,000, respectively.

         Distributions in the Consolidated Statements of Stockholders Equity represent distributions to Subchapter S Corporation shareholders of Tedesco prior to the merger in 1999.

         On March 2, 1999, a three-for-two split of the Company's Common Stock was effected through distribution of one additional share for every two shares already issued. All applicable share and per share data have been restated to give retroactive effect to the stock split.

9.       INCOME TAXES


Provision for income taxes consisted of the following (in thousands):
                                                                                            YEARS ENDED DECEMBER 31,
                                                                                    1999           1998            1997
Federal:
   Current                                                                      $ 46,656        $ 37,936        $  31,010
   Deferred                                                                       11,146           5,197           (3,572)
                                                                                --------        --------        ---------
                                                                                  57,802          43,133           27,438
                                                                                --------        --------        ---------
State:
   Current                                                                         7,363           9,261            6,664
   Deferred                                                                        1,759           1,244             (353)
                                                                                --------        --------        ---------
                                                                                   9,122          10,505            6,311
                                                                                --------        --------        ---------
                                                                                $ 66,924        $ 53,638        $  33,749
                                                                                ========        ========        =========


The Company's effective tax rate differs from the federal statutory rate for the following reasons:

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                    1999             1998             1997
Income taxes at federal statutory rate                                              35.0%           35.0%            35.0%
State taxes, net of federal benefit                                                  3.3             4.0              4.0
Earnings not subject to corporate income taxes                                      (1.2)           (0.8)            (0.7)
Other, net                                                                          (2.1)           (3.5)            (3.6)
                                                                                --------        --------        ---------
Total                                                                               35.0%           34.7%            34.7%
                                                                                ========        ========        =========

The income tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:


                                                                                      DECEMBER 31,
                                                                                  1999            1998
Deferred income tax assets (in thousands):
Insurance reserves                                                              $  6,737         $ 3,708
Advertising expense reserves                                                       1,164             956
Intangibles                                                                       13,285          14,250
Other, net                                                                           852             438
                                                                                --------         -------
                                                                                  22,038          19,352
                                                                                --------         -------
Deferred income tax liabilities (in thousands):
Depreciation                                                                      26,697          16,087
                                                                                --------         -------
                                                                                  26,697          16,087
                                                                                --------         -------
Net deferred tax (liability) asset                                              $ (4,659)        $ 3,265
                                                                                ========         =======

                    OUTBACK STEAKHOUSE, INC. AND AFFILIATES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.       INCOME TAXES (CONTINUED)

As discussed in Notes 11 and 16, in all periods presented, the Company's net income included earnings attributable to Tedesco. Tedesco had elected under Subchapter S of the Internal Revenue Code to have their shareholders pay any federal income tax due on their earnings. Although Tedesco's income prior to the merger is included in the Company's consolidated financial statements, the Company is not required to pay income taxes on the income since they are the responsibility of the Tedesco shareholders.

10.      COMMITMENTS AND CONTINGENCIES AND RELATED PARTY TRANSACTIONS

         OPERATING LEASES - The Company leases restaurant and office facilities and certain equipment under operating leases having terms expiring between 2000 and 2014. The restaurant facility leases primarily have renewal clauses of five to 20 years exercisable at the option of the Company. Certain of these leases require the payment of contingent rentals based on a percentage of gross revenues, as defined by the terms of the applicable lease agreement. Total rental expense for the years ended December 31, 1999, 1998 and 1997 was approximately $27,015,000, $23,430,000 and $20,857,000, respectively, and included contingent rent of approximately $2,902,000, $2,391,000 and $2,392,000, respectively.

         Future minimum lease payments on operating leases (including leases for restaurants scheduled to open in 2000), are as follows (in thousands):

         2000                          $ 26,296
         2001                            24,519
         2002                            22,521
         2003                            20,156
         2004                            17,901
         Thereafter                      51,233
                                       --------
         Total minimum lease payments  $162,626
                                       ========


         During 1998, the Company leased/chartered an airplane from a Corporation owned by two officers/directors of the Company. Airplane lease/charter payments for the year ended December 31, 1998 totalled approximately $90,000. On December 23, 1998, the Company purchased, at fair market value, an aircraft from a corporation owned by two officers/ directors of the Company for a purchase price of $1,350,000. During 1999, the Company purchased, at original price, an 18% ownership interest in a motor speedway for $592,000 from a partnership in which three officers/directors are partners. The investment is included in the line item in the Company's Consolidated Balance Sheets entitled "Investments in and advances to unconsolidated affiliates."

         During 1999, the Company formed joint ventures to develop Outback Steakhouses in Brazil and the Philippines. The Company also entered into agreements to develop and operate Roy's restaurants and Fleming's. Under the terms of the Fleming's agreement, the Company purchased three existing Fleming's for $12,000,000 and committed to the first $13,000,000 of future development costs.

         The Company is subject to legal proceedings claims and liabilities which arise in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to those actions will not materially affect the Company's financial position or results of operations and cash flows.

         The Company retains direct liability for the first $200,000 of all individual workers compensation claims prior to 1999 and general liability claims and $230,000 of all individual health insurance claims.

11.      BUSINESS COMBINATIONS

         On November 30, 1999, the Company issued 2,256,000 shares of Common Stock for all of the outstanding shares of its New England franchisee (Tedesco) which owned 17 Outback Steakhouses in Connecticut, Massachusetts, New Hampshire, and Rhode Island. The merger was accounted for by the pooling-of-interest method using historical amounts and the financial statements presented herein have been restated to give retroactive effect to the merger for all periods presented.

         During 1999, the Company issued approximately 160,000 shares of Common Stock to 3 area operating partners for all of the outstanding interests in 25 Outback Steakhouses in Colorado, Georgia and West Florida.

         On April 1, 1998, the Company issued approximately 80,250 shares of Common Stock to one area operating partner for the outstanding interest in Outback Steakhouses in Indiana and Kentucky.

         On October1,1997, the Company issued approximately 1,153,500 shares of Common Stock to five area operating partners for all of the outstanding interests in 69 Outback Steakhouses in Maryland, Michigan, New Jersey, North Carolina, Pennsylvania, South Florida, South Carolina, Texas and Virginia.

         The acquisitions of the area operating partner's interests were accounted for by the purchase method and the related goodwill is included in the line item entitled "Other Assets" in the Company's Consolidated Balance Sheets.

                    OUTBACK STEAKHOUSE, INC. AND AFFILIATES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.      STOCK OPTION AND OTHER BENEFIT PLANS

The Company's amended and Restated Stock Option Plan (the "Stock Option Plan") was approved by the shareholders of the Company in April 1992, and has subsequently been amended as deemed appropriate by the Company's Board of Directors or shareholders. There are currently 22,500,000 shares of the Company's Common Stock which may be issued and sold upon exercise of stock options ("Options"). The term of Options granted is determined by the Board of Directors and optionees generally vest in the Options over a five year period.

         The purpose of the Stock Option Plan is to attract competent personnel, to provide long-term incentives to Directors and key employees, and to discourage employees from competing with the Company.

         Options under the Stock Option Plan may be Options which qualify under
Section 422 of the Internal Revenue Code ("Incentive Stock Options") or Options which do not qualify under Section 422 ("Nonqualified Options"). To date, the Company has only issued Nonqualified Options. The term of Options granted is generally 5 years and the price generally cannot be less than the fair market value of the shares covered by the Option.

         To provide long term incentives to its restaurant managers, the Company periodically grants them options to purchase its common stock. The Stock Option Committee estimates the fair market value of the grants by using a three month weighted average stock price to eliminate the daily trading increases and decreases in the stock price. This averaging method may result in option grants that are above or below the closing price as of the exact grant date. The Company believes that the averaging of the price is a more fair method of determining fair market value for long term incentives. Compensation expense results if the exercise price of these options is less than the market price on the date of grant.

         At December 31, 1999, cumulative total Options to purchase 16,693,000 shares of the Company's Common Stock had been granted to employees of the Company at prices ranging from $0.19 to $37.94 per share which was the estimated fair market value at the time of each grant. As of December 31, 1999, Options for approximately 1,789,000 shares were exercisable.

         Options to purchase 3,619,385, 1,433,013 and 2,188,563 of the
Company's Common Stock were issued to employees during1999,1998, and1997 with exercise prices ranging from $20.05 to $37.94, $19.28 to $26.71 and $14.30 to $18.43 for each respective period.

         Activity in the Company's Stock Option Plan was:

                                                              WEIGHTED
                                                              AVERAGE
                                              SHARES      EXERCISE PRICE
OUTSTANDING AT
December 31, 1996                          7,366,161       $   14.09
Granted                                    2,188,563           15.76
Exercised                                   (696,344)           7.37
Forfeited                                    (92,098)          19.79
                                          ----------
Outstanding at
December 31, 1997                          8,766,282           15.11
Granted                                    1,433,013           23.03
Exercised                                 (1,407,063)          11.77
Forfeited                                    (75,969)          19.41
                                          ----------
Outstanding at
December 31, 1998                          8,716,263           16.96
Granted                                    3,619,385           26.60
Exercised                                 (1,192,550)          12.85
Forfeited                                    (80,323)          19.00
                                          ----------
Outstanding at
December 31, 1999                         11,062,775           20.59
                                          ==========


Had the compensation cost for the Company's Stock Option Plan been determined based on the fair value at the grant dates for awards under the plan consistent with SFAS No. 123, the Company's net income and earnings per share on a pro forma basis would have been (in thousands, except per share data):


                                          DECEMBER 31,
                                 1999        1998         1997

Net income                     $ 119,294   $ 87,184   $ 56,939
Basic earnings per
common share                   $    1.55   $   1.15   $   0.77
Diluted earnings per
common share                   $    1.51   $   1.13   $   0.76

         The preceding pro forma results were calculated with the use of the Black Scholes option-pricing model. The following assumptions were used for the years ended December 31, 1999, 1998, 1997, respectively: (1) risk-free interest rates of 6.36%, 5.30%, and 5.45%; (2) dividend yield of 0.0% in all three periods presented; (3) expected lives of 3.5 years in all three periods presented; and (4) volatility of36%, 40%, and 25%. Results may vary depending on the assumptions applied within the model.

         Tax benefits resulting from the exercise of non-qualified stock options reduced taxes currently payable by $9,153,000 and $7,864,000 in 1999 and 1998, respectively. The tax benefits are credited to additional paid in capital.

         The Company has a qualified defined contribution 401(K) plan covering substantially all full-time employees, except officers and certain highly compensated employees. Assets of this plan are held in trust for the sole benefit of the employees.

                    OUTBACK STEAKHOUSE, INC. AND AFFILIATES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. ADOPTION OF STATEMENT OF POSITION 98-5, "REPORTING ON THE COSTS OF START-UP ACTIVITIES."

The Company adopted the new accounting standard, Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," which requires that pre-opening and other start-up costs be expensed as incurred rather than capitalized. The adoption was made effective as of the beginning of the Company's 1998 fiscal year. As a result of the adoption, the Company expenses start-up cost as incurred rather than through future amortization. The cumulative effect of the change in accounting principle, which was approximately $4,880,000 net of income taxes or $0.06 per share diluted, was recorded as a one-time charge in the Company's 1998 Financial Statements.

14.      SEGMENT REPORTING

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company operates restaurants under three brands that have similar investment criteria and economic and operating characteristics and are considered one reportable operating segment. Management does not believe that the Company has any material reporting segments.

15.      PROVISION FOR IMPAIRED ASSETS AND RESTAURANT CLOSINGS

In the fourth quarter of 1999, the Company recorded a pre-tax charge to earnings of $5,493,000 which includes approximately $3,617,000 for the write down of impaired assets, and $1,876,000 related to restaurant closings, severance and other costs. The write down primarily related to Carrabba's restaurant properties and assets of ancillary businesses.

In the fourth quarter of 1997, the Company recorded a provision of $26,001,000, which includes approximately $23,113,000 for the write down of certain impaired assets and $2,888,000 related to restaurant closings, severance and other costs.

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

16.      PRO FORMA EARNINGS AND EARNINGS PER SHARE

         As discussed in Note 9, no income tax expense has been provided in the Company's historical consolidated financial statements on income attributable to Tedesco as discussed in Note 11. Pro forma net income includes an adjustment to increase the provision for income taxes to reflect the anticipated tax as if Tedesco had not elected to be taxed under Subchapter S of the Internal Revenue Code.

         The Company adopted the provisions of SFAS No. 128 "Earnings Per Share," during the fourth quarter of 1997, as required. The new standard specifies the computation, presentation, and disclosure requirements for earnings per share. The following table represents the computation of basic and diluted earnings per common share as required by SFAS No. 128 (in thousands, except per share data).

                                                                        YEARS ENDED DECEMBER 31,
                                                                    1999          1998         1997

Pro forma (unaudited) net income                                  $122,398      $94,683      $62,774
Basic weighted average number of common shares outstanding          77,089       75,702       74,007
Basic earnings per common share                                   $   1.59      $  1.25      $  0.85
Effect of dilutive stock options                                     2,108        1,782        1,007
Diluted weighted average number of common shares outstanding        79,197       77,484       75,014
Diluted earnings per common share                                 $   1.55      $  1.22      $  0.84


Diluted earnings per common share excludes antidilutive stock options of approximately 844,400, 727,500 and 4,147,500 during 1999, 1998, and 1997, respectively.

                    OUTBACK STEAKHOUSE, INC. AND AFFILIATES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


17. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (SEE NOTES 9 AND 16)

The following table presents selected quarterly financial data for the periods indicated (in thousands, except per (share data).


1999                                                 March 31       June 30    September 30   December 31

Revenues                                             $391,896      $417,515      $410,003      $426,599
Income from operations                                 52,898        59,261        55,304        55,180
Income before provision for income taxes               45,265        50,238        48,087        47,657
Net income                                             29,196        32,478        32,196        30,453
Pro forma net income                                   28,743        31,901        31,684        30,070
Basic earnings per share
   Net income                                            0.38          0.42          0.42          0.39
   Pro forma net income                                  0.38          0.41          0.41          0.39
Diluted earnings per share
   Net income                                            0.37          0.41          0.40          0.39
   Pro forma net income                                  0.37          0.40          0.40          0.38

1998                                                 March 31       June 30    September 30   December 31

Revenues                                             $334,628      $353,386      $352,363      $362,234
Income from operations                                 42,257        46,340        45,010        46,100
Income before provision for income taxes               35,607        39,617        38,596        40,746
Income before change in accounting principle           23,196        25,867        25,502        26,363
Net income                                             18,316        25,867        25,502        26,363
Pro forma net income                                   17,980        25,434        25,120        26,149
Basic earnings per share
   Income before change in accounting principle          0.31          0.34          0.34          0.35
   Net income                                            0.24          0.34          0.34          0.35
   Pro forma net income                                  0.24          0.34          0.33          0.34
Diluted earnings per share
   Income before change in accounting principle          0.30          0.33          0.33          0.34
   Net income                                            0.24          0.33          0.33          0.34
   Pro forma net income                                  0.23          0.33          0.32          0.34




19