Form 10-K, Exhibit 13
period 1999-12-31
OUTBACK STEAKHOUSE INC
filed 2000-03-30
CIK 874691

                                                                   Exhibit 13.03

The Common Stock of the Company is traded in the over-the-counter market and is quoted on the NASDAQ National Market System under the symbol OSSI. The following table sets forth, for the fiscal years ended December 31, 1997, 1998, and 1999, the high and low per share prices of the Company's Common Stock as reported by NASDAQ after giving effect to the March 1999 stock split. See Note 8 of Notes to Consolidated Financial Statements.


1997                     High          Low
First Quarter            18.59        12.17
Second Quarter           16.92        11.92
Third Quarter            19.17        14.59
Fourth Quarter           21.59        16.59

1998
First Quarter            26.37        18.67
Second Quarter           26.75        23.00
Third Quarter            28.09        15.92
Fourth Quarter           26.79        15.59

1999
First Quarter            34.25        22.75
Second Quarter           39.75        31.50
Third Quarter            40.13        24.06
Fourth Quarter           27.50        19.81


The Company has never paid a cash dividend on its Common Stock. As a condition of the Company's line of credit agreement the Company is currently restricted from paying dividends, other than in the form of partnership distributions, without the consent of two thirds of its lenders.

As of March 2,2000 there were approximately 1,971 registered shareholders of record of the Company's Common Stock.

REPORTS ON FORM 10-K

A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K will be furnished to any shareholder without charge upon written request. Address to Investor Relations Department at: Outback Steakhouse, Inc., 2202 North Westshore Blvd., 5th Floor, Tampa, Florida 33607.

         Stock Transfer Agent and Registrar: Bank of New York, 101 Barclay Street, 12 West, New York, NY 10286. Requests for changes and updates in shareholder records can be made to the Bank of New York Customer Service Department at 800-524-4458.

         Independent Accountants: PricewaterhouseCoopers LLP, Tampa, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

ANNUAL MEETING

The annual meeting of shareholders will be held on Thursday, April 27, 2000 at 10:00 a.m. Tampa time at the Tampa Bay Performing Arts Center Playhouse, 1010 MacInnes Place North, Tampa, Florida 33602.

OFFICERS Address for all officers: 2202 N. Westshore Blvd., 5th Floor, Tampa, FL 33607


OUTBACK STEAKHOUSE, INC.           OUTBACK STEAKHOUSE              OUTBACK STEAKHOUSE (CON'T)          CARRABBA'S ITALIAN GRILL
Chris T. Sullivan                  Paul E. Avery                   Lindon Richardson                   Steven T. Shlemon
Chairman of the Board and          President                       Vice President, Design              Vice President and
Chief Executive Officer                                                                                Director of Operations
                                   Steve Erickson                  Dennis J. Rouse
Robert D. Basham                   Regional Vice President,        Vice President, Real Estate         OUTBACK INTERNATIONAL
President and Chief                Operations                      and Development                     Hugh H. Connerty, Jr.
Operating Officer                                                                                      President
                                   Benjamin Novello                Nancy Schneid
J. Timothy Gannon                  Regional Vice President,        Vice President, Marketing           OUTBACK SPORTS
Sr. Vice President                 Operations                                                          William E. Horne
                                                                   Steven C. Stanley                   Chairman
Robert S. Merritt                  Mark Wibel                      Vice President,
Sr. Vice President,                Regional Vice President,        Construction                        OUTBACK CATERING
Chief Financial Officer            Operations                                                          Sam Tancredi
and Treasurer                                                      Irene Wenzel                        President
                                   Lauren C. Cooper                Vice President, Purchasing
Joseph J. Kadow                    Vice President and                                                  ROY'S
Vice President, General            Controller                                                          Russ Bendel
Counsel and Secretary                                                                                  President
                                   Trudy I. Cooper
Michael P. O'Donnell               Vice President,                                                     FLEMING'S PRIME
CEO, New Concepts                  Training and Development                                            STEAKHOUSE AND WINE BARS
                                                                                                       A. William Allen, III
Carl W. Sahlsten                                                                                       President
Sr. Vice President of Real
Estate and Development                                                                                 ZAZARAC
                                                                                                       John Cooper
                                                                                                       President

BOARD OF DIRECTORS


Chris T. Sullivan                  Paul Avery                      W.R. "Max" Carey, Jr.               Lee Roy Selmon
Chairman of the Board              President, Outback              President, Corporate                Associate Athletic Director
Chief Executive Officer            Steakhouse of Florida, Inc.     Resource Development                University of South Florida

Robert D. Basham                   John A. Brabson, Jr.            Edward L. Flom                      Debbie Fields Rose
President and Chief                President, Brabson              Former Chairman and                 Founder and Former
Operating Officer                  Investments, Inc.               Chief Executive Officer,            Chairperson,
                                                                   Florida Steel Corporation           Mrs. Fields Cookies
J. Timothy Gannon                  Charles H. Bridges
Sr. Vice President                 Former Chairman and             Nancy Schneid                       Toby S. Wilt
                                   Chief Executive Officer,        Vice President, Marketing           President, TSW
Robert S. Merritt                  Francois L. Schwartz, Inc.                                          Investment Company
Sr. Vice President,
Chief Financial Officer
and Treasurer