Form 10-K, Exhibit 13
period 1999-12-31
OUTBACK STEAKHOUSE INC
filed 2000-03-30
CIK 874691

                                                                  EXHIBIT 13.04



INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Stockholders of Outback Steakhouse, Inc.
Tampa, Florida

We have audited the accompanying consolidated statements of income, of stockholders' equity, and of cash flows of Outback Steakhouse, Inc. and Affiliates (the "Company") for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations of the Company and its cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/  Deloitte & Touche LLP
----------------------------
Deloitte & Touche LLP
Certified Public Accountants


Tampa, Florida
February 20, 1998