Form 10-K, Exhibit 13
period 2000-12-31
OUTBACK STEAKHOUSE INC
filed 2001-04-02
CIK 874691

                                                                   EXHIBIT 13.01

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations



                                  INTRODUCTION


At December 31, 2000, Outback Steakhouse, Inc. and Affiliates (the "Company") had 508 domestic and 13 international Outback Steakhouse restaurants in which it had a direct ownership interest ("Company owned" restaurants), 101 domestic and 32 international Outback Steakhouse restaurants operated by unaffiliated franchisees, and two domestic and eight international Outback Steakhouse restaurants operated by joint ventures in which the Company had a 45% ownership interest ("Development Joint Venture"). The Company's restaurant system also included 60 Company owned Carrabba's Italian Grills ("Carrabba's") and 21 Carrabba's operated by joint ventures in which the Company had a 45% ownership interest. During 1999, the Company entered into agreements with Roy's Restaurants ("Roy's") and Fleming's Prime Steakhouse and Wine Bar ("Fleming's") to develop restaurants worldwide. At December 31, 2000, the Company operated three Company owned and two joint venture Fleming's and one Company owned and two joint venture Roy's. The system also included one Company owned Zazarac and one Company owned Lee Roy Selmon's.

         All of the Company owned restaurants are organized as partnerships in which the Company is a general partner. The Company's ownership interests range from 51% to 90%, and the minority interests are owned by the restaurant manager and area operating partners. The results of operations of Company owned restaurants are included in the consolidated operating results of the Company. The portion of the income attributable to the minority interests of restaurant managers and area operating partners is eliminated in the line item in the Company's Consolidated Statements of Income entitled "Elimination of minority partners' interest."

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

                                System-Wide Sales
                            In Thousands of Dollars

1996     $ 1,077,000
1997     $ 1,368,000
1998     $ 1,668,000
1999     $ 1,992,000
2000     $ 2,329,000

                                Company Revenues
                            In Thousands of Dollars

1996     $   959,460
1997     $ 1,186,895
1998     $ 1,402,611
1999     $ 1,646,013
2000     $ 1,906,006

                                   Net Income
                            In Thousands of Dollars

1996     $  71,847
1997     $  62,774(+)
         $  79,703(+)
1998     $  94,683(*)
         $  99,563(*)
1999     $ 122,398(+)
         $ 125,914(+)
2000     $ 141,130

                                Diluted Earnings
                                    Per Share

1996     $ 0.94
1997     $ 0.84(+)
         $ 1.06(+)
1998     $ 1.22(*)
         $ 1.28(*)
1999     $ 1.55(+)
         $ 1.59(+)
2000     $ 1.78

(+) Net income and earnings per share amounts for 1999 and 1997 are depicted before and after the "Provision for impaired assets and restaurant closings." See Note 16 of Notes to Consolidated Financial Statements.

(*) Net income and earnings per share amounts for 1998 are depicted before and after the "Cumulative Effect of Change in Accounting Principle." See Note 12 of Notes to Consolidated Financial Statements.

Note: All applicable per share data has been restated to reflect the retroactive effect of a three-for-two stock split effective March 2, 1999. See Note 7 of Notes to Consolidated Financial Statements.

Note: Amounts have been restated to reflect the merger discussed in Notes 1, 10 and 17 of Notes to Consolidated Financial Statement.

                             Results of Operations


The following table sets forth, for the periods indicated, (i) the percentages which the items in the Company's Consolidated Statements of Income bear to total revenues or restaurant sales, as indicated, and (ii) selected operating data:

                                                                                                 Years Ended December 31,
                                                                                             2000          1999          1998

Statements of Income Data(1):
   Revenues:
      Restaurant sales                                                                         99.1%         99.2%         99.3%
      Other revenues                                                                            0.9           0.8           0.7
                                                                                           --------      --------      --------
   Total revenues                                                                             100.0         100.0         100.0
                                                                                           --------      --------      --------
   Costs and expenses:
      Cost of sales(2)                                                                         37.9          38.0          39.0
      Labor and other related(2)                                                               23.9          23.7          23.5
      Other restaurant operating(2)                                                            19.0          18.4          18.7
      Depreciation and amortization                                                             3.0           3.1           2.9
      General and administrative                                                                4.0           3.7           3.7
      Provision for impaired assets and restaurant closings                                                   0.3
      Income from operations of unconsolidated affiliates(3)                                   (0.1)         (0.1)
   Income from operations                                                                      13.1          13.5          12.8
   Other income (expense), net                                                                 (0.1)         (0.2)         (0.1)
   Interest income (expense)                                                                    0.2           0.1          (0.1)
   Income before elimination of minority partners' interest
      and provision for income taxes                                                           13.3          13.4          12.6
   Elimination of minority partners' interest                                                   1.8           1.8           1.6
                                                                                           --------      --------      --------
   Income before provision for income taxes                                                    11.5          11.6          11.0
   Pro forma provision for income taxes(4)                                                      4.1           4.2           3.9
                                                                                           --------      --------      --------
   Pro forma income before cumulative effect of a change in accounting principle(4)             7.4           7.4           7.1
   Cumulative effect of a change in accounting principle (net of income taxes)                                             (0.3)
                                                                                           --------      --------      --------
   Pro forma net income(4)                                                                      7.4%          7.4%          6.8%
                                                                                           ========      ========      ========
System-wide restaurant sales (millions of dollars):
   Outback Steakhouses
      Company owned - domestic and international                                           $  1,698      $  1,492      $  1,274
      Domestic franchised and joint venture                                                     318           267           200
      International franchised and joint venture                                                 75            60            48
                                                                                           --------      --------      --------
                                                                                              2,091         1,819         1,522
                                                                                           --------      --------      --------
   Carrabba's Italian Grills
      Company owned                                                                             169           138           119
      Joint venture                                                                              48            32            27
                                                                                           --------      --------      --------
                                                                                                217           170           146
                                                                                           --------      --------      --------
   Other
      Company owned                                                                              18             3
      Joint venture                                                                               3
                                                                                           --------      --------
                                                                                                 21             3
                                                                                           --------      --------      --------
   System-wide total                                                                       $  2,329      $  1,992      $  1,668
                                                                                           ========      ========      ========
Number of restaurants (at end of period):
   Outback Steakhouses
      Company owned - domestic and international                                                521           478           436
      Domestic franchised and joint venture                                                     103            96            81
      International franchised and joint venture                                                 40            37            23
                                                                                           --------      --------      --------
                                                                                                664           611           540
                                                                                           --------      --------      --------
   Carrabba's Italian Grills
      Company owned                                                                              60            56            52
      Joint venture                                                                              21            16            12
                                                                                           --------      --------      --------
                                                                                                 81            72            64
                                                                                           --------      --------      --------
   Fleming's Prime Steakhouse and Wine Bars
      Company owned                                                                               3             3
      Joint venture                                                                               2
                                                                                           --------      --------
                                                                                                  5             3
                                                                                           --------      --------
   Roy's
      Company owned                                                                               1
      Joint venture                                                                               2
                                                                                           --------
                                                                                                  3
                                                                                           --------
   Zazarac
      Company owned                                                                               1
                                                                                           --------
   Lee Roy Selmon's
      Company owned                                                                               1
                                                                                           --------      --------      --------
   System-wide total                                                                            755           686           604
                                                                                           ========      ========      ========

(1) Amounts for 1999 and 1998 have been restated to reflect the merger discussed in Notes 1, 10 and 17 of Notes to Consolidated Financial Statements. (2) As a percentage of restaurant sales. (3) Percentage for 1998 is less than 1/10th of one percent of total revenues. (4) Amounts for 1999 and 1998 are pro forma. See
Note 17 of Notes to Consolidated Financial Statements.

                     Management's Discussion and Analysis of
                 Financial Condition and Results of Operations



                       FISCAL YEARS 2000, 1999 AND 1998


On November 30, 1999, the Company completed a merger with its New England franchisee ("Tedesco") pursuant to an Agreement and Plan of Reorganization. The merger was accounted for using the pooling of interests method of accounting, and accordingly, all historical financial information has been restated to reflect the merger.

         Revenues. Total revenues increased by 15.8% in 2000 as compared with 1999, and by 17.4% in 1999 as compared with 1998. The increases in 2000 and 1999 were primarily attributable to the opening of new restaurants, increased same store customer counts and menu price increases. Outback Steakhouse and Carrabba's are not considered separate reportable segments for purposes of SFAS No. 131, however differences in certain operating ratios are discussed in this section in order to enhance the Financial Statement users' understanding of the Company's results of operations and its changes in financial condition. The following table sets forth additional information regarding year-to-year changes in revenues:

                                                    2000             1999             1998
                                                 -----------      -----------      -----------

Average unit volumes:
    Outback Steakhouse                           $ 3,409,000      $ 3,278,000      $ 3,156,000
    Carrabba's                                     2,909,000        2,615,000        2,368,000
Operating weeks:
    Outback Steakhouse                                25,632           23,602           20,801
    Carrabba's                                         3,031            2,777            2,579
Per person average checks:
    Outback Steakhouse                           $     17.87      $     17.52      $     17.10
    Carrabba's                                         19.46            18.71            17.47
Year to year same store percentage change:
    Sales:
      Outback Steakhouse                                 5.8%             5.2%             5.2%
      Carrabba's                                        11.8%             8.4%             8.8%
    Customer counts:
      Outback Steakhouse                                 2.7%             2.7%             3.0%
      Carrabba's                                         6.1%             1.9%             4.3%

         Costs and expenses. Cost of sales, consisting of food and beverage costs, decreased by 0.1% of restaurant sales to 37.9% in 2000 as compared with 38.0% in 1999. The decrease was attributable to menu price increases and favorable commodity price variances in produce and dairy products, particularly butter, which was partially offset by unfavorable commodity cost variances for beef. Cost of sales decreased by 1.0% of restaurant sales to 38.0% in 1999 as compared with 39.0% in 1998. The decrease was attributable to commodity cost decreases in beef, produce, and dairy products, particularly butter, and higher menu prices.

         Labor and other related expenses include all direct and indirect labor costs incurred in operations. Labor and other related expenses increased as a percentage of restaurant sales by 0.2% to 23.9% in 2000 as compared with 23.7% in 1999. The increase resulted from higher hourly wage rates caused by the competitive labor market and the additional staff required to facilitate Outback Steakhouse's "Take-away" initiative, partially offset by increased sales leverage due to higher average unit volumes and higher comparable store sales. Labor and other related expenses increased as a percentage of restaurant sales by 0.2% to 23.7% in 1999 as compared with 23.5% in 1998. The increase resulted from higher hourly wage rates for kitchen staff resulting from a competitive labor market, partially offset by higher comparable store revenues.

         Other operating expenses include all other unit-level operating costs, the major components of which are operating supplies, rent, repairs and maintenance, advertising, utilities, preopening expenses and other occupancy costs. A substantial portion of these expenses are fixed or indirectly variable. Other operating expenses as a percentage of restaurant sales increased by 0.6% to 19.0% in 2000 as compared with 18.4% in 1999. The increase resulted primarily from higher preopening costs associated with the new restaurant formats, higher advertising spending related to Outback Steakhouse's national cable and broadcast programs and higher utilities costs, particularly natural gas. The increase was partially offset by increased sales leverage due to higher average unit volumes for both Outback Steakhouse and Carrabba's Italian Grills, which reduces the fixed and indirectly variable costs as a percentage of restaurant sales. Other operating expenses as a percentage of restaurant sales decreased by 0.3%, to 18.4% in 1999, as compared with 18.7% in 1998. The decrease resulted from higher average unit volumes for both Outback Steakhouse and Carrabba's during the year which reduces the fixed and indirectly variable costs as a percentage of restaurant sales.

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations



         Depreciation and amortization costs decreased by 0.1% of total revenues to 3.0% in 2000, as compared with 3.1% in 1999. The decrease is due primarily to increased sales leverage and a declining depreciable asset base for older units, partially offset by higher depreciation related to new unit construction for Outback, Carrabba's and new restaurant formats,"Take-away" room additions, and additional amortization of goodwill related to the purchase of Fleming's, Roy's and Outback Steakhouses in Korea. Depreciation and amortization costs increased as a percentage of total revenues to 3.1% in 1999, as compared with 2.9% in 1998. The increase resulted primarily from depreciation related to new unit development and "Take-away" room additions, partially offset by higher sales leverage due to higher average unit volumes and higher comparable store revenue.

         General and administrative expenses increased by $14,237,000 to $75,410,000 in 2000 as compared with $61,173,000 in 1999. The increase resulted from higher overall administrative costs associated with operating additional Outback Steakhouses, Carrabba's, Fleming's and Roy's as well as costs associated with the development of other new restaurant formats and other affiliated businesses. General and administrative expenses increased by $9,314,000 to $61,173,000 in 1999 as compared with $51,859,000 in 1998. The increase resulted from an increase in salary expenses related to higher restaurant management training costs, an increase in overall administrative costs associated with operating additional Outback Steakhouses and costs associated with the development of new restaurant formats and other affiliated businesses.

         Provision for impaired assets and restaurant closings. In the fourth quarter of 1999, the Company recorded a pre-tax charge to earnings of $5,493,000 which includes approximately $3,617,000 for the provision of impaired assets and $1,876,000 related to restaurant closings, severance and other costs. The provision primarily related to Carrabba's restaurant properties and assets of ancillary businesses. (See Note 16 of Notes to Consolidated Financial Statements). The Company intends to continue developing the Carrabba's concept in markets where it has demonstrated success. See "Liquidity and Capital Resources" for a discussion of the Company's expansion strategy.

         (Income) loss from operations of unconsolidated affiliates. (Income) loss from operations of unconsolidated affiliates represents the Company's portion of net income or loss from Carrabba's and Outback Steakhouses operated as Development Joint Ventures. Income from Development Joint Ventures was $2,457,000 in 2000 compared with income of $1,089,000 in 1999 and $514,000 in
1998. These increases were primarily attributable to the increases in average unit volumes and improved operating margins at Carrabba's joint venture restaurants and to the increase in the number of Outback Steakhouses and Carrabba's Italian Grills operating as Development Joint Ventures.

         Income from operations. As a result of the increase in revenues, the changes in the relationship between revenues and expenses discussed above, the opening of new restaurants, and the provision for impaired assets and restaurant closings in 1999, income from operations increased by $27,684,000 to $250,327,000 in 2000 as compared with $222,643,000 in 1999 and increased by $42,936,000 to $222,643,000 in 1999, as compared with $179,707,000 in 1998.

                                  Total Assets
                            In Thousands of Dollars

1996     $   479,561
1997     $   603,568
1998     $   718,918
1999     $   852,282
2000     $ 1,022,535

                                 Long-Term Debt
                            In Thousands of Dollars

1996     $ 49,850
1997     $ 70,492
1998     $ 38,966
1999     $  1,519
2000     $ 11,678

                              Stockholders' Equity
                            In Thousands of Dollars

1996     $ 343,686
1997     $ 437,382
1998     $ 548,440
1999     $ 692,965
2000     $ 807,590

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations



         Other income (expense), net. Other income (expense) represents the net of income and expenses from non-restaurant operations. Net other expense was $2,058,000 in 2000 compared with net other expense of $3,042,000 in 1999. The decrease in the net expense resulted from increased revenues and improvement in margins associated with non-restaurant operations during 2000. Net other expenses increased to $3,042,000 in 1999 compared with $1,870,000 in 1998. The increase in the net other expense is related primarily to increases in administrative, promotional and development costs associated with the growth of the non-restaurant businesses.

         Interest income (expense). Interest income was $4,617,000 in 2000 as compared with interest income of $1,416,000 in 1999 and interest expense of $1,357,000 in 1998. The year-to-year changes in interest income and interest expense resulted from higher cash balances and higher short term interest rates in 2000, changes in borrowing needs as funds were expended to finance the construction of new restaurants, fluctuations in interest rates on the Company's lines of credit and the use of excess cash flow from operations to pay down the balance on the lines of credit in 1999. (See Note 5 of Notes to Consolidated Financial Statements.)

         Elimination of minority partners' interest. This item represents the portion of income or loss from operations included in consolidated operating results attributable to the ownership interests of restaurant managers and area operating partners in Company owned restaurants. As a percentage of revenues, these amounts were 1.8%, 1.8% and 1.6%, in 2000, 1999 and 1998, respectively. The ratio for 2000 remained the same as the 1999 ratio. The 2000 ratio reflected an increase in overall restaurant operating margins offset by the decreases in minority partners' ownership interests resulting from the purchase of minority interests in the Company's Arizona, New Mexico, Northern New Jersey, New York Metropolitan area, North Texas and Virginia markets in 2000. The increase in this ratio from 1998 to 1999 reflected the increase in overall restaurant operating margins partially offset by the decreases in minority partners' ownership interests resulting from the purchase of minority interest in the Company's Colorado, West Florida and Georgia markets in 1999. (See Note 10 of Notes to Consolidated Financial Statements).

         Pro forma provision for income taxes. The provision for income taxes, in all three years presented reflected expected income taxes at the federal statutory rate and state income tax rates, net of the federal benefit. The pro forma provision for 1999 and 1998 includes earnings attributable to Tedesco which had previously elected to be taxed under Subchapter S of the Internal Revenue Code (See Note 8 of the Notes to Consolidated Financial Statements). The effective tax rate was 35.6% in 2000, and the pro forma effective tax rate was 36.0% in 1999 and 35.5% in 1998. The changes in the pro forma effective rates resulted from the increase or decrease in the FICA tip credit the Company was able to utilize in the respective years.

         Cumulative effect of a change in accounting principle (net of income taxes). The cumulative effect of a change in accounting principle is the result of the Company's adoption of Statement of Position 98-5,"Reporting on the Costs of Start-up Activities." The cumulative effect of the change (net of income taxes), for 1998 was approximately $4,880,000. Basic and diluted earnings per share were both reduced by $0.06 during 1998 due to the impact of the change.

         Pro forma net income and earnings per common share. Net income for 2000 was $141,130,000, an increase of 15.3% over pro forma net income of $122,398,000 in 1999. Pro forma net income for 1999 was $122,398,000, an increase of 29.3% over pro forma net income of $94,683,000 in 1998. Diluted earnings per common share increased to $1.78 for 2000 from proforma diluted earnings per common share of $1.55 in 1999. Pro forma diluted earnings per common share increased to $1.55 for 1999 from $1.22 in 1998, an increase of 27.0%.

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations



Liquidity and Capital Resources

The following table presents a summary of the Company's cash flows for the last three fiscal years (in thousands):

                                                           2000            1999            1998

Net cash provided by operating activities               $  239,546      $  191,981      $  187,472
Net cash used in investing activities                     (145,819)       (127,019)       (109,178)
Net cash used in financing activities                      (54,746)        (56,374)        (34,418)
                                                        ----------      ----------      ----------
Net increase in cash                                    $   38,981      $    8,588      $   43,876
                                                        ==========      ==========      ==========

         The Company requires capital principally for the development of Company owned and Development Joint Venture restaurants. Capital expenditures totalled approximately $139,893,000, $116,065,000 and $108,148,000 in 2000, 1999 and
1998, respectively. The Company either leases its restaurants under operating leases for periods ranging from five to thirty years (including renewal periods) or purchases free standing restaurants where it is cost effective. As of December 31, 2000, there were approximately 243 restaurants developed on land which was owned by the Company. (See Note 9 of Notes to Consolidated Financial Statements.)

         During 1999, the Company formed joint ventures to develop Outback Steakhouses in Brazil and the Philippines. The Company purchased four Outback Steakhouses in Korea in the first quarter of 2000 and will develop future company owned Outback Steakhouses in Korea. During 1999, the Company also entered into agreements to develop and operate Roy's restaurants and Fleming's Prime Steakhouse and Wine Bars. Under the terms of the Fleming's agreement, the Company purchased three existing Fleming's for $12,000,000 and committed to the first $13,000,000 of future development costs of which approximately $6,048,000 has been expended as of December 31, 2000.

         The Company has three uncollateralized lines of credit totalling $147,500,000. Approximately $3,880,000 is committed for the issuance of letters of credit, some of which are to collateralize loans made by the bank to certain franchisees. As of December 31, 2000, the Company had drawn $10,000,000 on the line of credit to finance the development of new restaurants. The Company expects that its capital requirements through the next twelve months will be met by cash flow from operations and, to the extent needed, advances on its line of credit. (See Note 5 of Notes to Consolidated Financial Statements.)

         The Company has a $10,000,000 uncollateralized line of credit to support the Company's international operations bearing interest at rates 75 basis points above the three months CD rate. At December 31, 2000, the outstanding balance was approximately $4,323,000.

         The Company is the guarantor of an uncollateralized line of credit that permits borrowing of up to $25,000,000 for one of its franchisees. At December 31, 2000, the borrowings totalled approximately $22,470,000. Subsequent to December 31, 2000, the guarantee was increased to $35,000,000. (See Note 5 of Notes to Consolidated Financial Statements.)

         The Company is the guarantor of approximately $9,445,000 of a $68,000,000 note for an unconsolidated affiliate in which the Company has an 22.22% equity interest. At December 31, 2000, the outstanding balance was approximately $65,000,000. (See Note 5 of Notes to Consolidated Financial Statements.)

         On July 26, 2000, the Company's Board of Directors authorized a program to repurchase up to 4,000,000 shares of the Company's Common Stock. The timing, price, quantity and manner of the purchases will be made at the discretion of management and will depend upon market conditions. In addition, the Board of Directors also authorized a program to repurchase shares on a regular basis to offset shares issued as a result of stock option exercises. The Company will fund the repurchase program with available cash and bank credit facilities. For the year ended December 31, 2000, the Company had repurchased 1,980,000 shares of its Common Stock for approximately $48,615,000 as part of the authorized repurchase program.

Outlook

The following discussion of the Company's future operating results and expansion strategy and other statements in this report that are not historical statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company's expectations or belief concerning future events and may be identified by words such as "believes," "anticipates," "expects," "plans," "should" and similar expressions. The Company's forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied in the forward-looking statement. We have endeavored to identify the most significant factors that could cause actual results to differ materially from those stated or implied in the forward-looking statements in the section entitled "Cautionary Statement" on page eight. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

Future Operating Results

2001 Revenue. The Company plans to grow revenues in 2001 by opening additional restaurants and increasing average unit volumes. The Company's expansion plans are summarized in this section. The Company is basing its financial and operating plans on average unit volume growth of approximately 2 to 3% for Outback Steakhouse during 2001. The Company anticipates that of the 2 to 3% increase in average unit volumes, approximately 1 to 2% will be attributable to price increases. The Company is basing its financial and operating plans on average unit volume growth of approximately 4 to 6% for Carrabba's Italian Grills during 2001. The Company anticipates that the average unit volume increase will be comprised of price increases totaling approximately 3 to 4% and customer count increases of approximately 1 to 2%. Currently, the Company does not have any specific plans for broad based programs to increase customer counts.

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


         2001 Cost of Revenue. During the first five months of 2000, the Company had favorable beef supply contracts. Upon expiration of these contracts, the Company's beef costs increased by approximately 12 to 15%, which resulted in an increase in costs of goods sold of approximately 0.8% of sales. The Company has finalized new beef supply contracts with its suppliers. Based on the new contracts, the Company expects its costs of goods sold to increase as a percentage of sales in 2001 as compared with 2000. Although the total increase is subject to several factors, based upon conditions that currently exist, the Company's financial and operating plan is based upon an increase in cost of revenue of 0.4 to 0.6% of sales for the full year.

         2001 Labor Costs. During the last few years, the Company has experienced significant wage rate pressure resulting from a tight labor market. Based upon labor market conditions that exist today the Company expects this trend to continue in 2001. In addition, the Company has been notified by its advisors to expect an increase in the mandated minimum hourly wage rate of $0.50 in 2001. Although substantially all of its employees earn more than the mandated minimum wage rate, certain states in which the Company operates do not recognize the federal tip credit for computing compliance with the mandated minimum wage. Accordingly, the Company anticipates an increase in wages paid to tipped employees working in those states. As a result, the Company's financial and operating plan is based upon labor costs increasing by 0.1 to 0.2% of sales in 2001 to the extent the company's can achieve its average unit volume increase objectives.

         2001 Restaurant Operating Expenses. Other than new format expenses, the Company does not plan to take any actions that would result in material fluctuations in other restaurant operating expense. However, it has been noted in the national media that there has been and may continue to be a shortage of natural gas in certain areas of the country. The Company currently spends approximately 1/2 of 1% of restaurant sales for natural gas used in restaurant operations. Accordingly, a material change in natural gas prices may affect the Company's future restaurant operating expenses. Costs incurred prior to the opening of new restaurants are included in restaurant operating expenses. These preopening expenses total approximately $150,000 for each company owned and joint venture Outback Steakhouse and Carrabba's Italian Grill, and $250,000 for each Roy's and Fleming's Prime Steakhouse and Wine Bar. As a result of the planned opening of new restaurants, and other factors discussed above, the Company's financial and operating plan is based upon restaurant operating expense increasing in 2001 by 0.1 to 0.2% of sales.

         2001 Depreciation and Amortization. The Company expects depreciation and amortization to increase as it invests in new restaurants. The Company estimates that its capital expenditures for the development of new restaurants will be approximately $160,000,000 to $170,000,000 in 2001. The Company also estimates that it will spend approximately $25,000,000 in 2001 for maintenance capital expenditures and systems development, which will also result in higher depreciation expense.

         2001 General and Administrative Expenses. Based upon its current plan, the Company expects that total general and administrative costs will increase by approximately 10 to 12% in 2001 compared with 2000.

         Expansion Strategy. The Company's goal is to add new restaurants to the system in each of 2001 and 2002. The following table presents a summary of the expected restaurant openings for 2001 and 2002:

                                              2001        2002

Outback Steakhouses - Domestic
---------------------------------------------------------------
    Company owned                            40 - 45    40 - 45
---------------------------------------------------------------
    Franchised or joint venture               8 - 10     8 - 10
---------------------------------------------------------------
Outback Steakhouses - International
---------------------------------------------------------------
    Company owned                             4 - 5      4 - 5
---------------------------------------------------------------
    Franchised or joint venture              18 - 20    18 - 20
---------------------------------------------------------------
Carrabba's Italian Grills
---------------------------------------------------------------
    Company owned                             6 - 8      6 - 8
---------------------------------------------------------------
    Joint Venture                            10 - 12    10 - 12
---------------------------------------------------------------
Fleming's Prime Steakhouse & Wine Bars
---------------------------------------------------------------
    Joint Venture                             5 - 6      5 - 6
---------------------------------------------------------------
Roy's
---------------------------------------------------------------
    Joint venture                             5 - 6      5 - 6
---------------------------------------------------------------
Zazarac
---------------------------------------------------------------
    Company Owned                               1          1
---------------------------------------------------------------

         The Company has also developed a new casual restaurant named Lee Roy Selmon's that features "Southern Fare. "We will look for opportunities to add additional stores in 2002.

         The Company has also entered into a partnership agreement with entertainer Jimmy Buffett to develop a casual theme restaurant called Cheeseburger in Paradise. The first unit should open in late 2001 or early 2002.

         The Company estimates that its capital expenditures for the development of new restaurants will be approximately $160,000,000 to $170,000,000 in each of 2001 and 2002 and intends to finance this development with cash flows from operations and the revolving line of credit referred to above. The Company anticipates that 75% to 85% of the Company owned restaurants to be opened in 2001 will be free-standing units.

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations



Cautionary Statement

The Company's actual results could differ materially from those stated or implied in the forward-looking statements included in the discussions of future operating results and expansion strategy and elsewhere in this report as a result, among other things, of the following:

(i) The restaurant industry is a highly competitive industry with many well-established competitors;

(ii) The Company's results can be impacted by changes in consumer tastes and the level of consumer acceptance of the Company's restaurant concepts; local, regional and national economic conditions; the seasonality of the Company's business; demographic trends; traffic patterns; consumer perception of food safety; employee availability; the cost of advertising and media; government actions and policies; inflation; and increases in various costs;

(iii) The Company's ability to expand is dependent upon various factors such as the availability of attractive sites for new restaurants, ability to obtain appropriate real estate sites at acceptable prices, ability to obtain all required governmental permits including zoning approvals and liquor licenses on a timely basis, impact of government moratoriums or approval processes which could result in significant delays, ability to obtain all necessary contractors and subcontractors, union activities such as picketing and hand billing which could delay construction, the ability to generate or borrow funds, the ability to negotiate suitable lease terms, and the ability to recruit and train skilled management and restaurant employees;

(iv) Price and availability of commodities, including but not limited to items such as beef, chicken, shrimp, pork, dairy, potatoes and onions are subject to fluctuation and could increase or decrease more than the Company expects; and/or

(v) Weather and other acts of God could result in construction delays and also adversely affect the results of one or more stores for an indeterminate amount of time.

Insurance

The Company retains direct liability for the first $250,000 of all individual workers compensation claims, except for 1999, and general liability claims, and $230,000 of all individual health insurance claims. Claims in excess of these amounts are paid for by the respective insurance company. The Company records a liability for all unresolved claims at the anticipated cost to the Company at the end of the period based on the estimates provided by a third party administrator and insurance company

Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to market risk from changes in interest rates on debt and changes in commodity prices.

         The Company's exposure to interest rate risk relates to its $147,500,000 revolving lines of credit with its bank. Borrowings under the agreement bear interest at rates ranging from 57.5 to 95 basis points over the 30, 60, 90, or 180 London Interbank Offered Rate. At December 31, 2000, the Company had $10,000,000 outstanding on its lines of credit. At December 31, 1999, the Company did not have an outstanding balance on its lines of credit.

         Many food products purchased by the Company and its franchisees are affected by commodity pricing and are, therefore, subject to unpredictable price volatility. These commodities are generally purchased based upon market prices established with vendors. The purchase arrangement may contain contractual features that limit the price paid by establishing certain price floors and caps. The Company does not use financial instruments to hedge commodity prices because these purchase arrangements help control the ultimate cost paid. Extreme changes in commodity prices and/or longterm changes could affect the Company adversely. However, any changes in commodity prices would affect the Company's competitors at about the same time as the Company. The Company expects that in most cases increased commodity prices could be passed through to its consumers via increases in menu prices. From time to time, competitive circumstances could limit menu price flexibility, and in those cases margins would be negatively impacted by increased commodity prices.

         This market risk discussion contains forward-looking statements. Actual results may differ materially from the discussion based upon general market conditions and changes in domestic and global financial markets.

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