Form 10-K, Exhibit 13
period 2000-12-31
OUTBACK STEAKHOUSE INC
filed 2001-04-02
CIK 874691

                                                                   EXHIBIT 13.02

               Report of Independent Certified Public Accountants



To the Board of Directors and
Stockholders of Outback Steakhouse, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Outback Steakhouse, Inc. (the "Company") at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As discussed in Note 12 of Notes to the Consolidated Financial Statements, the Company changed its method of accounting for the costs of start-up activities in 1998.



/s/ PricewaterhouseCoopers LLP


Tampa, Florida
February 14, 2001

                    Outback Steakhouse, Inc. and Affiliates



                   CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)


                                                                                                    December 31,
                                                                                             2000                  1999
                                                                                          ----------             --------
Assets
CURRENT ASSETS
   Cash and cash equivalents                                                              $  131,604             $ 92,623
   Inventories                                                                                27,871               26,088
   Other current assets                                                                       22,572               24,500
                                                                                          ----------             --------
      Total current assets                                                                   182,047              143,211
PROPERTY, FIXTURES AND EQUIPMENT, NET                                                        693,975              607,028
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES, NET                                 29,655               21,272
OTHER ASSETS                                                                                 116,858               80,771
                                                                                          ----------             --------
                                                                                          $1,022,535             $852,282
                                                                                          ==========             ========
Liabilities and Stockholders' Equity
CURRENT LIABILITIES
   Accounts payable                                                                       $   37,162             $ 33,974
   Sales taxes payable                                                                        11,580               10,354
   Accrued expenses                                                                           46,266               29,628
   Unearned revenue                                                                           54,458               45,188
   Income taxes payable                                                                       13,621               10,166
   Current portion of long-term debt                                                           4,958                1,625
                                                                                          ----------             --------
      Total current liabilities                                                              168,045              130,935
DEFERRED INCOME TAXES                                                                         14,382                4,659
LONG-TERM DEBT                                                                                11,678                1,519
OTHER LONG-TERM LIABILITIES                                                                    4,000                4,500
                                                                                          ----------             --------
      Total liabilities                                                                      198,105              141,613
                                                                                          ----------             --------
COMMITMENTS AND CONTINGENCIES (Notes 5 and 9)
INTEREST OF MINORITY PARTNERS IN CONSOLIDATED PARTNERSHIPS                                    16,840               17,704
                                                                                          ----------             --------
STOCKHOLDERS' EQUITY
   Common stock, $0.01 par value, 200,000 shares authorized; 78,514 and 77,519 shares issued; and 76,632 and 77,404 outstanding as of December 31, 2000
   and 1999, respectively                                                                        785                  775
   Additional paid-in capital                                                                214,541              194,251
   Retained earnings                                                                         638,383              501,384
                                                                                          ----------             --------
                                                                                             853,709              696,410
   Less treasury stock, 1,882 shares and 115 shares at December 31, 2000
   and 1999, respectively, at cost                                                           (46,119)              (3,445)
                                                                                          ----------             --------
      Total stockholders' equity                                                             807,590              692,965
                                                                                          ----------             --------
                                                                                          $1,022,535             $852,282
                                                                                          ==========             ========

The accompanying notes are an integral part of these Consolidated Financial Statements.

                    Outback Steakhouse, Inc. and Affiliates



   CONSOLIDATED STATEMENTS OF INCOME (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                             Years Ended December 31,
                                                                                         2000            1999            1998
                                                                                      ----------      ----------      ----------
REVENUES
    Restaurant sales                                                                  $1,888,322      $1,632,720      $1,392,587
    Other revenues                                                                        17,684          13,293          10,024
                                                                                      ----------      ----------      ----------
TOTAL REVENUES                                                                         1,906,006       1,646,013       1,402,611
                                                                                      ----------      ----------      ----------
COSTS AND EXPENSES
    Cost of sales                                                                        715,224         620,249         543,770
    Labor and other related                                                              450,879         387,006         327,261
    Other operating                                                                      358,514         299,829         259,757
    Depreciation and amortization                                                         58,109          50,709          40,771
    General and administrative                                                            75,410          61,173          51,859
    Provision for impaired assets and restaurant closings                                                  5,493
    Income from operations of unconsolidated affiliates                                   (2,457)         (1,089)           (514)
                                                                                      ----------      ----------      ----------
                                                                                       1,655,679       1,423,370       1,222,904
                                                                                      ----------      ----------      ----------
INCOME FROM OPERATIONS                                                                   250,327         222,643         179,707
OTHER INCOME (EXPENSE), NET                                                               (2,058)         (3,042)         (1,870)
INTEREST INCOME (EXPENSE)                                                                  4,617           1,416          (1,357)
                                                                                      ----------      ----------      ----------
INCOME BEFORE ELIMINATION OF MINORITY PARTNERS' INTEREST
    AND PROVISION FOR INCOME TAXES                                                       252,886         221,017         176,480
ELIMINATION OF MINORITY PARTNERS' INTEREST                                                33,884          29,770          21,914
                                                                                      ----------      ----------      ----------
INCOME BEFORE PROVISION FOR INCOME TAXES                                                 219,002         191,247         154,566
PROVISION FOR INCOME TAXES                                                                77,872          66,924          53,638
                                                                                      ----------      ----------      ----------
INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                      141,130         124,323         100,928
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
    (NET OF INCOME TAXES)                                                                                                 (4,880)
                                                                                      ----------      ----------      ----------
NET INCOME                                                                            $  141,130      $  124,323      $   96,048
                                                                                      ==========      ==========      ==========

BASIC EARNINGS PER SHARE
    Income before cumulative effect of a change in accounting principle               $     1.82      $     1.61      $     1.33
    Cumulative effect of change in accounting principle (net of income taxes)                                              (0.06)
                                                                                      ----------      ----------      ----------
    Net income                                                                        $     1.82      $     1.61      $     1.27
                                                                                      ==========      ==========      ==========
    Basic weighted average number of common shares outstanding                            77,470          77,089          75,702
                                                                                      ==========      ==========      ==========
DILUTED EARNINGS PER COMMON SHARE
    Income before cumulative effect of a change in accounting principle               $     1.78      $     1.57      $     1.30
    Cumulative effect of change in accounting principle (net of income taxes)                                              (0.06)
                                                                                      ----------      ----------      ----------
    Net income                                                                        $     1.78      $     1.57      $     1.24
                                                                                      ==========      ==========      ==========
    Diluted weighted average number of common shares outstanding                          79,232          79,197          77,484
                                                                                      ==========      ==========      ==========
PRO FORMA (unaudited) (See Notes 8 and 17):
PRO FORMA PROVISION FOR INCOME TAXES                                                                  $   68,849      $   55,003
                                                                                                      ----------      ----------
PRO FORMA INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE
    IN ACCOUNTING PRINCIPLE                                                                              122,398          99,563
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
    (NET OF INCOME TAXES)                                                                                                 (4,880)
                                                                                                      ----------      ----------
PRO FORMA NET INCOME                                                                                  $  122,398      $   94,683
                                                                                                      ==========      ==========

PRO FORMA BASIC EARNINGS PER SHARE
    Pro forma income before cumulative effect of a change in accounting principle                     $     1.59      $     1.31
    Cumulative effect of change in accounting principle (net of income taxes)                                              (0.06)
                                                                                                      ----------      ----------
    Pro forma net income                                                                              $     1.59      $     1.25
                                                                                                      ==========      ==========
PRO FORMA DILUTED EARNINGS PER COMMON SHARE
    Pro forma income before cumulative effect of a change in accounting principle                     $     1.55      $     1.28
    Cumulative effect of change in accounting principle (net of income taxes)                                              (0.06)
                                                                                                      ----------      ----------
    Pro forma net income                                                                              $     1.55      $     1.22
                                                                                                      ==========      ==========

The accompanying notes are an integral part of these Consolidated Financial Statements.

                    Outback Steakhouse, Inc. and Affiliates



         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (IN THOUSANDS)


                                      Common        Common       Additional      Retained       Treasury
                                   Stock Shares  Stock Amount  Paid-In Capital   Earnings         Stock         Total
                                   ------------  ------------  ---------------   ---------      ---------     ---------

Balance, December 31, 1997           75,028         $ 762        $157,903        $ 292,617      $(13,900)     $ 437,382
Issuance of common stock                946             9          19,112                                        19,121
Distributions                                                                       (2,639)                      (2,639)
Purchase of treasury stock             (300)                                                      (6,345)        (6,345)
Reissuance of treasury stock            544                           719           (5,266)        9,420          4,873
Net income                                                                          96,048                       96,048
                                     ------         -----        --------        ---------      --------      ---------
Balance, December 31, 1998           76,218           771         177,734          380,760       (10,825)       548,440
Issuance of common stock                442             4          16,230                                        16,234
Distributions                                                                       (2,522)                      (2,522)
Purchase of treasury stock             (239)                                                      (7,230)        (7,230)
Reissuance of treasury stock            983                           287           (1,177)       14,610         13,720
Net income                                                                         124,323                      124,323
                                     ------         -----        --------        ---------      --------      ---------
Balance, December 31, 1999           77,404           775         194,251          501,384        (3,445)       692,965
Issuance of common stock                995            10          20,290                                        20,300
Purchase of treasury stock           (1,980)                                                     (48,615)       (48,615)
Reissuance of treasury stock            213                                         (4,131)        5,941          1,810
Net income                                                                         141,130                      141,130
                                     ------         -----        --------        ---------      --------      ---------
Balance, December 31, 2000           76,632         $ 785        $214,541        $ 638,383      $(46,119)     $ 807,590
                                     ======         =====        ========        =========      ========      =========


The accompanying notes are an integral part of these Consolidated Financial Statements.

                     Outback Steakhouse, Inc. and Affiliates



              CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)


                                                                                             Years Ended December 31,
                                                                                         2000          1999           1998
                                                                                      ---------      ---------      ---------
Cash flows from operating activities:
Net income                                                                            $ 141,130      $ 124,323      $  96,048
Adjustments to reconcile net income to net cash
provided by operating activities:
    Depreciation                                                                         52,946         47,184         38,873
    Amortization                                                                          5,163          3,525          1,898
    Provision for impaired assets and restaurant closings                                                5,493
    Cumulative effect of change in accounting principle                                                                 4,880
    Minority partners' interest in consolidated partnerships' income                     33,884         29,770         21,914
    Income from operations of unconsolidated affiliates                                  (2,457)        (1,089)          (514)
Change in assets and liabilities:
    (Increase) decrease in inventories                                                   (1,783)        (6,171)           779
    Decrease (increase) in other current assets                                           1,928         (5,252)        (3,623)
    Increase in other assets                                                            (34,265)       (25,754)        (7,820)
    Increase (decrease) increase in accounts payable,
    sales taxes payable and accrued expenses                                             21,052         (7,310)        21,962
    Increase in unearned revenue                                                          9,270          8,672          8,697
    Increase in income taxes payable                                                      3,455         10,166
    (Decrease) increase in other long-term liabilities                                     (500)           500           (500)
    Increase in deferred income taxes                                                     9,723          7,924          4,878
                                                                                      ---------      ---------      ---------
    Net cash provided by operating activities                                           239,546        191,981        187,472
                                                                                      ---------      ---------      ---------
Cash flows from investing activities:
    Capital expenditures                                                              $(139,893)     $(116,065)     $(108,148)
    Payments from unconsolidated affiliates                                                 841            220          1,596
    Distributions to unconsolidated affiliates                                           (2,707)        (1,470)          (690)
    Investments in and advances to unconsolidated affiliates, net                        (4,060)        (9,704)        (1,936)
                                                                                      ---------      ---------      ---------
    Net cash used in investing activities                                              (145,819)      (127,019)      (109,178)
                                                                                      ---------      ---------      ---------
Cash flows from financing activities:
    Proceeds from issuance of common stock                                            $  13,315      $  13,292      $  19,121
    Proceeds from issuance of long-term debt                                             15,400                         1,013
    Proceeds from minority partners' contributions                                        4,450          1,250          5,525
    Distributions to minority partners' and stockholders                                (39,198)       (38,755)       (24,952)
    Repayments of long-term debt                                                         (1,908)       (37,516)       (32,231)
    Payments for purchase of treasury stock                                             (48,615)        (7,230)        (6,345)
    Proceeds from reissuance of treasury stock                                            1,810         12,585          3,451
                                                                                      ---------      ---------      ---------
    Net cash used in financing activities                                               (54,746)       (56,374)       (34,418)
                                                                                      ---------      ---------      ---------
Net increase in cash and cash equivalents                                                38,981          8,588         43,876
Cash and cash equivalents at the beginning of the year                                   92,623         84,035         40,159
                                                                                      ---------      ---------      ---------
Cash and cash equivalents at the end of the year                                      $ 131,604      $  92,623      $  84,035
                                                                                      =========      =========      =========
Supplemental disclosures of cash flow information:
    Cash paid for interest                                                            $     215      $     491      $   2,476
    Cash paid for income taxes                                                           68,095         41,572         40,170
Supplemental disclosures of non-cash items:
    Purchase of minority partners' interest                                           $   6,985      $  17,082      $   1,647

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

         Reclassification - Certain amounts shown in the 1998 and 1999 consolidated financial statements have been reclassified to conform with the 2000 presentation. These reclassifications did not have any effect on total assets, total liabilities, stockholders' equity or net income.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those esti-mated.

         Cash and Cash Equivalents - Cash equivalents consist of investments which are readily convertible to cash with an original maturity date of three months or less.

         Inventories - Inventories consist of food and beverages, and are stated at the lower of cost (first-in, first-out) or market. The Company will periodically make advance purchases of various inventory items to ensure adequate supply or to obtain favorable pricing. At December 31, 2000 and 1999, inventories included advance purchases of approximately $10,699,000 and $7,692,000, respectively.

         Preopening costs - Prior to the adoption of Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-up Activities" during 1998 which requires that preopening and other start-up costs be expensed as incurred rather than capitalized, preopening costs, consisting of training costs and other direct costs related to new restaurant openings, were amortized primarily over twelve months. Accordingly, since the adoption of SOP 98-5, all further preopening costs have been expensed in the period incurred.

         Goodwill - Goodwill is included in the line item entitled "Other Assets" in the Company's Consolidated Balance Sheets and is amortized using the straight line method from 5 to 20 years. On an annual basis, the Company reviews the recoverability of goodwill based primarily upon an analysis of undiscounted cash flows of the related investment asset as compared to the carrying value.

         Unearned Revenue - Unearned revenues primarily represent the Company's liability for gift certificates, which have been sold but not yet redeemed, recorded at the anticipated redemption value. When gift certificates are redeemed, the Company recognizes restaurant sales and reduces the related deferred liability.

   Property, Fixtures and Equipment - Property, fixtures and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives:


   Buildings and building
     improvements..............................       20 to 31.5 years
   Furniture and fixtures......................                7 years
   Equipment...................................          2 to 15 years
   Leasehold improvements......................          5 to 20 years


         Periodically, the Company evaluates the recoverability of the net carrying value of its property, fixtures and equipment by estimating its fair value which is generally measured by discounting expected future cash flows. The Company estimates fair value based on the best information available making the appropriate estimates, judgements and projections that are considered necessary. The fair value is compared to the carrying amount in the consolidat-ed financial statements. A deficiency in fair value relative to the carrying amount is an indication of the need to reduce the carrying value of the assets. If the total of future undiscounted cash flows were less than the carrying amount of the property, fixtures and equipment, the carrying amount is written down to the estimated fair value, and a loss resulting from value impairment is recognized by a charge to earnings.

                    Outback Steakhouse, Inc. and Affiliates



                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Construction in Progress - The Company capitalizes all direct costs incurred to construct its restaurants. Upon opening, these costs are depreciated and charged to expense based upon their property classification. The amount of interest capitalized in connection with restaurant construction was approximately $215,000, $0 and $850,000 in 2000, 1999 and 1998, respectively.

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

         Advertising Costs - The Company's policy is to report advertising costs as expenses in the periods in which the costs are incurred. The total amounts charged to advertising expense were approximately $68,993,000, $54,320,000 and $49,540,000 in 2000, 1999 and 1998, respectively.

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

         Stock Based Compensation - The Company accounts for stock based compensation under the intrinsic value method of accounting for stock based compensation and has disclosed pro forma net income and earnings per share amounts using the fair value based method prescribed by SFAS No. 123, "Accounting for Stock Based Compensation."

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

         Recently Issued Financial Accounting Standard - In June 2000, the FASB issued Statement No. 138, "Accounting for Certain Hedging Activities," which amended Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities. "Statement No. 138 must be adopted concurrently with the adoption of Statement 133. The Company expects to adopt these new Statements effective January 1, 2001.

         These Statements will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of these Statements will have a significant effect on its results of operations or financial position. As of December 31, 2000 the Company does not have any derivative instruments as defined in SFAS No. 133.

2.  OTHER CURRENT ASSETS

Other current assets consisted of the following (in thousands):


                                                               December 31,
                                                        2000                 1999
                                                      -------              -------
Deposits (including income tax deposits)              $ 1,543              $ 1,253
Accounts receivable                                     5,549                6,116
Accounts receivable - franchisees                       5,100                6,291
Prepaid expenses                                        8,315                9,444
Other current assets                                    2,065                1,396
                                                      -------              -------
                                                      $22,572              $24,500
                                                      =======              =======


3.  PROPERTY, FIXTURES AND EQUIPMENT, NET

Property, fixtures and equipment consisted of the following (in thousands):


                                                                December 31,
                                                         2000                  1999
                                                      ---------             ---------
Land                                                  $ 135,710             $ 120,978
Buildings and building improvements                     322,078               289,261
Furniture and fixtures                                   82,347                72,452
Equipment                                               212,713               168,705
Leasehold improvements                                  139,426               115,340
Construction in progress                                 32,360                19,495
Accumulated depreciation                               (230,659)             (179,203)
                                                      ---------             ---------
                                                      $ 693,975             $ 607,028
                                                      =========             =========

                    Outback Steakhouse, Inc. and Affiliates



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.  OTHER ASSETS

Other assets consisted of the following (in thousands):


                                                                                 December 31,
                                                                            2000                1999
                                                                          --------             -------

Intangible assets, net (consisting primarily of goodwill)                 $ 77,329             $61,508
Other assets                                                                39,529              19,263
                                                                          --------             -------
                                                                          $116,858             $80,771
                                                                          ========             =======

         During 1999, the Company entered into life insurance agreements for five officers whereby the Company pays the premiums on the policies held in trust for these individuals. The primary purpose of these agreements is to provide the officers' estates with liquidity in the event of the officers' death to avoid the need for the estate to liquidate its holdings of the Company's stock. The Company will recover the premiums it pays through policy withdrawals or proceeds from the policy benefits in the event of death. The Company has included the amount of its collateral interest in the policies in Other Assets.

5.  LONG-TERM DEBT

Long-term debt consisted of the following (in thousands):


                                                                                                         December 31,
                                                                                                      2000          1999
                                                                                                     -------       -------

Revolving line of credit, interest at rates ranging from 6.78% to 7.14% at December 31, 2000         $10,000
Other notes payable, uncollateralized, interest at rates ranging from 4.49% to 9.50%                   6,623       $ 2,378
Note payable to corporation, collateralized by real estate, interest at 9.0%                              13           119
Notes payable to banks, collateralized by property, fixtures and equipment,
    interest at rates ranging from 8.02% to 9.9% at December 31, 1999                                                  647
                                                                                                     -------       -------
                                                                                                      16,636         3,144
Less current portion                                                                                   4,958         1,625
                                                                                                     -------       -------
Long-term debt                                                                                       $11,678       $ 1,519
                                                                                                     =======       =======

         The Company has an uncollateralized revolving line of credit which permits borrowing up to a maximum of $125,000,000 at 57.5 basis points over the 30, 60, 90 or 180 day London Interbank Offered Rate (LIBOR) (6.20% to 6.56% at December 31,2000 and 5.82% to 6.13% at December 31, 1999). At December 31, 2000 and 1999, the unused portion of the revolving line of credit was $115,000,000 and $125,000,000, respectively. The line includes a credit facility fee of 17.5 basis points. The agreement was amended in December 2000 to increase the maturity from December 2002 to December 2004.

         The revolving line of credit contains certain restrictions and conditions as defined in the agreement which requires the Company to maintain: net worth of $501,363,000, a fixed charge coverage at a minimum of 3.5 to 1.0, and a maximum total debt to EBITDA ratio of 2.0 to 1.0. At December 31, 2000, the Company was in compliance with all of the above debt covenants.

         The Company has a $15,000,000 uncollateralized line of credit bearing interest at rates ranging from 57.5 to 95 basis points over LIBOR. Approximately $3,110,000 of the line of credit is committed for the issuance of letters of credit.

         The Company has a $7,500,000 uncollateralized line of credit bearing interest at rates ranging from 50 to 75 basis points over LIBOR. Approximately $770,000 of the line of credit is committed for the issuance of letters of credit, $670,000 of which is to collateralize loans made by the bank to certain franchisee's.

         The Company has a $10,000,000 uncollateralized line of credit to support the Company's international operations bearing interest at rates 75 basis points above the three month CD rate. On December 31, 2000, the outstanding balance was approximately $4,323,000.

         The Company is the guarantor of an uncollateralized line of credit which permits borrowing of up to $25,000,000, maturing in March 2002, for one of its franchisees. At December 31, 2000 and 1999, the outstanding balance was approximately $22,470,000 and $19,220,000, respectively. Subsequent to December 31, 2000, the guarantee was increased to $35,000,000.

         The Company is the guarantor of an uncollateralized line of credit which permits borrowing of up to a maximum of $12,000,000, maturing in December 2003, for one of its joint venture partners. At December 31, 2000, the balance on the line of credit was approximately $6,552,000.

         The Company is the guarantor of approximately $9,445,000 of a $68,000,000 note for an unconsolidated affiliate in which the Company has an 22.22% equity interest. At December 31, 2000, the outstanding balance was approximately $65,000,000.

         The aggregate payments of long-term debt outstanding at December 31,2000, for the next four years subsequent to 2001, are summarized as follows:
2002-$492,000; 2003-$573,000; 2004-$10,354,000; 2005-$259,000.

         The carrying amount of long-term debt approximates fair value.

                     Outback Steakhouse, Inc. and Affiliates



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.  Accrued Expenses

                                                                        December 31,
                                                                    2000             1999
Accrued expenses consisted of the following (in thousands):
Accrued payroll and other compensation                            $ 15,722         $ 11,132
Accrued insurance                                                   11,012            7,837
Accrued property taxes                                               6,129            5,078
Other accrued expenses                                              13,403            5,581
                                                                  --------         --------
                                                                  $ 46,266         $ 29,628
                                                                  ========         ========

7. Stockholders' Equity

During 2000, the Company repurchased 1,980,000 shares of its Common Stock, $.01 par value, for an aggregate purchase price of approximately $48,615,000. During 1999, the Company repurchased 239,000 shares of its Common Stock, $.01 par value, for an aggregate purchase price of approximately $7,230,000. Repurchased shares are carried as Treasury Stock on the Consolidated Balance Sheets and are recorded at cost. During 2000 and 1999 the Company reissued approximately 213,000 and 983,000 shares of treasury stock, respectively, that had a cost of approximately $5,941,000 and $14,610,000 respectively.

         Distributions in the Consolidated Statements of Stockholders' Equity represent distributions to Subchapter S Corporation shareholders of Tedesco prior to the merger in 1999.

         On March 2, 1999, a three-for-two split of the Company's Common Stock was effected through distribution of one additional share for every two shares already issued. All applicable share and per share data have been restated to give retroactive effect to the stock split.

8.  Income Taxes

Provision for income taxes consisted of the following (in thousands):

                                                                       Years Ended December 31,
                                                                  2000           1999            1998
Federal:
    Current                                                     $ 63,606       $ 46,656        $ 37,936
    Deferred                                                       9,075         11,146           5,197
                                                                --------       --------        --------
                                                                  72,681         57,802          43,133
                                                                --------       --------        --------
State:
    Current                                                        4,543          7,363           9,261
    Deferred                                                         648          1,759           1,244
                                                                --------       --------        --------
                                                                   5,191          9,122          10,505
                                                                --------       --------        --------
                                                                $ 77,872       $ 66,924        $ 53,638
                                                                ========       ========        ========

The Company's effective tax rate differs from the federal statutory rate for the following reasons:

                                                                       Years Ended December 31,
                                                                  2000           1999            1998
Income taxes at federal statutory rate                            35.0%          35.0%           35.0%
State taxes, net of federal benefit                                2.5            3.3             4.0
Earnings not subject to corporate income taxes                                   (1.2)           (0.8)
Other, net                                                        (1.9)          (2.1)           (3.5)
                                                                  ----           ----            ----
Total                                                             35.6%          35.0%           34.7%
                                                                  ====           ====            ====

The income tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

                                                                        December 31
                                                                   2000             1999
Deferred income tax assets (in thousands):
Insurance reserves                                              $   5,076        $  6,737
Advertising expense reserves                                        1,544           1,164
Intangibles                                                        12,705          13,285
Other, net                                                          1,830             852
                                                                ---------        --------
                                                                   21,155          22,038
                                                                ---------        --------
Deferred income tax liabilities (in thousands):
Depreciation                                                       35,537          26,697
                                                                ---------        --------
                                                                   35,537          26,697
                                                                ---------        --------
Net deferred tax liability                                      $ (14,382)       $ (4,659)
                                                                =========        ========

                    Outback Steakhouse, Inc. and Affiliates



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8. Income Taxes (continued)

         As discussed in Notes 10 and 17, the Company's net income included earnings attributable to Tedesco in all periods presented. Tedesco had elected under Subchapter S of the Internal Revenue Code to have their shareholders pay any federal income tax due on their earnings. Although Tedesco's income prior to the merger is included in the Company's consolidated financial statements, the Company is not required to pay income taxes on the income since they are the responsibility of the Tedesco shareholders.

9. Commitments and Contingencies

         Operating Leases - The Company leases restaurant and office facilities and certain equipment under operating leases having initial terms expiring between 2001 and 2016. The restaurant facility leases primarily have renewal clauses of five to 20 years exercisable at the option of the Company. Certain of these leases require the payment of contingent rentals based on a percentage of gross revenues, as defined by the terms of the applicable lease agreement. Total rental expense for the years ended December 31, 2000, 1999 and 1998 was approximately $31,155,000, $27,015,000 and $23,430,000, respectively, and included contingent rent of approximately $3,220,000, $2,902,000 and $2,391,000, respectively.

         Future minimum lease payments on operating leases (including leases for restaurants scheduled to open in 2001), are as follows (in thousands):

              2001                                   $  31,966
              2002                                      30,577
              2003                                      27,916
              2004                                      25,374
              2005                                      22,676
              Thereafter                                60,369
                                                     ---------
              Total minimum lease payments           $ 198,878
                                                     =========

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

         The Company retains direct liability for the first $250,000 of all individual workers compensation claims, except for 1999, and general liability claims and $230,000 of all individual health insurance claims. The Company believes it has adequate reserves for all self insurance claims.

10.  Business Combinations

         During 2000, the Company issued approximately 273,000 shares of Common Stock to four area operating partners for all their interests in 33 Outback Steakhouses in Arizona, New Mexico, Northern New Jersey, New York Metropolitan area, North Texas and Virginia.

         During 1999, the Company issued 2,256,000 shares of Common Stock for all of the outstanding shares of its New England franchisee (Tedesco) which owned 17 Outback Steakhouses in Connecticut, Massachusetts, New Hampshire, and Rhode Island. The merger was accounted for by the pooling-of-interests method using historical amounts and the financial statements presented herein have been restated to give retroactive effect to the merger for all periods presented.

         During 1999, the Company issued approximately 160,000 shares of Common Stock to three area operating partners for all of the outstanding interests in 25 Outback Steakhouses in Colorado, Georgia and West Florida.

         During 1998, the Company issued approximately 80,250 shares of Common Stock to one area operating partner for the outstanding interest in Outback Steakhouses in Indiana and Kentucky.

         The acquisitions of the area operating partners' interests in 2000, 1999 and 1998 were accounted for by the purchase method and the related goodwill is included in the line item entitled "Other Assets" in the Company's Consolidated Balance Sheets.

11.  Stock Option and Other Benefit Plans

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

         Options under the Stock Option Plan may be Options which qualify under
Section 422 of the Internal Revenue Code ("Incentive Stock Options") or Options which do not qualify under Section 422 ("Nonqualified Options"). To date, the Company has only issued Nonqualified Options. The term of Options granted is generally five years and the price generally cannot be less than the fair market value of the shares covered by the Option.

                    Outback Steakhouse, Inc. and Affiliates



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.  Stock Option and Other Benefit Plans (continued)

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

         As of December 31, 2000, the Company had granted to employees of the Company a cumulative total of approximately 19,769,000 options to purchase the Company's Common Stock at prices ranging from $0.19 to $38.33 per share which was the estimated fair market value at the time of each grant. As of December 31, 2000, Options for approximately 1,845,000 shares were exercisable.

         Options to purchase 3,076,855, 3,619,385 and 1,433,013 of the Company's Common Stock were issued to employees during 2000, 1999, and 1998 with exercise prices ranging from $23.69 to $32.06, $20.05 to $37.94 and $19.28 to $26.71 for
each respective period.

         The remaining contractual life for options granted was approximately four to ten years, three to nine years and two to eight years for the options granted during 2000, 1999 and 1998, respectively.

         Activity in the Company's Stock option Plan was:

                                                                        Weighted
                                                                         Average
Outstanding at                                         Shares         Exercise Price
December 31, 1997                                    8,766,282          $ 15.11
Granted                                              1,433,013            23.03
Exercised                                           (1,407,063)           11.77
Forfeited                                              (75,969)           19.41
                                                    ----------          -------
Outstanding at December 31, 1998                     8,716,263            16.96
Granted                                              3,619,385            26.60
Exercised                                           (1,192,550)           12.85
Forfeited                                              (80,323)           19.00
                                                    ----------          -------
Outstanding at December 31, 1999                    11,062,775            20.59
Granted                                              3,076,855            26.73
Exercised                                             (807,888)           14.03
Forfeited                                             (141,790)           24.57
                                                    ----------          -------
Outstanding at December 31, 2000                    13,189,952          $ 22.93
                                                    ==========          =======

         Had the compensation cost for the Company's Stock Option Plan been determined based on the fair value at the grant dates for awards under the plan consistent with SFAS No. 123, the Company's net income and earnings per share on a pro forma basis would have been (in thousands, except per share data):

                                                       December 31,
                                                2000       1999       1998
---------------------------------------------------------------------------
Net income                                   $ 135,838  $ 119,294  $ 87,184
---------------------------------------------------------------------------
Basic earnings per common share              $    1.75  $    1.55  $   1.15
---------------------------------------------------------------------------
Diluted earnings per common share            $    1.71  $    1.51  $   1.13
---------------------------------------------------------------------------

         The preceding pro forma results were calculated with the use of the Black Scholes option-pricing model. The following assumptions were used for the years ended December 31, 2000, 1999, 1998, respectively: (1) risk-free interest rates of 5.03%, 6.36%, and 5.30%,; (2) dividend yield of 0.0% in all three periods presented; (3) expected lives of 3.5 years in all three periods presented; and (4) volatility of 35%, 36%, and 40%. Results may vary depending on the assumptions applied within the model. Compensation expense recognized in providing pro forma disclosures may not be representative of the effects on net income for future years.

         Tax benefits resulting from the exercise of non-qualified stock options reduced taxes currently payable by $3,290,000 and $9,153,000 in 2000 and 1999, respectively. The tax benefits are credited to additional paid in capital.

         The Company has a qualified defined contribution 401(K) plan covering substantially all full-time employees, except officers and certain highly compensated employees. Assets of this plan are held in trust for the sole benefit of the employees.

12.  Adoption of Statement of Position 98-5,
     "Reporting on the Costs of Start-up Activities."

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

                    Outback Steakhouse, Inc. and Affiliates



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.  Related Party Transactions

         During 1998, the Company leased/chartered an airplane from a Corporation owned by two officers/directors of the Company. Airplane lease/charter payments for the year ended December 31, 1998 totalled approximately $90,000. During December 1998, the Company purchased, at fair market value, an aircraft from a corporation owned by two officers/directors of the Company for a purchase price of $1,350,000.

         During 1999, the Company purchased, at original price, an 18% ownership interest in a motor speedway for $592,000 from a partnership in which three officers/directors are partners. The investment is included in the line item in the Company's Consolidated Balance Sheets entitled "Investments in and advances to unconsolidated affiliates."

         During 2000, a member of the Board of Directors made a $120,000 investment in limited partnerships of a joint venture. Subsequent to year end, Mr. Lee Roy Selmon, a member of the Board of Directors invested approximately $101,000 for a 10% interest in the operations of a Company owned restaurant which bears his name and to which he is making a material image contribution.

14.  Subsequent Events

         Subsequent to year end, the Company entered into a ten year licensing agreement with an entity owned by minority interest owners of certain non-restaurant operations. The licensing agreement transferred the right and license to use certain assets of these non-restaurant operations. License fees, payable over the term of the agreement, total approximately $22,000,0000. Under the terms of a line of credit agreement related to the licensing agreement, the Company loaned this entity approximately $900,000 to fund working capital needs.

15.  Segment Reporting

         In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company operates restaurants under six brands that have similar investment criteria and economic and operating characteristics and are considered one reportable operating segment. Management does not believe that the Company has any material reporting segments.

16.  Provision for Impaired Assets and Restaurant Closings

         In the fourth quarter of 1999, the Company recorded a pre-tax charge to earnings of $5,493,000 which includes approximately $3,617,000 for the write down of impaired assets, $1,876,000 related to restaurant closings, severance and other costs. The write down primarily related to Carrabba's restaurant properties and assets of ancillary businesses.

         In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets," the Company identified certain long-lived assets which are held and used in the Carrabba's restaurants as impaired. An impairment was recognized when the future undiscounted cash flows of certain assets were estimated to be less than the assets' related carrying value. As such, the carrying values were written down to the Company's estimates of fair value. Fair value was estimated utilizing the best information available making whatever estimates, judgments, and projections were considered necessary.

17.  Pro Forma Earnings and Earnings Per Share

         As discussed in Note 8, no income tax expense has been provided in the Company's historical consolidated financial statements on income attributable to Tedesco as discussed in Note 10. Pro forma net income includes an adjustment to increase the provision for income taxes to reflect the anticipated tax as if Tedesco had not elected to be taxed under Subchapter S of the Internal Revenue Code.

         The following table represents the computation of basic and diluted earnings per common share as required by SFAS No. 128 "Earnings Per Share" (in thousands, except per share data).

                                                                                          Years Ended December 31,
                                                                                     2000             1999            1998
---------------------------------------------------------------------------------------------------------------------------
Pro forma (unaudited) net income                                                   $141,130         $122,398        $94,683
---------------------------------------------------------------------------------------------------------------------------
Basic weighted average number of common shares outstanding                           77,470           77,089         75,702
---------------------------------------------------------------------------------------------------------------------------
Basic earnings per common share                                                    $   1.82         $   1.59        $  1.25
---------------------------------------------------------------------------------------------------------------------------
Effect of dilutive stock options                                                      1,762            2,108          1,782
---------------------------------------------------------------------------------------------------------------------------
Diluted weighted average number of common shares outstanding                         79,232           79,197         77,484
---------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share                                                  $   1.78         $   1.55        $  1.22
---------------------------------------------------------------------------------------------------------------------------

Diluted earnings per common share excludes antidilutive stock options of approximately 2,493,000, 844,400 and 727,500 during 2000, 1999, and 1998 respectively.

                    Outback Steakhouse, Inc. and Affiliates



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


18.  Selected Quarterly Financial Data (unaudited) (see Notes 8 and 17)

The following table presents selected quarterly financial data for the periods indicated (in thousands, except per share data).

2000                                                         March 31            June 30        September 30        December 31
Revenues                                                    $ 464,797          $ 481,620          $  485,102         $  474,487
Income from operations                                         65,270             68,201              61,123             55,733
Income before provision for income taxes                       55,623             60,104              54,504             48,771
Net income                                                     35,766             38,298              35,383             31,683
Basic earnings per share                                         0.46               0.49                0.46               0.41
Diluted earnings per share                                       0.45               0.48                0.45               0.41

1999                                                         March 31            June 30        September 30        December 31
Revenues                                                    $ 391,896          $ 417,515           $ 410,003          $ 426,599
Income from operations                                         52,898             59,261              55,304             55,180
Income before provision for income taxes                       45,265             50,238              48,087             47,657
Net income                                                     29,196             32,478              32,196             30,453
Pro forma net income                                           28,743             31,901              31,684             30,070
Basic earnings per share
    Net income                                                   0.38               0.42                0.42               0.39
    Pro forma net income                                         0.38               0.41                0.41               0.39
Diluted earnings per share
    Net income                                                   0.37               0.41                0.40               0.39
    Pro forma net income                                         0.37               0.40                0.40               0.38



21