Form 10-K, Exhibit 13
period 2000-12-31
OUTBACK STEAKHOUSE INC
filed 2001-04-02
CIK 874691

                                                                   EXHIBIT 13.03

                    Outback Steakhouse, Inc. and Affiliates


         On June 15, 2000, the Common Stock of the Company began trading on the New York Stock Exchange under the symbol OSI. Before June 15, 2000, the Common Stock of the Company was traded in the over-the-counter market and was quoted on the NASDAQ National Market System under the symbol OSSI. The following table sets forth, for the fiscal years ended December 31, 2000, 1999, and 1998, the high and low per share prices of the Company's Common Stock as reported by the NYSE or NASDAQ after giving effect to the March 1999 stock split. (See Note 7 of Notes to Consolidated Financial Statements.)

2000                                     High              Low
First Quarter                           $33.50           $21.50
Second Quarter                           34.44            27.13
Third Quarter                            30.81            21.75
Fourth Quarter                           30.25            22.44

1999
First Quarter                           $34.25           $22.75
Second Quarter                           39.75            31.50
Third Quarter                            40.13            24.06
Fourth Quarter                           27.50            19.81

1998
First Quarter                           $26.37           $18.67
Second Quarter                           26.75            23.00
Third Quarter                            28.09            15.92
Fourth Quarter                           26.79            15.59

         The Company has never paid a cash dividend on its Common Stock. As of March 1, 2001 there were approximately 1,824 registered holders of record of the Company's Common Stock.

Reports on Form 10-K

         A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K will be furnished to any shareholder without charge upon written request. Address to Investor Relations Department at: Outback Steakhouse, Inc., 2202 North Westshore Blvd, 5th Floor, Tampa, Florida 33607.

         Stock Transfer Agent and Registrar: Bank of New York, 101 Barclay Street, Suite 12 West, New York, NY 10286. Requests for changes and updates in shareholder records can be made to the Bank of New York Customer Service Department at 800-524-4458.

         Independent Accountants: PricewaterhouseCoopers LLP, Tampa, Florida.

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

Annual Meeting

The annual meeting of shareholders will be held on Wednesday, April 25, 2001 at 10:00 a.m. Tampa time at the Tampa Bay Performing Arts Center Morsani Hall, 1010 MacInnes Place North, Tampa, Florida 33602.

OFFICERS  Address for all officers: 2202 N. Westshore Blvd., 5th Floor, Tampa, FL 33607
--------------------------------------------------------------------------------------------------------------------------------
Outback Steakhouse, Inc.         Outback Steakhouse               Outback Steakhouse              Carrabba's Italian Grill
                                                                  (con't)
Chris T. Sullivan                Paul E. Avery                                                    Steven T. Shlemon
Chairman of the Board            President                        Lindon Richardson               President and
and Chief Executive                                               Vice President, Design          Director of Operations
Officer                          Steve Erickson
                                 Regional Vice President,         Dennis J. Rouse                 Outback International
Robert D. Basham                 Operations                       Vice President, Real            Hugh H. Connerty, Jr.
President and Chief                                               Estate and Development          President
Operating Officer                Benjamin Novello
                                 Regional Vice President,         Carl W. Sahlsten                Outback Catering
J. Timothy Gannon                Operations                       Sr. Vice President of Real      Sam Tancredi
Sr. Vice President                                                Estate and Development          President
                                 Kevin A. Rowell
Robert S. Merritt                Regional Vice President,         Nancy Schneid                   Roy's
Sr. Vice President,              Operations                       Sr. Vice President,             Russ Bendel
Chief Financial Officer,                                          Marketing and Advertising       President
and Treasurer                    Lauren C. Cooper
                                 Vice President and               Fulton Smith-Sykes              Fleming's Prime
Joseph J. Kadow                  Controller                       Vice President, Marketing       Steakhouse and Wine
Vice President, General                                           and Advertising                 Bars
Counsel and Secretary            Trudy I. Cooper                                                  A. William Allen, III
                                 Vice President,                  Steven C. Stanley               President
Michael P. O'Donnell             Training and Development         Vice President,
Chief Executive Officer of                                        Construction                    Zazarac
New Concepts                                                                                      John Cooper
                                                                  Irene Wenzel                    President
                                                                  Vice President,
                                                                  Purchasing                      Lee Roy Selmon's
                                                                                                  Robert D. Basham
BOARD OF DIRECTORS                                                                                President
--------------------------------------------------------------------------------------------------------------------------------
Chris T. Sullivan                Paul Avery                       W.R. "Max" Carey, Jr.           Lee Roy Selmon
Chairman of the Board            President, Outback               President, Corporate            Associate Athletic Director
and                              Steakhouse of Florida,           Resource Development            University of South Florida
Chief Executive Officer          Inc.
                                                                  Edward L. Flom                  Debbi Fields Rose
Robert D. Basham                 John A. Brabson, Jr.             Former Chairman and             Founder and Former
President and Chief              President, Brabson               Chief Executive Officer,        Chairperson,
Operating Officer                Investments, Inc. and            Florida Steel Corporation       Mrs. Fields Cookies
                                 Former Chairman and
J. Timothy Gannon                Chief Executive Officer of       Nancy Schneid                   Toby S. Wilt
Sr. Vice President               Lykes Bros., Inc.                Sr. Vice President,             President, TSW
                                                                  Marketing and Advertising       Investment Company
Robert S. Merritt                Charles H. Bridges
Sr. Vice President,              Former Chairman and
Chief Financial Officer          Chief Executive Officer,
and Treasurer                    Francois L. Schwartz, Inc.