Form 10-K, Exhibit 13
period 2001-12-31
OUTBACK STEAKHOUSE INC
filed 2002-03-29
CIK 874691

                                                                   Exhibit 13.01

          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

                                  INTRODUCTION


At December 31, 2001, Outback Steakhouse, Inc. and Affiliates (the "Company") restaurant system included the following:



                              (DOMESTIC)  (INTERNATIONAL)   CARRABBA'S    FLEMING'S
OUTBACK STEAKHOUSE, INC.        OUTBACK      OUTBACK          ITALIAN       PRIME                 LEE ROY      BONEFISH
AND AFFILIATES                STEAKHOUSES   STEAKHOUSES       GRILLS     STEAKHOUSES    ROY'S     SELMON'S      GRILLS     TOTAL
                              ----------- ---------------   ----------   -----------    -----     --------     ---------   -----
Company owned                     553             22             75           11           11          1            3        676
Development joint venture           2              8             28            0            1          0            1         40
Franchise                         112             42              0            0            0          0            0        154
                                -----          -----          -----        -----        -----      -----        -----      -----
  Total                           667             72            103           11           12          1            4        870
                                =====          =====          =====        =====        =====      =====        =====      =====

         Company owned restaurants include restaurants owned by partnerships in which the Company is a general partner. The partnership ownership interests in the restaurants range from 51% to 90%. The results of operations of Company owned restaurants are included in the consolidated operating results of the Company. The portion of income attributable to the minority interests is eliminated in the line item in the Company's Consolidated Statements of Income entitled "Elimination of minority partners' interest."

         Development Joint Venture restaurants are organized as general partnerships in which the Company is one of two general partners and generally owns 50% of the partnership and its joint venture partner generally owns 50%. The restaurant manager of each restaurant owned by a Development Joint Venture purchases a 6% to 10% interest in the restaurant he or she manages. The Company is responsible for 50% of the costs of new restaurants operated as Development Joint Ventures and the Company's joint venture partner is responsible for the other 50%. The income derived from restaurants operated as Development Joint Ventures is presented in the line item "Income from operations of unconsolidated affiliates" in the Company's Consolidated Statements of Income.

         The Company derives no direct income from operations of franchised restaurants other than initial franchise fees and royalties, which are included in the Company's "other revenues".

In Thousands of Dollars
                           97               98                99           00              01
SYSTEM-WIDE SALES      $1,368,000      $1,668,000      $1,992,000      $2,329,000      $2,621,000
COMPANY REVENUES       $1,186,895      $1,402,611      $1,646,013      $1,906,006      $2,127,133
NET INCOME             $   62,774      $   94,683      $  122,398      $  141,130      $  133,377

DILUTED EARNINGS
PER SHARE              $     0.84      $     1.22      $     1.55      $     1.78      $     1.70

Note: All applicable per share data has been restated to reflect the retroactive effect of a three-for-two stock split effective March 2, 1999. See Note 8 of Notes to Consolidated Financial Statements.

Note: Amounts have been restated to reflect the merger discussed in Notes 1, 11 and 16 of Notes to Consolidated Financial Statement.

          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations


The following table sets forth, for the periods indicated, (i) the percentages which the items in the Company's Consolidated Statements of Income bear to total revenues or restaurant sales,as indicated, and (ii) selected operating data:

STATEMENTS OF INCOME DATA (1):                                                 YEARS ENDED DECEMBER 31,
                                                                    ------------------------------------------
                                                                      2001             2000              1999
                                                                    -------          -------          --------
   Revenues:
      Restaurant sales                                                 99.1%            99.1%             99.2%
      Other revenues                                                    0.9              0.9               0.8
                                                                    -------          -------          --------
   Total revenues                                                     100.0            100.0             100.0
                                                                    -------          -------          --------
   Costs and expenses:
      Cost of sales (2)                                                38.3             37.9              38.0
      Labor and other related (2)                                      24.1             23.9              23.7
      Other restaurant operating (2)                                   19.9             19.0              18.4
      Depreciation and amortization                                     3.2              3.0               3.1
      General and administrative                                        3.8              4.0               3.7
      Provision for impaired assets and restaurant closings             0.2                                0.3
      Contribution for "Dine Out for America"                           0.3
      Income from operations of unconsolidated affiliates              (0.2)            (0.1)             (0.1)
   Income from operations                                              11.1             13.1              13.5
   Other income (expense), net                                         (0.1)            (0.1)             (0.2)
   Interest income (expense), net                                       0.1              0.2               0.1
   Income before elimination of minority partners' interest
       and provision for income taxes                                  11.1             13.3              13.4
   Elimination of minority partners' interest                           1.4              1.8               1.8
                                                                    -------          -------          --------
   Income before provision for income taxes                             9.7             11.5              11.6
   Pro forma provision for income taxes (3)                             3.4              4.1               4.2
                                                                    -------          -------          --------
   Pro forma net income (3)                                             6.3%             7.4%              7.4%
                                                                    =======          =======          ========

SYSTEM-WIDE RESTAURANT SALES (MILLIONS OF DOLLARS):
   OUTBACK STEAKHOUSES
      Company owned                                                 $ 1,848          $ 1,698          $  1,492
      Domestic franchised and development joint venture                 358              318               267
      International franchised and development joint venture             81               75                60
                                                                    -------          -------          --------
                                                                      2,287            2,091             1,819
                                                                    -------          -------          --------
   CARRABBA'S ITALIAN GRILLS
      Company owned                                                     204              169               138
      Development joint venture                                          72               48                32
                                                                    -------          -------          --------
                                                                        276              217               170
                                                                    -------          -------          --------
   OTHER
      Company owned                                                      55               21                 3
      Development joint venture                                           3
                                                                    -------          -------          --------
                                                                         58               21                 3
                                                                    -------          -------          --------
   System-wide total                                                $ 2,621          $ 2,329          $  1,992
                                                                    =======          =======          ========
NUMBER OF RESTAURANTS (AT END OF PERIOD):
   OUTBACK STEAKHOUSES
      Company owned                                                     575              521               478
      Domestic franchised and development joint venture                 114              103                96
      International franchised and development joint venture             50               40                37
                                                                    -------          -------          --------
                                                                        739              664               611
                                                                    -------          -------          --------
   CARRABBA'S ITALIAN GRILLS
      Company owned                                                      75               60                56
      Development joint venture                                          28               21                16
                                                                    -------          -------          --------
                                                                        103               81                72
   FLEMING'S PRIME STEAKHOUSE AND WINE BARS                         -------          -------          --------
      Company owned                                                      11                5                 3
                                                                    -------          -------          --------
   ROY'S
      Company owned                                                      11                3
      Development joint venture                                           1
                                                                    -------          -------
                                                                         12                3
                                                                    -------          -------
   ZAZARAC
      Company owned                                                                        1
                                                                                     -------
   LEE ROY SELMON'S
      Company owned                                                       1                1
                                                                    -------          -------
   BONEFISH GRILLS
      Company owned                                                       3
      Development joint venture                                           1
                                                                    -------
                                                                          4
                                                                    -------
   SYSTEM-WIDE TOTAL                                                    870              755               686
                                                                    =======          =======          ========

(1) Amounts for 1999 have been restated to reflect the merger discussed in Notes 1, 11 and 16 of Notes to Consolidated Financial Statements.

(2)      As a percentage of restaurant sales.

(3) Amounts for 1999 are pro forma. See Note 16 of Notes to Consolidated Financial Statements.

          Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                     FISCAL YEARS ENDED 2001, 2000 AND 1999

         Outback Steakhouse and Carrabba's are not considered separate reportable segments for purposes of Statements of Financial Accounting Standards ("SFAS") No. 131, however, differences in certain operating ratios are discussed in this section in order to enhance the financial statement users' understanding of the Company's results of operations and its changes in financial condition.

         On November 30, 1999, the Company completed a merger with its New England franchisee ("Tedesco") pursuant to an Agreement and Plan of Reorganization. The merger was accounted for using the pooling of interests method of accounting, and accordingly, all historical financial information has been restated to reflect the merger.

         Revenues. Total revenues increased by 11.6% in 2001 as compared with 2000, and by 15.8% in 2000 as compared with 1999. The increases in 2001 and 2000 were primarily attributable to the opening of new restaurants and menu price increases. The following table sets forth additional information regarding year-to-year changes in revenues:

                                                    2001               2000               1999
AVERAGE UNIT VOLUMES:
  Outback Steakhouse                          $   3,411,000      $   3,409,000     $   3,278,000
  Carrabba's                                      3,100,000          2,909,000         2,615,000
OPERATING WEEKS:
  Outback Steakhouse                                 27,130             25,632            23,602
  Carrabba's                                          3,428              3,031             2,777
PER PERSON AVERAGE CHECKS:
  Outback Steakhouse                          $       18.39      $       17.87     $       17.52
  Carrabba's                                          20.14              19.46             18.71
YEAR TO YEAR SAME STORE PERCENTAGE CHANGE:
  SALES:
    Outback Steakhouse                                  0.8%               5.8%              5.2%
    Carrabba's                                          7.0%              11.8%              8.4%
  CUSTOMER COUNTS:
    Outback Steakhouse                                 (2.2)%              2.7%              2.7%
    Carrabba's                                          3.4%               6.1%              1.9%

Costs and expenses.

         Cost of sales. Cost of sales, consisting of food and beverage costs, increased by 0.4% of restaurant sales to 38.3% in 2001 as compared with 37.9% in 2000. The increase was attributable to unfavorable commodity prices for beef and dairy products and was partially offset by menu price increases. Cost of sales decreased by 0.1% of restaurant sales to 37.9% in 2000 as compared with 38.0% in 1999. The decrease was attributable to menu price increases and favorable commodity prices in produce and dairy products, particularly butter, which was partially offset by unfavorable commodity cost variances for beef.

         Labor and other related expenses. Labor and other related expenses include all direct and indirect labor costs incurred in operations. Labor and other related expenses increased as a percentage of restaurant sales by 0.2% to 24.1% in 2001 as compared with 23.9% in 2000. The increase was attributable to higher hourly wage rates resulting from a competitive labor market, additional expenses related to enhanced employee health benefits and a new hourly employee bonus program. Labor and other related expenses increased as a percentage of restaurant sales by 0.2% to 23.9% in 2000 as compared with 23.7% in 1999. The increase resulted from higher hourly wage rates caused by the competitive labor market and the additional staff required to facilitate Outback Steakhouse's "Take-Away" initiative, partially offset by increased sales leverage due to higher average unit volumes and higher comparable store sales.

         Other operating expenses. Other operating expenses include all other unit-level operating costs, the major components of which are operating supplies, rent, repair and maintenance, advertising, utilities, preopening expenses and other occupancy costs. A substantial portion of these expenses are fixed or indirectly variable. Other operating expenses as a percentage of restaurant sales increased by 0.9% to 19.9% in 2001 as compared with 19.0% in 2000. The increase was attributable to higher utility and natural gas prices and expenses associated with opening new restaurant formats. The increase was also attributable to an increase in the proportion of new format restaurants (primarily Fleming's Prime Steakhouse, Roy's, and Lee Roy Selmon's) and international Outback Steakhouses in operation, which have higher average restaurant operating expenses than domestic Outback Steakhouses and Carrabba's Italian Grills. Other operating expenses as a percentage of restaurant sales increased by 0.6%, to 19.0% in 2000, as compared with 18.4% in 1999. The increase resulted primarily from higher preopening costs associated with the new restaurant formats, higher advertising spending related to Outback Steakhouse's national cable and broadcast programs and higher utilities costs, particularly natural gas. The increase was partially offset by increased sales leverage due to higher average unit volumes for both Outback Steakhouse and Carrabba's Italian Grills, which reduces the fixed and indirectly variable costs as a percentage of restaurant sales.

          Management's Discussion and Analysis of Financial Condition
                            and Results of Operations


                     FISCAL YEARS ENDED 2001, 2000 AND 1999

         Depreciation and amortization. Depreciation and amortization costs increased by 0.2% of total revenues to 3.2% in 2001, as compared with 3.0% in 2000. The increase resulted primarily from additional depreciation related to new unit development, "Take-away" room additions, new restaurant formats, which have higher than average construction costs than Outback Steakhouse and Carrabba's Italian Grills and additional amortization of goodwill associated with the purchase of ownership interests from certain minority partners, primarily area operating partners. Depreciation and amortization costs decreased by 0.1% of total revenues to 3.0% in 2000, as compared with 3.1% in 1999. The decrease is due primarily to increased sales leverage and a declining depreciable asset base for older units, partially offset by higher depreciation related to new unit construction for Outback, Carrabba's and new restaurant formats, "Take-away" room additions, and additional amortization of goodwill related to the purchase of Fleming's, Roy's and Outback Steakhouses in Korea.

         General and administrative. General and administrative expenses increased by $4,815,000 to $80,365,000 in 2001 as compared with $75,550,000 in
2000. The increase resulted from higher overall administrative costs associated with operating additional Outback Steakhouses, Carrabba's, Fleming's and Roy's as well as costs associated with the development of other new restaurant formats and other affiliated businesses. General and administrative expenses increased by $14,377,000 to $75,550,000 in 2000 as compared with $61,173,000 in 1999. The increase resulted from higher overall administrative costs associated with operating additional Outback Steakhouses, Carrabba's, Fleming's and Roy's as well as costs associated with the development of other new restaurant formats and other affiliated businesses.

         Provision for impaired assets and restaurant closings. In 2001, the Company recorded a pre-tax charge to earnings of $4,558,000 for the provision for impaired assets related to restaurant closings, severance and other associated costs. The provision related to the closing of three Outback Steakhouse and two Zazarac restaurants. In the fourth quarter of 1999, the Company recorded a pre-tax charge to earnings of $5,493,000 which includes approximately $3,617,000 for the provision for impaired assets and $1,876,000 related to restaurant closings, severance and other costs. The provision primarily related to Carrabba's restaurant properties and assets of non-restaurant businesses. (See Note 15 of Notes to Consolidated Financial Statements). See "Liquidity and Capital Resources" for a discussion of the Company's expansion strategy.


In Thousands of Dollars        97              98              99               00                01
                            --------        --------        --------        ----------        ----------
TOTAL ASSETS                $603,568        $718,918        $852,282        $1,022,535        $1,237,748
LONG-TERM DEBT              $ 70,492        $ 38,966        $  1,519        $   11,678        $   13,830
STOCKHOLDERS' EQUITY        $437,382        $548,440        $692,965        $  807,590        $  941,844

          Management's Discussion and Analysis of Financial Condition
                            and Results of Operations


                     FISCAL YEARS ENDED 2001, 2000 AND 1999

         Contribution for "Dine Out for America". This line item represents the Company's contribution of 100% of its sales proceeds from Thursday, October 11, 2001 to charitable organizations to benefit victims of the terrorist attacks of September 11, 2001. The Company's sales on October 11, 2001 for the "Dine Out for America" fundraising event totalled approximately $7,000,000, all of which was contributed during 2001.

         Income from operations of unconsolidated affiliates. Income from operations of unconsolidated affiliates represents the Company's portion of net income from restaurants operated as Development Joint Ventures. Income from Development Joint Ventures was $4,517,000 in 2001 as compared to $2,457,000 in 2000 and $1,089,000 in 1999. These increases were primarily attributable to the increases in average unit volumes and improved operating margins at Carrabba's joint venture restaurants and to the increase in the number of restaurants operated as Development Joint Ventures.

         Income from operations. As a result of the increase in revenues, the changes in the relationship between revenues and expenses discussed above, the opening of new restaurants, the provision for impaired assets and restaurant closings in 2001, and the "Dine Out for America" contribution, income from operations decreased by $14,304,000 to $236,050,000 in 2001 as compared to $250,354,000 in 2000 and increased by $27,711,000 to $250,354,000 in 2000, as compared with $222,643,000 in 1999.

         Other income (expense), net. Other income (expense) represents the net of income and expenses from non-restaurant operations. Net other expense was $2,287,000 in 2001 compared with net other expense of $1,918,000 in 2000. The increase in the net expense resulted from a decrease in the cash surrender value of life insurance policies for key executives partially offset by the impact of the divestiture of a non-restaurant subsidiary. Net other expense decreased to $1,918,000 in 2000 compared with $3,042,000 in 1999. The decrease in the net expense resulted from increased revenues and improvement in margins associated with non-restaurant operations during 2000.

         Interest income (expense), net. Interest income was $2,438,000 in 2001 as compared with interest income of $4,450,000 in 2000 and interest income of $1,416,000 in 1999. The year-to-year changes in interest income resulted from changes in cash balances and short term interest rates, changes in borrowing needs as funds were expended to finance the construction of new restaurants, fluctuations in interest rates on the Company's lines of credit and the use of excess cash flow from operations to pay down the balance on the lines of credit in 1999. (See Note 5 of Notes to Consolidated Financial Statements.)

         Elimination of minority partners' interest. This item represents the portion of income or loss from operations included in consolidated operating results attributable to the ownership interests of minority partners. As a percentage of revenues, these allocations were 1.4%, 1.8% and 1.8%, in 2001, 2000 and 1999, respectively. The ratio for 2001 decreased by 0.4% of sales, reflecting a decrease in overall restaurant operating margins, the decrease in minority partners' ownership interests resulting from the purchase of minority interests in 52 restaurants from area operating partners in 2000 and early 2001 and the effect of the performance of new restaurant formats. The ratio for 2000 remained the same as the 1999 ratio. The 2000 ratio reflected an increase in overall restaurant operating margins offset by the decreases in minority partners' ownership interests resulting from the purchase of minority interests in the Company's Arizona, New Mexico, Northern New Jersey, New York Metropolitan area, North Texas and Virginia markets in 2000. (See Note 11 of Notes to Consolidated Financial Statements.)

         Pro forma provision for income taxes. The provision for income taxes in all three years presented reflected expected income taxes at the federal statutory rate and state income tax rates, net of the federal benefit. The pro forma provision for 1999 includes earnings attributable to Tedesco which had previously elected to be taxed under Subchapter S of the Internal Revenue Code (See Note 9 of Notes to Consolidated Financial Statements). The effective tax rate was 35.2% in 2001, 35.6% in 2000 and the pro forma effective tax rate was 36.0% in 1999. The decrease in the effective tax rate between 2001 and 2000 resulted from tax savings associated with changes in the corporate state tax structure and an increase in FICA tip credits the Company was able to utilize in 2001. The change in the pro forma effective rates between 2000 and 1999 resulted from an increase in the FICA tip credit the Company was able to utilize in 2000.

         Pro forma net income and earnings per common share. Net income for 2001 was $133,377,000, a decrease of 5.5% over net income of $141,130,000 in 2000.
Net income for 2000 was $141,130,000, an increase of 15.3% over pro forma net income of $122,398,000 in 1999. Diluted earnings per common share decreased to $1.70 for 2001 from diluted earnings per common share of $1.78 in 2000. Diluted earnings per common share increased to $1.78 for 2000 from pro forma diluted earnings per share of $1.55 in 1999, an increase of 14.8%.

         CRITICAL ACCOUNTING POLICIES. Our critical accounting policies are described in Note 1 of Notes to Consolidated Financial Statements.

               Management's Discussion and Analysis of Financial
                      Condition and Results of Operations


                        FISCAL YEARS 2001, 2000 AND 1999


LIQUIDITY AND CAPITAL RESOURCES

The following table presents a summary of the Company's cash flows for the last three fiscal years (in thousands):

                                                   2001             2000            1999
Net cash provided by operating activities      $  228,821       $  239,546       $  191,981
Net cash used in investing activities            (233,662)        (145,819)        (127,019)
Net cash used in financing activities             (10,835)         (54,746)         (56,374)
                                               ----------       ----------       ----------
Net (decrease) increase in cash                $  (15,676)      $   38,981       $    8,588
                                               ==========       ==========       ==========

         The Company requires capital principally for the development of Company owned and Joint Venture restaurants. Capital expenditures totalled approximately $201,039,000, $139,893,000, and $116,065,000 in 2001, 2000 and 1999,
respectively. The Company either leases its restaurants under operating leases for periods ranging from five to thirty years (including renewal periods) or purchases free standing restaurants where it is cost effective. As of December 31, 2001, there were approximately 278 restaurants developed on land which was owned by the Company. (See Note 10 of Notes to Consolidated Financial Statements.)

         During 2001, the Company entered into an agreement with the founders of Bonefish Grill ("Bonefish") to develop and operate Bonefish restaurants. Under the terms of the Bonefish agreement, the Company purchased the Bonefish restaurant operating system for approximately $1,500,000. In addition, the interest in three existing Bonefish Grills was contributed to a partnership formed between the Bonefish founders and the Company, and, in exchange, the Company committed to the first $7,500,000 of future development costs of which approximately $984,000 had been expended as of December 31, 2001.

         During 1999, the Company formed joint ventures to develop Outback Steakhouses in Brazil and the Philippines. The Company purchased four Outback Steakhouses in Korea in the first quarter of 2000 and will develop future Company owned Outback Steakhouses in Korea. During 1999, the Company also entered into agreements to develop and operate Roy's restaurants and Fleming's Prime Steakhouse and Wine Bars ("Fleming's"). Under the terms of the Fleming's agreement, the Company purchased three existing Fleming's for $12,000,000 and committed to the first $13,000,000 of future development costs all of which had been expended as of December 31, 2001.

         The Company has two uncollateralized lines of credit totalling $140,000,000. Approximately $4,350,000 is committed for the issuance of letters of credit. As of December 31, 2001, the Company had drawn $10,000,000 on the line of credit to finance the development of new restaurants.

         The Company has notes payable with banks bearing interest at 7.5% to support the Company's international operations. At December 31, 2001, the outstanding balance was approximately $12,194,000.

         The Company is the guarantor of two uncollateralized lines of credit that permit borrowing of up to $25,000,000 to support the Company's international operations. At December 31, 2001, the borrowings totalled approximately $8,215,000.

         The Company is the guarantor of an uncollateralized line of credit that permits borrowing of up to $35,000,000 for one of its franchisees. At December 31, 2001, the borrowings totalled approximately $26,354,000.

         The Company is the guarantor of an uncollateralized line of credit that permits borrowing of up to $24,500,000, for one of its joint venture partners. At December 31, 2001 the outstanding balance was approximately $19,427,000.

         The Company is the guarantor of bank loans made to certain franchises. At December 31, 2001, the outstanding balance on the loans was approximately $437,000.

         The Company is the guarantor of approximately $9,445,000 of a $68,000,000 note for an unconsolidated affiliate in which the Company has an 22.22% equity interest. At December 31, 2001, the outstanding balance was approximately $68,000,000.

         In connection with the Company's debt guarantees, as noted above, the Company is not aware of any non-compliance with the terms of the borrowing agreements that would result in the Company having to perform in accordance with the terms of the debt guarantees.

OTHER MATERIAL COMMITMENTS. The Company's contractual cash obligations as of December 31, 2001, are summarized in the table below (in thousands):













                                                             PAYABLE       PAYABLE       PAYABLE
CONTRACTUAL CASH OBLIGATIONS                     TOTAL   DURING 2002     2003-2006    AFTER 2006
Operating leases                            $  240,923    $   38,754    $  127,285    $   74,884
Debt                                            26,593        12,763        13,830
Commitments                                      6,516         6,516
                                            ----------    ----------    ----------    ----------
    Total contractual cash obligations      $  274,032    $   58,033    $  141,115    $   74,884
                                            ==========    ==========    ==========    ==========

Debt guarantees                             $   94,382    $   25,437    $   59,500    $    9,445
Amount outstanding under debt guarantees    $   63,878    $    8,652    $   45,781    $    9,445

The Company expects that its working capital and capital expenditure requirements through the next twelve months will be met by cash flow from operations and, to the extent needed, advances on its credit line. (See Note 5 of Notes to Consolidated Financial Statements.)

               Management's Discussion and Analysis of Financial
                      Condition and Results of Operations

                        FISCAL YEARS 2001, 2000 AND 1999

         On July 26, 2000, the Company's Board of Directors authorized a program to repurchase up to 4,000,000 shares of the Company's Common Stock. The timing, price, quantity and manner of the purchases will be made at the discretion of management and will depend upon market conditions. In addition, the Board of Directors also authorized a program to repurchase shares on a regular basis to offset shares issued as a result of stock option exercises. The Company will fund the repurchase program with available cash and bank credit facilities. For the year ended December 31, 2001, the Company had repurchased 3,190,000 shares of its Common Stock for approximately $79,865,000 as part of the authorized repurchase program.

Outlook

         The following discussion of the Company's future operating results and expansion strategy and other statements in this report that are not historical statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company's expectations or belief concerning future events and may be identified by words such as "believes," "anticipates," "expects," "plans," "should" and similar expressions. The Company's forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied in the forward-looking statement. We have endeavored to identify the most significant factors that could cause actual results to differ materially from those stated or implied in the forward looking statements in the section entitled "Cautionary Statement" on page eight. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

Future Operating Results

         2002 Revenue. The Company plans to grow revenues in 2002 by opening additional restaurants and increasing average unit volumes. The Company's expansion plans are summarized in this section. Based upon current economic conditions, the Company is currently planning for average unit volumes for Outback Steakhouse to be flat during 2002 compared to 2001. The Company will reevaluate Outback menu pricing periodically and may change prices as economic and commodity conditions dictate. The Company is basing its financial and operating plans on average unit volume growth of approximately 3% to 4% for Carrabba's Italian Grills during 2002. The Company anticipates that the average unit volume increase will be comprised of price increases totaling approximately 0% to 1% and customer count increases of approximately 3% to 4%.

         2002 Cost of Sales. Unusual conditions in the dairy markets during 2001 resulted in the Company incurring substantially higher butter costs than the historical norm. The Company's 2002 financial plan does not anticipate a recurrence of these extraordinary conditions that occurred in the second and third quarters of 2001. The company is anticipating slightly favorable beef prices in the second half of 2002 based on negotiations with its beef suppliers. In addition, the Company will primarily use domestic pork ribs in 2002 at a more favorable price than imported pork ribs in 2001. Accordingly, the Company expects its costs of goods sold to decrease as a percentage of sales in 2002 as compared with 2001. Although the total decrease is subject to several factors, based upon conditions that currently exist, the Company's financial and operating plan is based upon a decrease in cost of sales of 0.4% to 0.5% of sales for the full year.

         2002 Labor Costs. During the last few years, the Company has experienced significant wage rate pressure resulting from a tight labor market. Based upon labor market conditions that exist today the Company expects this trend to continue in 2002, but with less impact than in prior years. The Company expects that as more of the new format restaurants (primarily Roy's, Fleming's Prime Steakhouse and Lee Roy Selmon's) are opened, that labor costs as a percentage of restaurant sales will increase because the labor costs as a percentage of sales at the new format restaurants run at a higher rate than at Outback Steakhouse and Carrabba's Italian Grills. In addition, the new hourly employee bonus program and enhanced employee health insurance coverage will also continue the upward pressure on labor costs as a percentage of restaurant sales. As a result, the Company's financial and operating plan is based upon labor costs increasing by 0.2% to 0.3% of sales in 2002 to the extent the Company can achieve its average unit volume increase objectives.

         2002 Restaurant Operating Expenses. Other than new format expenses, the Company does not plan to take any actions that would result in material fluctuations in other restaurant operating expenses. The Company expects some benefit from reduced energy costs in 2002 as compared with 2001, particularly in natural gas costs. Accordingly, the Company is planning on a reduction in natural gas costs.

         Costs incurred prior to the opening of new restaurants are included in restaurant operating expenses. These preopening expenses total approximately $150,000 for each company owned and joint venture Outback Steakhouse, approximately $195,000 for each Carrabba's Italian Grill, and approximately $250,000 for each Roy's and Fleming's Prime Steakhouse and Wine Bar. Restaurant operating expense ratios may vary materially from quarter to quarter depending on when units open. As a result of the planned opening of new restaurants, and other factors discussed above, the Company anticipates that restaurant operating expense may increase in 2002 by 0.1% to 0.2% of restaurant sales as compared with 2001.

               Management's Discussion and Analysis of Financial
                      Condition and Results of Operations


         2002 Depreciation and Amortization. The Company expects depreciation to increase as it invests in new restaurants. The Company estimates that its capital expenditures for the development of new restaurants will be approximately $175,000,000 to $190,000,000 in 2002. The Company also estimates that it will spend approximately $25,000,000 in 2002 for maintenance capital expenditures and systems development, which will also result in higher depreciation expense. The Company estimates that the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets" may result in the elimination of approximately $3,000,000 to $5,500,000 of annual amortization, subject to the identification of separately recognized intangibles which would continue to be amortized under the new rules.

         2002 General and Administrative Expenses. Based upon its current plan, the Company expects that total general and administrative costs will increase by approximately 12 to 13% in 2002 compared with 2001 which is in line with anticipated revenue growth.

         Expansion Strategy. The Company's goal is to add new restaurants to the system in 2002. The following table presents a summary of the expected restaurant openings for 2002:


                                                   2002
Outback Steakhouses - Domestic
  Company owned                                   38 - 42
  Franchised or development joint venture             5-6
Outback Steakhouses - International
  Company owned                                       5-6
  Franchised or development joint venture            8-10
Carrabba's Italian Grills
  Company owned                                   10 - 15
  Development joint venture                          5-10
Fleming's Prime Steakhouse & Wine Bars
  Company owned                                       6-8
Roy's
  Company owned                                       2-3
  Franchised                                            1
Lee Roy Selmon's
  Company owned                                         1
Cheeseburger in Paradise
  Company owned                                         1
Bonefish Grill
  Company owned                                       5-6
  Franchised or development joint venture           1 - 2


         The Company estimates that its capital expenditures for the development of new restaurants will be approximately $175,000,000 to $190,000,000 in 2002 and intends to finance this development with cash flows from operations and the revolving line of credit referred to above. The Company anticipates that 60% to 70% of the Company owned restaurants to be opened in 2002 will be free standing units.

CAUTIONARY STATEMENT

         The foregoing Management's Discussion and Analysis of Financial Condition and Results of Operations contains various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent the Company's expectations or belief concerning future events, including the following: any statements regarding future sales and gross profit percentages, any statements regarding the continuation of historical trends, and any statements regarding the sufficiency of the Company's cash balances and cash generated from operating and financing activities for the Company's future liquidity and capital resource needs. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "should," and similar expressions are intended to identify forward-looking statements.

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

(iii) The Company's ability to expand is dependent upon various factors such as the availability of attractive sites for new restaurants, ability to obtain appropriate real estate sites at acceptable prices, ability to obtain all required governmental permits including zoning approvals and liquor licenses on a timely basis, impact of government moratoriums or approval processes which could result in significant delays, ability to obtain all necessary contractors and subcontractors, union activities such as picketing and hand billing which could delay construction, the ability to generate or borrow funds, the ability to negotiate suitable lease terms and the ability to recruit and train skilled management and restaurant employees;

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

               Management's Discussion and Analysis of Financial
                      Condition and Results of Operations


INSURANCE

The Company purchases insurance for individual claims that exceed the amounts listed in the following table:

                                    1999-2001         2002
                                    ---------       ----------
Workers Compensation(1)             $250,000        $  250,000
General Liability                    250,000           500,000
Health                               230,000           230,000
Property damage                       N/A            5,000,000

---------------

(1) The Company did not retain any direct liability for workers compensation claims in 1999.

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

         The Company's exposure to interest rate risk relates to its $140,000,000 revolving lines of credit with its bank. Borrowings under the agreement bear interest at rates ranging from 57.5 to 95 basis points over the 30, 60, 90, or 180 day London Interbank Offered Rate. At December 31, 2001 and 2000, the Company had $10,000,000 outstanding on its line of credit.

         Many food products purchased by the Company and its franchises are affected by commodity pricing and are, therefore, subject to unpredictable price volatility. These commodities are generally purchased based upon market prices established with vendors. The purchase arrangement may contain contractual features that limit the price paid by establishing certain price floors and caps. The Company does not use financial instruments to hedge commodity prices because these purchase arrangements help control the ultimate cost paid.
Extreme changes in commodity prices and/or long-term changes could affect the Company adversely. However, any changes in commodity prices would affect the Company's competitors at about the same time as the Company. The Company expects that in most cases increased commodity prices could be passed through to its consumers via increases in menu prices. From time to time, competitive circumstances could limit menu price flexibility, and in those cases margins would be negatively impacted by increased commodity prices.

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

9