Form 10-K, Exhibit 13
period 2001-12-31
OUTBACK STEAKHOUSE INC
filed 2002-03-29
CIK 874691

                                                                   Exhibit 13.02

                     Outback Steakhouse, Inc. and Affiliates


                   CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)


                                                                                                        DECEMBER 31,
                                                                                                   2001                  2000
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                                                  $    115,928           $    131,604
  Short term investments                                                                           20,310
  Inventories                                                                                      38,775                 27,871
  Other current assets                                                                             31,347                 22,572
                                                                                             ------------           ------------
     Total current assets                                                                         206,360                182,047

PROPERTY, FIXTURES AND EQUIPMENT, NET                                                             813,065                693,975
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES, NET                                      46,485                 29,655
OTHER ASSETS                                                                                      171,838                116,858
                                                                                             ------------           ------------
                                                                                             $  1,237,748           $  1,022,535
                                                                                             ============           ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                                                           $     47,179           $     37,162
  Sales taxes payable                                                                              13,096                 11,580
  Accrued expenses                                                                                 56,587                 46,266
  Unearned revenue                                                                                 60,135                 54,458
  Income taxes payable                                                                                                    13,621
  Current portion of long-term debt                                                                12,763                  4,958
                                                                                             ------------           ------------
      Total current liabilities                                                                   189,760                168,045
DEFERRED INCOME TAXES                                                                              22,878                 14,382
LONG-TERM DEBT                                                                                     13,830                 11,678
OTHER LONG-TERM LIABILITIES                                                                        24,500                  4,000
                                                                                             ------------           ------------
     Total liabilities                                                                            250,968                198,105
                                                                                             ------------           ------------
COMMITMENTS AND CONTINGENCIES (Notes 5 and 10)
INTEREST OF MINORITY PARTNERS IN CONSOLIDATED PARTNERSHIPS                                         44,936                 16,840
                                                                                             ------------           ------------
STOCKHOLDERS' EQUITY
  Common stock, $0.01 par value, 200,000 shares authorized;
  78,554 and 78,514 shares issued; and 76,913 and 76,632 outstanding
  as of December 31, 2001 and 2000, respectively                                                      786                    785
  Additional paid-in capital                                                                      220,648                214,541
  Retained earnings                                                                               762,414                638,383
                                                                                             ------------           ------------
                                                                                                  983,848                853,709
  Less treasury stock, 1,641 shares and 1,882 shares at December 31, 2001
  and 2000, respectively, at cost                                                                 (42,004)               (46,119)
                                                                                             ------------           ------------
     Total stockholders' equity                                                                   941,844                807,590
                                                                                             ------------           ------------
                                                                                             $  1,237,748           $  1,022,535
                                                                                             ============           ============

The accompanying notes are an integral part of these Consolidated Financial Statements.

                     Outback Steakhouse, Inc. and Affiliates


   CONSOLIDATED STATEMENTS OF INCOME (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                            YEARS ENDED DECEMBER 31,
                                                                                  2001                2000                 1999
-----------------------------------------------------------------------------------------------------------------------------------
REVENUES
  Restaurant sales                                                            $ 2,107,290         $ 1,888,322         $ 1,632,720
  Other revenues                                                                   19,843              17,684              13,293
                                                                              -----------         -----------         -----------
TOTAL REVENUES                                                                  2,127,133           1,906,006           1,646,013
                                                                              -----------         -----------         -----------
COSTS AND EXPENSES
  Cost of sales                                                                   807,980             715,224             620,249
  Labor and other related                                                         507,824             450,879             387,006
  Other operating                                                                 418,871             358,347             299,829
  Depreciation and amortization                                                    69,002              58,109              50,709
  General and administrative                                                       80,365              75,550              61,173
  Provision for impaired assets and restaurant closings                             4,558                                   5,493
  Contribution for "Dine Out for America"                                           7,000
  Income from operations of unconsolidated affiliates                              (4,517)             (2,457)             (1,089)
                                                                              -----------         -----------         -----------
                                                                                1,891,083           1,655,652           1,423,370
                                                                              -----------         -----------         -----------
INCOME FROM OPERATIONS                                                            236,050             250,354             222,643
OTHER INCOME (EXPENSE), NET                                                        (2,287)             (1,918)             (3,042)
INTEREST INCOME (EXPENSE), NET                                                      2,438               4,450               1,416
                                                                              -----------         -----------         -----------
INCOME BEFORE ELIMINATION OF MINORITY PARTNERS' INTEREST
  AND PROVISION FOR INCOME TAXES                                                  236,201             252,886             221,017
ELIMINATION OF MINORITY PARTNERS' INTEREST                                         30,373              33,884              29,770
                                                                              -----------         -----------         -----------
INCOME BEFORE PROVISION FOR INCOME TAXES                                          205,828             219,002             191,247
PROVISION FOR INCOME TAXES                                                         72,451              77,872              66,924
                                                                              -----------         -----------         -----------
NET INCOME                                                                    $   133,377         $   141,130         $   124,323
                                                                              ===========         ===========         ===========
BASIC EARNINGS PER COMMON SHARE                                               $      1.74         $      1.82         $      1.61
                                                                              ===========         ===========         ===========

BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                         76,632              77,470              77,089
                                                                              ===========         ===========         ===========

DILUTED EARNINGS PER COMMON SHARE                                             $      1.70         $      1.78         $      1.57
                                                                              ===========         ===========         ===========

DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                       78,349              79,232              79,197
                                                                              ===========         ===========         ===========

PRO FORMA (unaudited) (See Notes 9 and 16) :
PRO FORMA PROVISION FOR INCOME TAXES                                                                                  $    68,849
                                                                                                                      -----------

PRO FORMA NET INCOME                                                                                                  $   122,398
                                                                                                                      ===========

PRO FORMA BASIC EARNINGS PER COMMON SHARE                                                                             $      1.59
                                                                                                                      ===========

PRO FORMA DILUTED EARNINGS PER COMMON SHARE                                                                           $      1.55
                                                                                                                      ===========

The accompanying notes are an integral part of these Consolidated Financial Statements.

                     Outback Steakhouse, Inc. and Affiliates


         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (IN THOUSANDS)


                                      COMMON           COMMON           ADDITIONAL         RETAINED        TREASURY
                                   STOCK SHARES     STOCK AMOUNT     PAID-IN CAPITAL       EARNINGS          STOCK          TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998             76,218           $ 771           $ 177,734         $ 380,760       $ (10,825)     $ 548,440
Issuance of common stock                  442               4              16,230                                           16,234
Distributions                                                                                (2,522)                        (2,522)
Purchase of treasury stock               (239)                                                               (7,230)        (7,230)
Reissuance of treasury stock              983                                 287            (1,177)         14,610         13,720
Net income                                                                                  124,323                        124,323
                                      -------           -----           ---------         ---------       ---------      ---------
Balance, December 31, 1999             77,404             775             194,251           501,384          (3,445)       692,965
Issuance of common stock                  995              10              20,290                                           20,300
Purchase of treasury stock             (1,980)                                                              (48,615)       (48,615)
Reissuance of treasury stock              213                                                (4,131)          5,941          1,810
Net income                                                                                  141,130                        141,130
                                      -------           -----           ---------         ---------       ---------      ---------
Balance, December 31, 2000             76,632             785             214,541           638,383         (46,119)       807,590
Issuance of common stock                   40               1               6,107                                            6,108
Purchase of treasury stock             (1,210)                                                              (31,250)       (31,250)
Reissuance of treasury stock            1,451                                                (9,346)         35,365         26,019
Net income                                                                                  133,377                        133,377
                                      -------           -----           ---------         ---------       ---------      ---------
Balance, December 31, 2001             76,913           $ 786           $ 220,648         $ 762,414       $ (42,004)     $ 941,844
                                      =======           =====           =========         =========       =========      =========

The accompanying notes are an integral part of these Consolidated Financial Statements.

                     Outback Steakhouse, Inc. and Affiliates


              CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)


                                                                                             YEARS ENDED DECEMBER 31,
                                                                                    2001                2000               1999
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                       $  133,377         $  141,130         $  124,323
Adjustments to reconcile net income to net cash
provided by operating activities:
  Depreciation                                                                       62,712             52,946             47,184
  Amortization                                                                        6,290              5,163              3,525
  Provision for impaired assets and restaurant closings                               4,558                                 5,493
  Minority partners' interest in consolidated partnerships' income                   30,373             33,884             29,770
  Income from operations of unconsolidated affiliates                                (4,517)            (2,457)            (1,089)
Change in assets and liabilities:
  Increase in inventories                                                           (10,904)            (1,783)            (6,171)
  (Increase) decrease in other current assets                                        (7,275)             1,928             (5,252)
  Increase in other assets                                                           (7,378)           (34,265)           (25,754)
  Increase (decrease) in accounts payable,
    sales taxes payable and accrued expenses                                         21,033             21,052             (7,310)
  Increase in unearned revenue                                                        5,677              9,270              8,672
  (Decrease) increase in income taxes payable                                       (13,621)             3,455             10,166
  (Decrease) increase in other long-term liabilities                                                      (500)               500
  Increase in deferred income taxes                                                   8,496              9,723              7,924
                                                                                 ----------         ----------         ----------
  Net cash provided by operating activities                                         228,821            239,546            191,981
                                                                                 ----------         ----------         ----------
Cash flows from investing activities:
  Purchase of investment securities                                                 (20,310)
  Capital expenditures                                                             (201,039)          (139,893)          (116,065)
  Payments from unconsolidated affiliates                                             7,334                841                220
  Distributions to unconsolidated affiliates                                         (5,264)            (2,707)            (1,470)
  Investments in and advances to unconsolidated affiliates, net                     (14,383)            (4,060)            (9,704)
                                                                                 ----------         ----------         ----------
  Net cash used in investing activities                                            (233,662)          (145,819)          (127,019)
                                                                                 ----------         ----------         ----------
Cash flows from financing activities:
  Proceeds from issuance of common stock                                                                13,315             13,292
  Proceeds from issuance of long-term debt                                           20,329             15,400
  Proceeds from minority partners' contributions                                     27,178              4,450              1,250
  Distributions to minority partners and stockholders                               (42,739)           (39,198)           (38,755)
  Repayments of long-term debt                                                      (10,372)            (1,908)           (37,516)
  Payments for purchase of treasury stock                                           (31,250)           (48,615)            (7,230)
  Proceeds from reissuance of treasury stock                                         26,019              1,810             12,585
                                                                                 ----------         ----------         ----------
  Net cash used in financing activities                                             (10,835)           (54,746)           (56,374)
                                                                                 ----------         ----------         ----------
Net (decrease) increase in cash and cash equivalents                                (15,676)            38,981              8,588
Cash and cash equivalents at the beginning of the year                              131,604             92,623             84,035
                                                                                 ----------         ----------         ----------
Cash and cash equivalents at the end of the year                                 $  115,928         $  131,604         $   92,623
                                                                                 ==========         ==========         ==========
Supplemental disclosures of cash flow information:
  Cash paid for interest                                                         $      688         $      215         $      491
  Cash paid for income taxes                                                         79,536             68,095             41,572
Supplemental disclosures of non-cash items:
  Asset/liabilities of business transferred
  under contractual arrangements                                                     22,000
  Purchase of minority partners' interest                                            13,608              6,985             17,082

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

         Principles of Consolidation - The consolidated financial statements include the accounts and operations of the Company and affiliated partnerships in which the Company is a general partner and owns a controlling interest. All material balances and transactions between the consolidated entities have been eliminated.

         The unconsolidated affiliates are accounted for using the equity method.

         Reclassification - Certain amounts shown in the 1999 and 2000 consolidated financial statements have been reclassified to conform with the 2001 presentation. These reclassifications did not have any effect on total assets, total liabilities, stockholders' equity or net income.

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

         Short term investments - The Company's short term investments, consisting primarily of high grade debt securities, are classified as held-to-maturity because the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity, which approximates fair value at December 31, 2001. The Company owns no investments that are considered to be available-for-sale or trading securities.

         INVENTORIES - Inventories consist of food and beverages, and are stated at the lower of cost (first-in, first-out) or market. The Company will periodically make advance purchases of various inventory items to ensure adequate supply or to obtain favorable pricing. At December 31, 2001 and 2000, inventories included advance purchases of approximately $17,003,000 and $10,699,000, respectively.

         GOODWILL - Goodwill is included in the line item entitled "Other Assets" in the Company's Consolidated Balance Sheets and is amortized using the straight line method from 5 to 20 years. On an annual basis, the Company reviews the recoverability of goodwill based primarily upon an analysis of discounted cash flows of the related investment asset as compared to the carrying value.

         UNEARNED REVENUE - Unearned revenues primarily represent the Company's liability for gift certificates which have been sold but not yet redeemed and are recorded at the anticipated redemption value. When gift certificates are redeemed, the Company recognizes restaurant sales and reduces the related deferred liability.

         PROPERTY, FIXTURES AND EQUIPMENT - Property, fixtures and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives:

Buildings and building improvements..........20 to 31.5 years
Furniture and fixtures.......................         7 years
Equipment....................................   2 to 15 years
Leasehold improvements.......................   5 to 20 years

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

         CONSTRUCTION IN PROGRESS - The Company capitalizes all direct costs incurred to construct its restaurants. Upon opening, these costs are depreciated and charged to expense based upon their property classification. The amount of interest capitalized in connection with restaurant construction was approximately $655,000, $215,000, and $0 in 2001, 2000 and 1999, respectively.

                     Outback Steakhouse, Inc. and Affiliates


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

         Advertising Costs - The Company's policy is to report advertising costs as expenses in the year in which the costs are incurred. The total amounts charged to advertising expense were approximately $72,686,000, $68,993,000, and $54,320,000 in 2001, 2000, and 1999, respectively.

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

         Earnings Per Common Share - Earnings per common share are computed in accordance with SFAS No. 12 8 "Earnings Per Share," which requires companies to present basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding and dilutive options outstanding during the year. All applicable share and per share data have been restated to reflect the retroactive effect of a three-for-two stock split effective on March 2, 1999.

         Recently Issued Financial Accounting Standard - In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method of accounting. With the adoption of SFAS No. 142 effective January 1, 2002, goodwill is no longer subject to amortization. Rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value based test. Under the new rules, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged regardless of the acquirer's intent to do so. These intangible assets will be required to be amortized over their useful lives.

         As of December 31, 2001, the Company had approximately $85,320,000 of goodwill, which is net of accumulated amortization of $16,555,000. Adoption of SFAS No. 142 effective January 1, 2002 is estimated to result in the elimination of approximately $3,000,000 to $5,500,000 of annual amortization, subject to the identification of separately recognized intangibles which would continue to be amortized under the new rules. The Company is in the process of performing the initial impairment testing of all goodwill and has not yet quantified any initial impairment charge that might result upon adoption of SFAS No. 142.

         In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Statement No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. The Company does not expect the implementation of Statement No. 143 to have a material impact on its financial statements.

         In October, 2001, the FASB issued statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 develops one accounting model (based on the model in SFAS No. 121) for all long-lived assets and requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and generally its provisions are to be applied prospectively. The Company does not expect the implementation of SFAS No. 144 to have a material impact on its financial statements.

                     Outback Steakhouse, Inc. and Affiliates


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.       Other Current Assets                                                                            DECEMBER 31,
                                                                                                  2001                  2000
Other current assets consisted of the following (in thousands):
Deposits (including income tax deposits)                                                     $     9,275           $     1,543
Accounts receivable                                                                                7,710                 5,549
Accounts receivable - franchisees                                                                  3,560                 5,100
Prepaid expenses                                                                                   8,212                 8,315
Other current assets                                                                               2,590                 2,065
                                                                                             -----------           -----------
                                                                                             $    31,347           $    22,572
                                                                                             ===========           ===========

3.       Property, Fixtures and Equipment, Net                                                           DECEMBER 31,
                                                                                                  2001                  2000
Property, fixtures and equipment consisted of the following (in thousands):
Land                                                                                         $   158,314           $   135,710
Buildings and building improvements                                                              382,793               322,078
Furniture and fixtures                                                                            99,767                82,347
Equipment                                                                                        238,285               212,713
Leasehold improvements                                                                           185,623               139,426
Construction in progress                                                                          35,464                32,360
Accumulated depreciation                                                                        (287,181)             (230,659)
                                                                                             -----------           -----------
                                                                                             $   813,065           $   693,975
                                                                                             ===========           ===========

4. Other Assets                                                                                          DECEMBER 31,
                                                                                                  2001                  2000
Other assets consisted of the following (in thousands):
Intangible assets, net (consisting primarily of goodwill and liquor licenses)                $    94,453           $    77,329
Other assets                                                                                      42,885                39,529
Assets of business transferred under contractual agreement                                        15,500
Deferred license fee                                                                              19,000
                                                                                             -----------           -----------
                                                                                             $   171,838           $   116,858
                                                                                             ===========           ===========

         In January 2001, the Company entered into a ten year licensing agreement with an entity owned by minority interest owners of certain non-restaurant operations. The licensing agreement transferred the right and license to use certain assets of these nonrestaurant operations. License fees payable over the term of the agreement total approximately $22,000,000, of which $20,500,000 is outstanding and consists of $19,000,000 included in "Other Assets" and the current portion of $1,500,000 included in "Other Current Assets" in the Consolidated Balance Sheet. The net book value of these assets was approximately $15,500,000 and was reclassified from the line item entitled "Property, Fixtures and Equipment" to "Other Assets" in the Consolidated Balance Sheet. The corresponding long-term liability is included in the line item entitled "Other Long Term Liabilities" in the Consolidated Balance Sheet. The Company has deferred the gain associated with the transaction until such time as the amounts due under the licensing agreement are realized. (See Note 7 of Notes to Consolidated Financial Statements.)

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

                     Outback Steakhouse, Inc. and Affiliates


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.       Long-Term Debt                                                                                         DECEMBER 31,
                                                                                                            2001            2000
Long-term debt consisted of the following (in thousands):
Revolving line of credit, interest at 3.67% and 7.16% at December 31, 2001 and 2000, respectively        $ 10,000        $ 10,000
Other notes payable, uncollateralized, interest at rates ranging from
4.40% to 7.50% and 4.49% to 9.50% at December 31, 2001 and 2000, respectively                              16,593           6,623
Note payable to corporation, collateralized by real estate, interest at 9.00%                                                  13
                                                                                                         --------        --------
                                                                                                           26,593          16,636
Less current portion                                                                                       12,763           4,958
                                                                                                         --------        --------
Long-term debt                                                                                           $ 13,830        $ 11,678
                                                                                                         ========        ========

         The Company has an uncollateralized revolving line of credit which permits borrowing up to a maximum of $125,000,000 at 57.5 basis points over the 30, 60, 90 or 180 day London Interbank Offered Rate (LIBOR) (1.87% to 1.98% at December 31, 2001 and 6.20% to 6.56% at December 31, 2000). At December 31, 2001 and 2000, the unused portion of the revolving line of credit was $115,000,000. The line includes a credit facility fee of 17.5 basis points and matures in December 2004.

         The revolving line of credit contains certain restrictions and conditions as defined in the agreement which requires the Company to maintain: net worth of $534,708,000, a fixed charge coverage at a minimum of 3.5 to 1.0, and a maximum total debt to EBITDA ratio of 2.0 to 1.0. At December 31, 2001, the Company was in compliance with all of the above debt covenants.

         The Company has a $15,000,000 uncollateralized line of credit bearing interest at rates ranging from 57.5 to 95 basis points over LIBOR. Approximately $4,350,000 and $3,110,000 of the line of credit is committed for the issuance of letters of credit at December 31, 2001 and 2000, respectively. The remaining $10,650,000 at December 31, 2001 is available to the Company.

         The Company has notes payable with banks bearing interest at 7.5% to support the Company's international operations. On December 31, 2001, the outstanding balance was approximately $12,194,000. The notes mature in July 2002.

         The Company is the guarantor of two uncollateralized lines of credit that permit borrowing of up to $25,000,000 to support the Company's international operations. At December 31, 2001, the borrowings totalled approximately $8,215,000.


         The Company is the guarantor of an uncollateralized line of credit which permits borrowing of up to $35,000,000, maturing in December 2004, for one of its franchisees. At December 31, 2001 and 2000, the outstanding balance was approximately $26,354,000 and $22,470,000, respectively.

         The Company is the guarantor of an uncollateralized line of credit which permits borrowing of up to a maximum of $24,500,000, maturing in December 2004, for one of its joint venture partners. At December 31, 2001 and 2000, the balance on the line of credit was approximately $19,427,000 and $6,552,000, respectively.

         The Company is the guarantor of bank loans made to certain franchisees. At December 31, 2001 and 2000, the outstanding balance on the loans was approximately $437,000 and $670,000, respectively.

         The Company is the guarantor of approximately $9,445,000 of a $68,000,000 note for an unconsolidated affiliate in which the Company has an 22.22% equity interest. At December 31, 2001 and 2000, the outstanding balance was approximately $68,000,000 and $65,000,000, respectively.

         The aggregate payments of debt outstanding at December 31, 2001, for the next five years, are summarized as follows: 2002-$12,763,000;
2003-$1,332,000; 2004-$10,990,000; 2005-$911,000; 2006- $597,000. The carrying amount of long-term debt approximates fair value.

                     Outback Steakhouse, Inc. and Affiliates


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.       Accrued Expenses                                                                             DECEMBER 31,
                                                                                                2001               2000
Accrued expenses consisted of the following (in thousands):
Accrued payroll and other compensation                                                       $  19,207          $  15,722
Accrued insurance                                                                               13,206             11,012
Accrued property taxes                                                                           6,970              6,129
Other accrued expenses                                                                          17,204             13,403
                                                                                             ---------          ---------
                                                                                             $  56,587          $  46,266
                                                                                             =========          =========

7.       Other Long Term Liabilities                                                                  DECEMBER 31,
                                                                                                2001               2000

Other long term liabilities consisted of the following (in thousands):
Accrued insurance                                                                            $   4,000          $   4,000
Other deferred liability                                                                        20,500
                                                                                             ---------          ---------
                                                                                             $  24,500          $   4,000
                                                                                             =========          =========

         In January 2001, the Company entered into a ten year licensing agreement with an entity owned by minority interest owners of certain non-restaurant operations. The licensing agreement transferred the right and license to use certain assets of these nonrestaurant operations. License fees payable over the term of the agreement total approximately $22,000,000 of which $20,500,000 is outstanding. The Company has deferred the gain associated with the transaction until such time as the amounts due under the licensing agreement are realized. The corresponding long-term asset is included in the line item entitled "Other Assets". See Note 4 of Notes to Consolidated Financial Statements.

8. Stockholders' Equity

         During 2001, the Company repurchased 1,210,000 shares of its Common Stock, $.01 par value, for an aggregate purchase price of approximately $31,250,000. During 2000, the Company repurchased 1,980,000 shares of its Common Stock, $.01 par value, for an aggregate purchase price of approximately $48,615,000. Repurchased shares are carried as Treasury Stock on the Consolidated Balance Sheets and are recorded at cost. During 2001 and 2000 the Company reissued approximately 1,451,000 and 213,000 shares of treasury stock, respectively, that had a cost of approximately $35,365,000 and $5,941,000, respectively.

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

                     Outback Steakhouse, Inc. and Affiliates


                   CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)



                                                                                             YEARS ENDED DECEMBER 31,
                                                                                    2001               2000               1999
9.       Income Taxes
Provision for income taxes consisted of the following (in thousands):
Federal:
  Current                                                                        $  60,686          $  63,606          $  46,656
  Deferred                                                                           6,253              9,075             11,146
                                                                                 ---------          ---------          ---------
                                                                                    66,939             72,681             57,802
                                                                                 ---------          ---------          ---------

State:
  Current                                                                            4,334              4,543              7,363
  Deferred                                                                           1,178                648              1,759
                                                                                 ---------          ---------          ---------
                                                                                     5,512              5,191              9,122
                                                                                 ---------          ---------          ---------
                                                                                 $  72,451          $  77,872          $  66,924
                                                                                 =========          =========          =========
The Company's effective tax rate differs from the federal
  statutory rate for the following reasons:
Income taxes at federal statutory rate                                                35.0%              35.0%              35.0%
State taxes, net of federal benefit                                                    2.4                2.5                3.3
Earnings not subject to corporate income taxes                                                                              (1.2)
Other, net                                                                            (2.2)              (1.9)              (2.1)
                                                                                 ---------          ---------          ---------
Total                                                                                 35.2%              35.6%              35.0%
                                                                                 =========          =========          =========

The income tax effects of temporary differences that give rise to significant
  portions of deferred tax assets and liabilities are as follows:                         DECEMBER 31,
                                                                                     2001               2000
DEFERRED INCOME TAX ASSETS (IN THOUSANDS):
Insurance reserves                                                                $  6,779          $   5,076
Advertising expense reserves                                                         1,004              1,544
Intangibles                                                                         11,137             12,705
Other, net                                                                           3,537              1,830
                                                                                  --------          ---------
                                                                                    22,457             21,155
                                                                                  --------          ---------
DEFERRED INCOME TAX LIABILITIES (IN THOUSANDS):
Depreciation                                                                        45,335             35,537
                                                                                  --------          ---------
                                                                                    45,335             35,537
                                                                                  --------          ---------
Net deferred tax liability                                                        $(22,878)         $ (14,382)
                                                                                  ========          =========

         As discussed in Notes 11 and 16, the Company's net income included earnings attributable to Tedesco in all periods presented. Tedesco had elected under Subchapter S of the Internal Revenue Code to have their shareholders pay any federal income tax due on their earnings. Although Tedesco's income prior to the merger is included in the Company's consolidated financial statements, the Company is not required to pay income taxes on the income since they are the responsibility of the Tedesco shareholders.

                     Outback Steakhouse, Inc. and Affiliates


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Commitments and Contingencies

         Operating Leases - The Company leases restaurant and office facilities and certain equipment under operating leases having initial terms expiring between 2002 and 2016. The restaurant facility leases primarily have renewal clauses of five to 20 years exercisable at the option of the Company. Certain of these leases require the payment of contingent rentals based on a percentage of gross revenues, as defined by the terms of the applicable lease agreement. Total rental expense for the years ended December 31, 2001, 2000 and 1999 was approximately $34,634,000, $31,155,000, and $27,015,000, respectively, and included contingent rent of approximately $2,999,000, $3,220,000, and $2,902,000, respectively.

         Future minimum lease payments on operating leases (including leases for restaurants scheduled to open in 2002), are as follows (in thousands):

         2002                               $  38,754
         2003                                  36,212
         2004                                  33,675
         2005                                  31,091
         2006                                  26,307
         Thereafter                            74,884
                                            ---------
         Total minimum lease payments       $ 240,923
                                            =========

         Development Costs - During 2001, the Company entered into an agreement with the founders of Bonefish Grill ("Bonefish") to develop and operate Bonefish restaurants. Under the terms of the Bonefish agreement, the Company purchased the Bonefish restaurant operating system for approximately $1,500,000. In addition, the interest in three existing Bonefish Grills was contributed to a partnership formed between the Bonefish founders and the Company, and in exchange, the Company committed to the first $7,500,000 of future development costs of which approximately $984,000 had been expended as of December 31, 2001.

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

         Litigation - The Company is subject to legal proceedings claims and liabilities which arise in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to those actions will not materially affect the Company's financial position or results of operations and cash flows.

         Insurance - The Company purchased insurance for individual claims that exceed the amounts listed in the following table:

                                                       1999-2001
Workers Compensation (1)                               $ 250,000
General Liability                                        250,000
Health                                                   230,000
Property damage                                              N/A

(1) The Company did not retain any direct liability for workers compensation claims in 1999.

         The Company records a liability for all unresolved claims at the anticipated cost to the Company at the end of the period based on the estimates provided by a third party administrator and insurance company. The Company believes it has adequate reserves for all self insurance claims.

                     Outback Steakhouse, Inc. and Affiliates


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.      Business Combinations

         During 2001, the Company issued approximately 191,000 shares of common stock to four area operating partners for their interests in 22 Outback Steakhouses in New York, Ohio, Utah and Nevada and 9 Carrabba's Italian Grills in Georgia and North Carolina.

         During 2000, the Company issued approximately 273,000 shares of Common Stock to four area operating partners for their interests in 33 Outback Steakhouses in Arizona, New Mexico, Northern New Jersey, New York Metropolitan area, North Texas and Virginia.

         During 1999, the Company issued approximately 160,000 shares of Common Stock to three area operating partners for their outstanding interests in 25 Outback Steakhouses in Colorado, Georgia and West Florida.

         The acquisitions of the area operating partners' interests in 2001, 2000 and 1999 were accounted for by the purchase method and the related goodwill is included in the line item entitled "Other Assets" in the Company's Consolidated Balance Sheets.

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

         Options under the Stock Option Plan may be Options which qualify under
Section 422 of the Internal Revenue Code ("Incentive Stock Options") or Options which do not qualify under Section 422 ("Nonqualified Options"). To date, the Company has only issued Nonqualified Options. The term of Options granted is generally five years and the exercise price generally cannot be less than the fair market value of the shares covered by the Option.

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

         As of December 31, 2001, the Company had granted to employees of the Company a cumulative total of approximately 22,473,000 options to purchase the Company's Common Stock at prices ranging from $0.19 to $37.94 per share which was the estimated fair market value at the time of each grant. As of December 31, 2001, options for approximately 2,964,000 shares were exercisable.

         Options to purchase 2,803,547, 3,076,855, and 3,619,385 of the
Company's Common Stock were issued to employees during 2001, 2000, and 1999 with exercise prices ranging from $24.00 to $29.39, $23.69 to $32.06, and $20.05 to $37.94 for each respective period.

         The remaining contractual life for options granted was approximately four to ten years, three to nine years and two to eight years for the options granted during 2001, 2000 and 1999, respectively.

                     Outback Steakhouse, Inc. and Affiliates


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.      STOCK OPTION AND OTHER BENEFIT PLANS (CONTINUED)

         Activity in the Company's Stock Option Plan was:

                                                      WEIGHTED
                                                      AVERAGE
                                                      EXERCISE
                                      SHARES           PRICE

Outstanding at December 31, 1998     8,716,263         $16.96
Granted                              3,619,385          26.60
Exercised                           (1,192,550)         12.85
Forfeited                              (80,323)         19.00
                                    ----------
Outstanding at December 31, 1999    11,062,775          20.59
Granted                              3,076,855          26.73
Exercised                             (807,888)         14.03
Forfeited                             (141,790)         24.57
                                    ----------
Outstanding at December 31, 2000    13,189,952          22.93
Granted                              2,803,547          26.87
Exercised                           (1,293,405)         16.90
Forfeited                             (249,350)         26.39
                                    ----------
Outstanding at December 31, 2001    14,450,744         $23.55
                                    ==========

         Had the compensation cost for the Company's Stock Option Plan been determined based on the fair value at the grant dates for awards under the plan consistent with SFAS No. 123, the Company's net income and earnings per share on a pro forma basis would have been (in thousands, except per share data):

                                           DECEMBER 31,
                             2001              2000              1999
Net income                 $126,463          $135,838          $119,294
Basic earnings
  per common share         $   1.65          $   1.75          $   1.55
Diluted earnings
  per common share         $   1.61          $   1.71          $   1.51

         The preceding pro forma results were calculated with the use of the Black Scholes option pricing model. The following assumptions were used for the years ended December 31, 2001, 2000, and 1999, respectively: (1) risk-free interest rates of 3.80%, 5.03%, and 6.36%; (2) dividend yield of 0.0% in all three periods presented; (3) expected lives of 3.5 years in all three periods presented; and (4) volatility of 33%, 35%, and 36%. Results may vary depending on the assumptions applied within the model. Compensation expense recognized in providing pro forma disclosures may not be representative of the effects on net income for future years.

         Tax benefits resulting from the exercise of non qualified stock options reduced taxes currently payable by approximately $6,142,000, $3,290,000 and $9,153,000 in 2001, 2000 and 1999, respectively. The tax benefits are credited to additional paid in capital.

         The Company has a qualified defined contribution 401(K) plan covering substantially all full-time employees, except officers and certain highly compensated employees. Assets of this plan are held in trust for the sole benefit of the employees. The Company contributed approximately $829,000 and $700,000 to the 401(K) plan during plan years ended December 31, 2001 and 2000 respectively.

13.      RELATED PARTY TRANSACTIONS

         During 2001, Mr. Lee Roy Selmon, a member of the Board of Directors invested approximately $101,000 for a 10% interest in the operations of a Company owned restaurant, which bears his name and to which he is making a material image contribution.

         The Company paid approximately $493,000, $478,000, and $461,000 during 2001, 2000 and 1999, respectively, for advertising and a private suite license agreement to a partnership in which two officers/directors are general partners.

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

15.      PROVISION FOR IMPAIRED ASSETS AND RESTAURANT CLOSINGS

         In 2001, the Company recorded a pre-tax charge to earnings of $4,558,000 for the provision for impaired assets related to restaurant closings, severance and other associated costs. The provision related to the closings of three Outback and two Zazarac restaurants.

         In the fourth quarter of 1999, the Company recorded a pre-tax charge to earnings of $5,493,000 which includes approximately $3,617,000 for the write down of impaired assets, $1,876,000 related to restaurant closings, severance and other costs. The write down primarily related to Carrabba's restaurant properties and assets of ancillary businesses.

                     Outback Steakhouse, Inc. and Affiliates


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

         The following table represents the computation of basic and diluted earnings per common share as required by SFAS No. 128 "Earnings Per Share" (in thousands, except per share data):

                                                                                             YEARS ENDED DECEMBER 31,
                                                                                     2001              2000             1999
Pro forma (unaudited) net income                                                 $  133,377        $  141,130        $  122,398
Basic weighted average number of common shares outstanding                           76,632            77,470            77,089
Basic earnings per common share                                                  $     1.74        $     1.82        $     1.59
Effect of dilutive stock options                                                      1,717             1,762             2,108
Diluted weighted average number of common shares outstanding                         78,349            79,232            79,197
Diluted earnings per common share                                                $     1.70        $     1.78        $     1.55

Diluted earnings per common share excludes antidilutive stock options of approximately 2,699,000, 2,493,000, and 844,400 during 2001, 2000 and 1999 respectively.

17.      Selected Quarterly Financial Data (unaudited) (see Notes 8 and 16)

         The following table presents selected quarterly financial data for the periods indicated (in thousands, except per share data):

                                                                  MARCH 31           JUNE 30        SEPTEMBER 30       DECEMBER 31
2001
Revenues                                                         $  521,253        $  538,844        $  529,045        $  537,991
Income from operations                                               67,865            63,855            45,368            58,962
Income before provision for income taxes                             58,648            56,217            39,198            51,765
Net income                                                           37,887            36,546            25,400            33,544
Basic earnings per share                                               0.50              0.48              0.33              0.44
Diluted earnings per share                                             0.49              0.47              0.32              0.43

                                                                  MARCH 31           JUNE 30        SEPTEMBER 30       DECEMBER 31
2000
Revenues                                                         $  464,797        $  481,620        $  485,102        $  474,487
Income from operations                                               64,838            68,201            61,123            56,192
Income before provision for income taxes                             55,623            60,104            54,504            48,771
Net income                                                           35,766            38,298            35,383            31,683
Basic earnings per share                                               0.46              0.49              0.46              0.41
Diluted earnings per share                                             0.45              0.48              0.45              0.41

                    Outback Steakhouse, Inc. and Affiliates


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and
Stockholders of Outback Steakhouse, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Outback Steakhouse, Inc. (the "Company") at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP

Tampa, Florida
February 12, 2002