Form 10-K, Exhibit 13
period 2001-12-31
OUTBACK STEAKHOUSE INC
filed 2002-03-29
CIK 874691

                                                                   Exhibit 13.03

                     Outback Steakhouse, Inc. and Affiliates


On June 15, 2000, the Common Stock of the Company began trading on the New York Stock Exchange under the symbol OSI. Before June 15, 2000, the Common Stock of the Company was traded in the over-the-counter market and was quoted on the NASDAQ National Market System under the symbol OSSI. The following table sets forth, for the fiscal years ended December 31, 2001, 2000, and 1999, the high and low per share prices of the Company's Common Stock as reported by the NYSE or NASDAQ after giving effect to the March 1999 stock split. (See Note 8 of Notes to Consolidated Financial Statements.)

2001                                          HIGH              LOW
First Quarter                              $  27.80          $  20.25
Second Quarter                                32.00             24.01
Third Quarter                                 30.00             23.95
Fourth Quarter                                35.62             24.91
2000
First Quarter                              $  33.50          $  21.50
Second Quarter                                34.44             27.13
Third Quarter                                 30.81             21.75
Fourth Quarter                                30.25             22.44
1999
First Quarter                              $  34.25          $  22.75
Second Quarter                                39.75             31.50
Third Quarter                                 40.13             24.06
Fourth Quarter                                27.50             19.81

The Company has never paid a cash dividend on its Common Stock. As of February 28, 2002, there were approximately 1,900 registered holders of record of the Company's Common Stock.



Reports on Form 10-K: A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K will be furnished to any shareholder without charge upon written request. Address to Investor Relations Department at: Outback Steakhouse, Inc., 2202 North West Shore Blvd, 5th Floor, Tampa, Florida 33607.

Stock Transfer Agent and Registrar: The Bank of New York, Stock Transfer Administration, 63 Madison Avenue, 8th Floor, New York, New York 10016. Requests for changes and updates in shareholder records can be made to the Bank of New York Customer Service Department at 800-524-4458.

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


ANNUAL MEETING

The annual meeting of shareholders will be held on Wednesday, April 24, 2002 at 10:00 a.m. Eastern Daylight Savings Time at the a la Carte Event Pavilion, 4050-B Dana Shores Drive, Tampa, Florida, 33634.

                    Outback Steakhouse, Inc. and Affiliates


                         OFFICERS / BOARD OF DIRECTORS


OFFICERS Address for all officers: 2202 N. Westshore Blvd., 5th Floor, Tampa, FL 33607

Outback Steakhouse, Inc.                     Outback Steakhouse              Outback Steakhouse          Outback International
                                                                             (contd.)
Chris T. Sullivan                            Paul E. Avery                                               Michael W. Goble
Chairman of the Board                        President                       Nancy Schneid               President
and Chief Executive                                                          Sr. Vice President,
Officer                                      Steve Erickson                  Marketing and               Roy's
                                             Regional Vice President,        Advertising
Robert D. Basham                             Operations                                                  Michael P. O'Donnell
President and Chief                                                          Fulton Smith-Sykes          President
Operating Officer                            Benjamin Novello                Vice President,
                                             Regional Vice President,        Marketing and               Fleming's Prime
J. Timothy Gannon                            Operations                      Advertising                 Steakhouse and Wine Bars
Sr. Vice President
                                             Kevin A. Rowell                 Steven C. Stanley           A. William Allen, III
Robert S. Merritt                            Regional Vice President,        Sr. Vice President,         President
Sr. Vice President,                          Operations                      Construction
Chief Financial Officer,                                                                                 Bonefish Grill
and Treasurer                                Trudy I. Cooper                 Irene Wenzel
                                             Sr. Vice President,             Vice President,             John Cooper
Joseph J. Kadow                              Training and                    Purchasing                  President
Sr. Vice President,                          Development
General Counsel and                                                          Carrabba's Italian Grill    Timothy V. Curci
Secretary                                    Janette R. McDugald                                         Vice President Purchasing,
                                             Vice President and              Steven T. Shlemon           Research and Development
Carl W. Sahlsten                             Controller                      President and
Sr. Vice President, Real                                                     Director of Operations      Christopher L. Parker
Estate and Development                       Lindon Richardson                                           Vice President, Operations
                                             Sr. Vice President,             Andi R. Jacobs
                                             Design                          Vice President,             Lee Roy Selmon's
                                                                             Marketing and
                                             Dennis J. Rouse                 Advertising                 Debra A. Eybers
                                             Vice President, Real                                        President
                                             Estate and Development          William J. Kadow
                                                                             Vice President,             Cheeseburger in Paradise
                                                                             Operations
                                                                                                         Debra A. Eybers
                                                                                                         President

BOARD OF DIRECTORS

Chris T. Sullivan                            Paul Avery                      W.R. "Max" Carey, Jr.       Nancy Schneid
Chairman of the Board                        President, Outback              President, Corporate        Sr. Vice President,
and Chief Executive                          Steakhouse of Florida,          Resource Development        Marketing and Advertising
Officer                                      Inc.
                                                                             Debbi Fields Rose           Lee Roy Selmon
Robert D. Basham                             John A. Brabson, Jr.            Founder and Former          Director of Athletics
President and Chief                          President, Brabson              Chairperson,                University of South Florida
Operating Officer                            Investments, Inc. and           Mrs. Fields Cookies
                                             Former Chairman and                                         Toby S. Wilt
J. Timothy Gannon                            Chief Executive Officer         Edward L. Flom              President, TSW
Sr. Vice President                           of Lykes Bros., Inc.            Former Chairman and         Investment Company
                                                                             Chief Executive Officer,
Robert S. Merritt                            Charles H. Bridges              Florida Steel
Sr. Vice President,                          Former Chairman and             Corporation
Chief Financial Officer                      Chief Executive Officer,
and Treasurer                                Francois L. Schwartz,
                                             Inc.